Exhibit 2.1

Agreement and Plan of Merger and Reorganization

by and among

Computer Programs and Systems, Inc.,

HHI Merger Sub I, Inc.,
HHI Merger Sub II, Inc.,

Healthland Holding Inc.,

and

AHR Holdings, LLC,
solely in its capacity as the Securityholder Representative

November 25, 2015

TABLE OF CONTENTS
Page
ARTICLE I
DEFINITIONS
ARTICLE II
THE INTEGRATED MERGERS

Section 2.1	The First Step Merger 2

Section 2.2	The Second Step Merger 2

Section 2.3	Closing; First Step Merger Effective Time; Second Step Merger Effective Time 2

Section 2.4	Effect of the Integrated Mergers 3

Section 2.5	Certificate of Incorporation and Bylaws of the First Step Surviving Corporation 3

Section 2.6	Certificate of Incorporation and Bylaws of the Surviving Entity 4

Section 2.7	Directors and Officers 4

Section 2.8	Effect of Integrated Mergers on the Capital Stock of the Constituent Corporations 5

Section 2.9	Vested Company Stock Options 6

Section 2.10	Exchange of Certificates 7

Section 2.11	Dissenting Shares 10

Section 2.12	Payments at Closing 10

Section 2.13	Closing Obligations 11

Section 2.14	Merger Consideration Adjustment 13

Section 2.15	Tax Withholding 16

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Section 3.1	Organization and Good Standing; Capitalization 16

Section 3.2	Authority; No Conflict 17

Section 3.3	Financial Information 18

Section 3.4	Assets 19

Section 3.5	Real Property 19

Section 3.6	Intellectual Property; Information Systems 20

Section 3.7	Material Customers and Material Suppliers 22

Section 3.8	Contracts; No Defaults 23

Section 3.9	Warranties and Guaranties 25

Section 3.10	Insurance 25

Section 3.11	Proceedings; Orders 26

Section 3.12	Governmental Authorizations 26

Section 3.13	Compliance with Laws 27

Section 3.14	Environmental Matters 27

Section 3.15	Business Associates 28

Section 3.16	Benefit Plans 29

Section 3.17	Taxes 31

Section 3.18	Related Persons 33

i

Section 3.19	Powers of Attorney; Bank Accounts 33

Section 3.20	Absence of Certain Changes, Events and Conditions 34

Section 3.21	Brokers or Finder 34

Section 3.22	Independent Investigation 34

Section 3.23	No Other Representations 34

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING PARENT

Section 4.1	Organization and Good Standing 35

Section 4.2	Authority, No Conflict 35

Section 4.3	Parent SEC Documents 36

Section 4.4	Financial Information 37

Section 4.5	Proceedings; Orders 37

Section 4.6	Financing 37

Section 4.7	Brokers or Finders 38

Section 4.8	Compliance with Law 38

Section 4.9	Independent Investigation 39

Section 4.10	No Other Representations 39

ARTICLE V
PRE‑CLOSING COVENANTS

Section 5.1	Access and Investigation 39

Section 5.2	Conduct of Business by the Company Entities During Executory Period 40

Section 5.3	Conduct of Business by Parent During Executory Period 41

Section 5.4	Exclusivity 42

Section 5.5	Notification of Certain Matters 42

Section 5.6	Notices, Consents and Filings; Compliance 43

Section 5.7	Monthly Financial Statements 44

Section 5.8	Debt Financing 44

Section 5.9	Tail Policy; Indemnification of Directors and Officers 48

Section 5.10	Termination of Certain Benefit Plans, Insurance Policies and Contracts 49

Section 5.11	Reservation of CPSI Common Stock and NASDAQ Listing 49

Section 5.12	Stockholder Written Consent 49

Section 5.13	Rycan Transaction 50

Section 5.14	Consideration Spreadsheet 50

Section 5.15	Further Action 50

ARTICLE VI
ADDITIONAL COVENANTS

Section 6.1	Tax Returns 50

Section 6.2	Amended Tax Returns and Carrybacks 51

Section 6.3	Tax Claims 51

Section 6.4	Tax Refunds 52

Section 6.5	Transfer Taxes 53

Section 6.6	Tax Treatment of the Integrated Mergers 53

Section 6.7	Confidentiality 53

Section 6.8	Public Announcements 54

Section 6.9	Further Assurances 54

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1	Conditions to Obligations of the Parties 54

Section 7.2	Conditions to Obligations of Parent, Merger Sub and Successor Sub 55

Section 7.3	Conditions to Obligations of the Company 55

ARTICLE VIII
INDEMNIFICATION

Section 8.1	Survival 56

Section 8.2	Indemnification Obligations of the Company Securityholders 56

Section 8.3	Indemnification Obligations of Parent 58

Section 8.4	Time Limitations 58

Section 8.5	Certain Other Limitations and Guidelines 59

Section 8.6	Procedure for Indemnification – Third Party Claims 60

Section 8.7	Procedure for Indemnification – Direct Claims 62

Section 8.8	Payment; Escrow 63

Section 8.9	Exclusive Remedies 64

Section 8.10	Tax Treatment of Indemnification Payments 64

Section 8.11	Securityholder Representative 64

ARTICLE IX
TERMINATION

Section 9.1	Termination Events 66

Section 9.2	Effect of Termination 67

ARTICLE X
GENERAL PROVISIONS

Section 10.1	Expenses 67

Section 10.2	Successors and Assigns; No Third Party Beneficiaries 67

Section 10.3	Notices 68

Section 10.4	Entire Agreement; Modification 69

Section 10.5	Waiver; Remedies 69

Section 10.6	Severability 69

Section 10.7	Governing Law; Venue 70

Section 10.8	Waiver of Jury Trial 70

Section 10.9	Counterparts; Execution of Agreement 70

Section 10.10	Enforcement of Agreement 71

Section 10.11	Rules of Construction; Disclosure Letters 71

Section 10.12	Conflict of Interest 72

Section 10.13	Debt Financing Party Arrangements 73

Exhibits:
Exhibit A    ‑    Defined Terms
Exhibit B    ‑    Form of Support Agreement
Exhibit C    ‑    Form of Investor Agreement

Annexes:
Annex A    ‑    Accounting Principles; Example Calculation of Net Working Capital
Annex B    ‑    Indemnification Matters

v

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
This Agreement and Plan of Merger and Reorganization (this “Agreement”), dated as of November 25, 2015 (the “Execution Date”), is by and among Computer Programs and Systems, Inc., a Delaware corporation (“Parent”), HHI Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), HHI Merger Sub II, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Successor Sub”), Healthland Holding Inc., a Delaware corporation (the “Company”), and AHR Holdings, LLC, a Delaware limited liability company, solely in its capacity as the representative of the Company Securityholders (the “Securityholder Representative”).
RECITALS
A.    The respective Board of Directors of Parent, Merger Sub, Successor Sub and the Company have each determined that it is advisable and in the best interests of their respective corporations and their respective stockholders for Parent to acquire the Company pursuant to a plan and series of integrated transactions whereby (i) Merger Sub shall merge with and into the Company (the “First Step Merger”) with the Company continuing as the surviving corporation in the First Step Merger as a direct wholly owned subsidiary of Parent (the “First Step Surviving Corporation”) and (ii) immediately after the First Step Merger, the First Step Surviving Corporation shall merge with and into Successor Sub (the “Second Step Merger” and, together with the First Step Merger, the “Integrated Mergers”) with Successor Sub continuing as the surviving entity in the Second Step Merger as a direct wholly owned subsidiary of Parent (the “Surviving Entity”), upon the terms and subject to the conditions set forth herein.
B.    For U.S. federal income tax purposes, it is intended that the Integrated Mergers shall be treated as a single integrated transaction, as described in Revenue Ruling 2001‑46, 2001‑2 C.B. 321, and shall qualify as a reorganization within the meaning of Section 368(a) of the Code.
C.    The Board of Directors of the Company (the “Company Board”) has (i) approved this Agreement, the Integrated Mergers and the other transactions contemplated by this Agreement (collectively, the “Transactions”), and (ii) determined, subject to the terms of this Agreement, to recommend that the Company Stockholders adopt and approve this Agreement and approve the Integrated Mergers.
D.    As an inducement to Parent entering into this Agreement, each of the Principal Stockholder, Francisco Partners II, L.P. and Francisco Partners Parallel Fund II, L.P. is entering into a Support Agreement substantially in the form of Exhibit B (the “Support Agreement”) simultaneously with the execution of this Agreement.
E.    As an inducement to Parent entering into this agreement, promptly following the execution of this Agreement, the Company shall obtain the irrevocable adoption and approval of this Agreement and the Integrated Mergers pursuant to an Action by Written Consent (the “Stockholder Written Consent”) signed by the Principal Stockholder, which shall constitute the Company Stockholder Approval.

AGREEMENT
The Parties, intending to be legally bound, hereby agree as follows:
ARTICLE IDEFINITIONS
Set forth on Exhibit A are the definitions of certain capitalized terms used in this Agreement, as well as cross‑references to the applicable portions of this Agreement where certain other capitalized terms are defined.
ARTICLE II
THE INTEGRATED MERGERS
Section 2.1    The First Step Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the First Step Merger Effective Time and as part of an integrated transaction and plan of merger with the Second Step Merger, the First Step Merger shall be consummated, whereby Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall, subject to the requirements of Section 2.2, continue its corporate existence as the First Step Surviving Corporation and shall continue to be governed by the laws of the State of Delaware pending consummation of the Second Step Merger.
Section 2.2    The Second Step Merger. Immediately following the First Step Merger Effective Time and upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Second Step Merger Effective Time, the Second Step Merger shall be consummated, whereby the First Step Surviving Corporation shall be merged with and into Successor Sub, whereupon the separate corporate of the First Step Surviving Corporation shall cease, and the Successor Sub shall continue its corporate existence as the Surviving Entity. There shall be no condition to the completion of the Second Step Merger other than the completion of the First Step Merger.
Section 2.3    Closing; First Step Merger Effective Time; Second Step Merger Effective Time. Subject to the terms of this Agreement, the Parties shall cause (i) the First Step Merger to be consummated by filing a certificate of merger (the “First Step Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time specified in the First Step Certificate of Merger being the “First Step Merger Effective Time”) and (ii) the Second Step Merger to be consummated by filing a certificate of merger (the “Second Step Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time specified in the Second Step Certificate of Merger being the “Second Step Merger Effective Time”), as soon as practicable on or after the execution and delivery of this Agreement by each of the Parties, but in any event, no later than three (3) Business Days after the last of the conditions to the Closing set forth in Article VII have been satisfied or waived (other than conditions that by their nature are to be satisfied on the Closing Date, but subject to the satisfaction or waiver (if legally permissible) of such conditions) or at such other time, date and location as the Parties hereto agree in writing (the “Closing”). The Second Step Merger Effective Time will occur immediately after the First Step Merger Effective

Time. Unless the context otherwise requires, the term “Agreement” as used herein refers collectively to this Agreement (as the same may be amended from time to time in accordance with the terms hereof), the First Step Certificate of Merger and the Second Step Certificate of Merger. The Closing shall take place at the offices of Maynard, Cooper & Gale, P.C., 1901 Sixth Avenue North, 2400 Regions Harbert Plaza, Birmingham, Alabama, on the Closing Date. Notwithstanding anything in this Agreement to the contrary (including the foregoing provisions of this Section 2.3), in no event will Parent be obligated to consummate the Closing if the Marketing Period has not ended prior to the time that the Closing would otherwise have occurred in accordance with the foregoing provisions of this Section 2.3, in which case the Closing is not to occur until the earlier to occur of (a) a date before or during the Marketing Period specified by Parent to the Company in writing no fewer than three (3) Business Days prior to the Closing Date, and (b) the third (3rd) Business Day immediately following the final day of the Marketing Period; provided, that if the Marketing Period has ended and such date would cause the Closing to occur after the Outside Date, then the Closing, for purposes of the foregoing clause (b), is to occur on the Outside Date, subject to, in each case, the satisfaction or waiver (if legally permissible) of the conditions to the Closing set forth in Article VII (other than conditions that by their nature are to be satisfied on the Closing Date, but subject to the satisfaction or waiver (if legally permissible) of such conditions). All Transactions that are to occur on and as of the Closing Date are to be deemed to have occurred simultaneously as of the Closing, except with respect to the Rycan Transaction, the First Step Merger and the Second Step Merger, which are to occur in the order and at the times otherwise contemplated by this Agreement.
Section 2.4    Effect of the Integrated Mergers.
(a)    At the First Step Merger Effective Time, the First Step Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the First Step Merger Effective Time, the Company shall possess all properties, rights, privileges (other than the Privilege Assets), powers and franchises of Merger Sub and the Company, and all of the Liabilities of the Company and Merger Sub shall become the Liabilities of the Company as the First Step Surviving Corporation.
(b)    At the Second Step Merger Effective Time, the Second Step Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Second Step Merger Effective Time, Successor Sub shall possess all properties, rights, privileges (other than the Privilege Assets), powers and franchises of the First Step Surviving Corporation and Successor Sub, and all of the Liabilities of the First Step Surviving Corporation and Successor Sub shall become the Liabilities of Successor Sub as the Surviving Entity.
Section 2.5    Certificate of Incorporation and Bylaws of the First Step Surviving Corporation. At the First Step Merger Effective Time, by virtue of the First Step Merger and without any action on the part of Merger Sub or the Company, the certificate of incorporation of the First Step Surviving Corporation shall be amended and restated to read the same as the certificate of incorporation of Merger Sub, as in effect immediately prior to the First Step Merger Effective Time, subject to Section 5.9, except the references to Merger Sub’s name shall be replaced by references to “Heathland Holding Inc.,” until thereafter amended in accordance with the DGCL and such certificate of incorporation. As of the First Step Merger Effective Time, by virtue of the First Step Merger and without any action on the part of Merger Sub or the Company, the bylaws of the First Step Surviving Corporation shall be amended and restated to read the same as the bylaws of Merger Sub, as in effect immediately prior to the First Step Merger Effective Time, subject to Section 5.9, except the references to Merger Sub’s name shall be replaced by references to “Heathland Holding Inc.,” until thereafter amended in accordance with the DGCL, the certificate of incorporation of the First Step Surviving Corporation and such bylaws.
Section 2.6    Certificate of Incorporation and Bylaws of the Surviving Entity. At the Second Step Merger Effective Time, by virtue of the Second Step Merger and without any action on the part of the First Step Surviving Corporation or the Successor Sub, the certificate of incorporation of the Surviving Entity shall be amended and restated to read the same as the certificate of incorporation of Successor Sub, as in effect immediately prior to the Second Step Merger Effective Time, subject to Section 5.9, except the references to Successor Sub’s name shall be replaced by references to “Heathland Holding Inc.,” until thereafter amended in accordance with the DGCL and such certificate of incorporation. As of the Second Step Merger Effective Time, by virtue of the Second Step Merger and without any action on the part of the First Step Surviving Corporation or Successor Sub, the bylaws of the Surviving Entity shall be amended and restated to read the same as the bylaws of Successor Sub, as in effect immediately prior to the Second Step Merger Effective Time, subject to Section 5.9, except the references to Successor Sub’s name shall be replaced by references to “Heathland Holding Inc.,” until thereafter amended in accordance with the DGCL, the certificate of incorporation of the Surviving Entity and such bylaws.
Section 2.7    Directors and Officers .
(a)    From and after the First Step Merger Effective Time, the officers of Merger Sub at the First Step Merger Effective Time shall be the officers of the First Step Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Legal Requirements or their earlier death, incapacitation, retirement, resignation or removal. From and after the First Step Merger Effective Time, the directors of Merger Sub at the First Step Merger Effective Time shall be the directors of the First Step Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Legal Requirements or their earlier death, incapacitation, retirement, resignation or removal.
(b)    From and after the Second Step Merger Effective Time, the officers of Successor Sub at the Second Step Merger Effective Time shall be the officers of the Surviving Entity, until their respective successors are duly elected or appointed and qualified in accordance with applicable Legal Requirements or their earlier death, incapacitation, retirement, resignation or removal. From and after the Second Step Merger Effective Time, the directors of Successor Sub at the Second Step Merger Effective Time shall be the directors of the Surviving Entity, until their respective successors are duly elected or appointed and qualified in accordance with applicable Legal Requirements or their earlier death, incapacitation, retirement, resignation or removal.

Section 2.8    Effect of Integrated Mergers on the Capital Stock of the Constituent Corporations.
(a)    Effect of the First Step Merger on the Capital Stock of the Company. At the First Step Merger Effective Time, by virtue of the First Step Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:
(i)    Conversion of Company Capital Stock:
(A)    each share of Series A Preferred Stock (other than any Series A Preferred Stock to be cancelled pursuant to Section 2.8(i)(ii)) will be cancelled and extinguished and be converted automatically into the right to receive the Per Share Cash Liquidation Preference and the Per Share Stock Liquidation Preference; and
(B)    each share of Company Common Stock (other than any Company Common Stock to be cancelled pursuant to Section 2.8(i)(ii) and other than with respect to Dissenting Shares) issued and outstanding immediately prior to the First Step Merger Effective Time will be converted automatically into the right to receive the Per Share Common Cash Consideration and the Per Share Common Stock Consideration.
(ii)    Cancellation of Treasury Shares. Each share of Company Capital Stock held by the Company or any direct or indirect wholly‑owned Subsidiary of the Company immediately prior to the First Step Merger Effective Time shall be cancelled and extinguished without any conversion thereof and without payment of any cash consideration.
(iii)    Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the First Step Merger Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the First Step Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock outstanding immediately prior to the First Step Merger Effective Time shall evidence ownership of such shares of capital stock of the First Step Surviving Corporation.
(iv)    No Restrictions. Nothing in this Section 2.8 shall be construed to limit any restrictions that may arise under other provisions of this Agreement on actions of any Company Entity or the Company Stockholders that would cause any change in the outstanding shares of Company Capital Stock on or after the Execution Date, including as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon.
(v)    Fractional Shares. No certificates or scrip representing fractional shares of CPSI Common Stock will be issued upon the surrender for exchange of shares of

Company Capital Stock, but in lieu thereof each holder of Company Capital Stock who would otherwise be entitled to a fraction of a share of CPSI Common Stock upon surrender for exchange of Company Capital Stock (after aggregating all fractional shares of CPSI Common Stock to be received by such holder) shall receive an amount of cash (rounded up to the nearest whole cent), without interest, equal to the product of such fraction and the CPSI Share Price. Payment shall occur as soon as practicable after the determination of the amount of cash, if any, to be paid to each former holder of Company Capital Stock with respect to any fractional shares and following compliance with the surrender and payment procedures set forth in Section 2.10 and in the Letter of Transmittal. No dividend or distribution with respect to CPSI Common Stock shall be payable on or with respect to any fractional shares and such fractional share interest shall not entitle the owner thereof to any rights of a stockholder of Parent.
(b)    Effect of the Second Step Merger on the Capital Stock of the First Step Surviving Corporation. At the Second Step Merger Effective Time, by virtue of the Second Step Merger and without any action on the part of the First Step Surviving Corporation or Successor Sub, (i) each share of common stock, par value $0.001 per share, of Successor Sub issued and outstanding immediately prior to the Second Step Merger Effective Time shall remain outstanding as common stock, par value $0.001 per share, of the Surviving Entity, and (ii) each share of common stock, par value $0.001 per share, of the First Step Surviving Corporation shall be cancelled and shall not be converted into shares of common stock, par value $0.001 per share, of the Surviving Entity. Immediately after the completion of the Second Step Merger, Parent shall own all of the issued and outstanding common stock, par value $0.001 per share, of the Surviving Entity.
Section 2.9    Vested Company Stock Options.
(a)    Vested Company Stock Options. At the First Step Merger Effective Time, each Vested Company Stock Option shall be converted into and become (A) a right to receive, for each share of Company Common Stock covered by the Vested Company Stock Option, a cash payment equal to the Per Share Common Cash Consideration minus the product of (i) the Cash Ratio multiplied by (ii) the per share exercise price of the Vested Company Stock Option (such payment, the “Option Cash Payment”), and (B) an option with respect to CPSI Common Stock (each such option covering shares of CPSI Common Stock, an “Assumed Option”). Each Assumed Option shall have terms and conditions identical to the terms and conditions of the related Vested Company Stock Option except that: (i) Parent and its compensation committee (the “Parent Compensation Committee”) shall be substituted for the Company and the Company Board with respect to administration of the Assumed Options; (ii) each Assumed Option may be exercised solely for shares of CPSI Common Stock; (iii) the number of shares of CPSI Common Stock subject to an Assumed Option shall be equal to (x) the number of shares of Company Common Stock subject to the related Vested Company Stock Option immediately prior to the First Step Merger Effective Time multiplied by (y) the Exchange Ratio, and rounding down to the nearest whole share; and (iv) the per share exercise price of an Assumed Option shall be equal to (x) (A) the per share exercise price under the related Vested Company Stock Option multiplied by (B) the Stock Ratio divided by (y) the Exchange Ratio, and rounding up to the nearest whole cent. The shares of CPSI Common Stock covered by Assumed Options shall be covered by an active Form S‑8 Registration Statement effective no later than immediately following the First Step Merger Effective Time. Option Cash Payments shall be delivered to the applicable holder of Company Options through payroll no later than the second regularly scheduled Company payroll date following the Closing Date.
(b)    Unvested Options. At the First Step Merger Effective Time, each Unvested Company Stock Option shall be cancelled and terminated for no consideration.
Section 2.10    Exchange of Certificates.
(a)    Designation of Exchange Agent; Deposit of Exchange Fund. The Parties agree to appoint the Exchange Agent for the purpose of distributing the portion of the Cash Consideration and the Transaction Shares payable to the holders of Company Capital Stock. At the Closing, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit (from and after the First Step Merger Effective Time) of the holders of shares of Company Capital Stock, for distribution and exchange, in accordance with this Section 2.10, the Exchange Agent Agreement and the Letter of Transmittal, through the Exchange Agent, (i) certificated and legended (with the legend set forth in Section 2.10(vii)) shares representing the Transaction Shares, minus a number of Transaction Shares equal to the Escrow Shares, in each case, issuable to the holders of Company Capital Stock, and (ii) cash sufficient to pay the Estimated Cash Consideration, minus an amount of cash equal to the Escrow Cash and the Representative Expense Fund, in each case, payable to the holders of Company Capital Stock. All Transaction Shares and cash deposited with the Exchange Agent pursuant to this Section 2.10(i) shall herewith be referred to as the “Exchange Fund.”
(b)    Prior to the First Step Merger Effective Time, the Company shall send, or at the Company’s request, Parent shall cause the Exchange Agent to promptly send, to each Person who was, immediately prior to the First Step Merger Effective Time, a holder of record of shares of Company Capital Stock entitled to receive distribution of a portion of the Cash Consideration and the Transaction Shares a customary letter of transmittal in the form mutually agreed to by Parent and the Securityholder Representative (the “Letter of Transmittal”) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing the shares of Company Capital Stock (“Certificates”) to the Exchange Agent) for use in such payment.
(c)    If any portion of the Exchange Fund is to be distributed to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
(d)    The stock transfer books of the Company shall be closed immediately upon the First Step Merger Effective Time and there shall be no further registration of transfers of shares of Company Capital Stock that were outstanding immediately prior to the First Step Merger Effective Time thereafter on the records of the Company. If, after the First Step Merger Effective Time,

Certificates are presented to Parent, the Surviving Entity or the Exchange Agent for any reason, they shall be canceled and converted into the right to receive only the portion of the Cash Consideration and Transaction Shares provided for the shares of Company Capital Stock represented by such Certificates, and in accordance with and subject to the procedures set forth, in this Article II.
(e)    Any portion of the Cash Consideration or the Transaction Shares made available to the Exchange Agent pursuant to this Section 2.10 that remains unclaimed by the holders of shares of Company Capital Stock twelve (12) months after the First Step Merger Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any such holder who has not exchanged shares of Company Capital Stock for a portion of the Cash Consideration and Transaction Shares provided for such shares of Company Capital Stock in accordance with this Section 2.10 prior to that time shall thereafter look only to Parent for distribution of such portion of Cash Consideration and Transaction Shares, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Capital Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Legal Requirements. Any amounts remaining unclaimed by holders of shares of Company Capital Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Legal Requirements, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
(f)    No dividends or other distributions declared or made with respect to the Transaction Shares with a record date after the First Step Merger Effective Time, and no payment in lieu of fractional shares, will be paid to the holders of any unsurrendered Certificates with respect to the Transaction Shares issuable upon surrender thereof until the holder of such Certificates shall surrender such Certificates in accordance with the terms of this Section 2.10, the Exchange Agent Agreement and the Letter of Transmittal.
(g)    The certificates representing the Transaction Shares to be issued and delivered hereunder shall bear the following legend:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SUCH ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OR AN EXEMPTION FROM SUCH REGISTRATION UNDER SUCH ACT AND SUCH LAWS. THE ISSUER OF THESE SHARES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR OTHER TRANSFER OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.”

In the event that any such Transaction Shares cease to be Restricted Shares, Parent shall, upon the written request of the holder thereof, issue or cause to be issued to such holder a new certificate representing such Transaction Shares without the legend required by the foregoing.
(h)    Subject to the terms and conditions of the Investor Agreement, during the time that any such Transaction Shares are Restricted Shares, a holder of such shares shall not transfer (including through a distribution in kind to any limited partners of such holder or otherwise to any Beneficial Owner) such Transaction Shares without first delivering to Parent a written opinion of counsel in form and substance reasonably satisfactory to Parent, delivered by a nationally recognized counsel reasonably satisfactory to Parent, that such transfer is being effected in a transaction exempt from registration under the Securities Act and otherwise complies with any applicable securities Legal Requirements of any state or other jurisdiction. Any transferee of a holder of Transaction Shares acquired hereby shall take such Transaction Shares subject to the restrictions set forth herein.
(i)    Upon the later of the First Step Merger Effective Time and surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required by the Letter of Transmittal or pursuant to the instructions thereto (the “Required Documentation”), the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall instruct the Exchange Agent to distribute in exchange therefor as promptly as practicable after delivery by the holder of the Required Documentation, the portion of the Cash Consideration and Transaction Shares such Certificate is converted into pursuant to the provisions of Section 2.8(a)(i), and the Certificates so surrendered shall forthwith be canceled. For the avoidance of doubt, if the Principal Stockholder provides the Exchange Agent the Required Documentation no later than the close of business on the date one (1) Business Day prior to the Closing, Parent shall cause the Exchange Agent to distribute in exchange for such Certificate the Cash Consideration and Transaction Shares distributable in exchange for such Certificate pursuant to the terms of this Agreement. Except with respect to Dissenting Shares, until surrendered as contemplated by this Section 2.10, each Certificate shall be deemed at any time after the First Step Merger Effective Time to represent only the right to receive upon such surrender the portion of the Cash Consideration and Transaction Shares into which the shares of Company Capital Stock theretofore represented by such Certificate have been converted pursuant to Section 2.8(i)(i). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.
(j)    The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Second Step Merger Effective Time, the Surviving Entity; provided, that (i) no such investment shall relieve Parent or the Exchange Agent from making the payments required by this Section 2.10, and following any losses Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of Company Capital Stock in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) such investments shall be in short‑term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America.

Any interest or income produced by such investments will be payable to the Surviving Entity or Parent, as directed by Parent.
(k)    If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the portion of the Cash Consideration and Transaction Shares to which the holder thereof is entitled pursuant to this Section 2.10.
Section 2.11    Dissenting Shares.
(a)    Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the First Step Merger Effective Time and that are held by Company Stockholders who shall have not voted in favor of the Integrated Mergers and who shall have demanded properly in writing appraisal for such shares of Company Capital Stock in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the consideration distributable in respect of such shares in accordance with Section 2.8. Such Company Stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by Company Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Capital Stock under such Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the First Step Merger Effective Time, the right to receive the consideration distributable in respect of such shares in accordance with Section 2.8(a)(i), without any interest thereon, upon surrender, in the manner provided in Section 2.10.
(b)    The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
Section 2.12    Payments at Closing.
(a)    At the Closing, Parent shall:
(i)    deposit with the Exchange Agent (A) the Estimated Cash Consideration, minus the Escrow Cash and the Representative Expense Fund, in each case, payable to the holders of Company Capital Stock, (B) the Transaction Shares, minus the Escrow Shares, in each case, issuable to the holders of Company Capital Stock, and, (C) to the extent not paid pursuant to Section 2.12(a)(v), pay to the Exchange Agent the Exchange Agent Fee by wire transfer of immediately available funds to the account designated by the Exchange Agent;

(ii)    pay to the Company, on behalf of the holders of Vested Company Stock Options, the Estimated Cash Consideration, minus the Escrow Cash and the Representative Expense Fund, payable to the holders of Vested Company Stock Options, such amount to be paid by the Company to the holders of Vested Company Stock Options as provided in Section 2.9(a);
(iii)    issue to the holders of Vested Company Stock Options the Assumed Options;
(iv)    pay to the Existing Company Lenders, on behalf of the Company Entities, the amounts necessary to pay off the Estimated Closing Indebtedness owed to the Existing Company Lenders by wire transfer of immediately available funds to the accounts designated by the Existing Company Lenders in the Debt Payoff Letters;
(v)    pay to the Persons identified in the Invoices, on behalf of the Company Entities, the amounts necessary to pay off the Estimated Closing Transaction Expenses owed to such Persons by wire transfer of immediately available funds to the accounts designated in the Invoices;
(vi)    deposit with the Escrow Agent an amount of cash equal to Ten Million Dollars ($10,000,000) (the “Escrow Cash”), and a number of Transaction Shares equal to Ten Million Dollars ($10,000,000) divided by the CPSI Share Price (the “Escrow Shares,” and together with the Escrow Cash, the “Escrow Fund”) into an account to be governed by the terms of this Agreement and the Escrow Agreement, and, to the extent not paid pursuant to Section 2.12(i)(v), pay to the Escrow Agent the Escrow Fee, in each case, by wire transfer of immediately available funds to the accounts designated by the Escrow Agent; and
(vii)    deposit with the Securityholder Representative an amount of cash equal to Two Million Dollars ($2,000,000) (the “Representative Expense Fund”), by wire transfer of immediately available funds to an account designed by the Securityholder Representative.
Section 2.13    Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:
(a)    The Company shall deliver, or cause to be delivered, to Parent the following:
(i)    an escrow agreement in the form mutually agreed to by Parent and the Securityholder Representative (the “Escrow Agreement”), duly executed by the Securityholder Representative;
(ii)    a standstill, lock‑up and registration rights agreement substantially in the form of Exhibit C (the “Investor Agreement”), duly executed by the Principal Stockholder;

(iii)    an exchange agent agreement in the form mutually agreed to by Parent and the Securityholder Representative (the “Exchange Agent Agreement”), duly executed by the Securityholder Representative;
(iv)    instruments evidencing the resignation of each director, manager and officer of the Company Entities that Parent has requested to resign as of the Closing (with such request being given by Parent to the Company no fewer than five (5) Business Days prior to the Closing Date), in form and substance reasonably acceptable to Parent and the Company, duly executed by each such director, manager and officer;
(v)    a certification of the Company, in form and substance reasonably acceptable to Parent and in compliance with Sections 1.897‑2(h)(2) and 1.1445‑2(c)(3) of the Treasury Regulations;
(vi)    payoff letters (the “Debt Payoff Letters”), in form and substance reasonably acceptable to Parent, duly executed by the Existing Company Lenders, providing for, upon the payment of all Closing Indebtedness owed by the Company Entities to such Existing Company Lender at the Closing, the termination of all Encumbrances held by such Existing Company Lender with respect to the Assets of the Company Entities (including the authorization of the Filing of all necessary UCC‑3 termination statements and other necessary documentation in connection with the termination of such Encumbrances);
(vii)    invoices (the “Invoices”) from the applicable Persons, dated no more than two (2) Business Days prior to the Closing Date, with respect to all Closing Transaction Expenses due and payable to such applicable Persons as of the Closing Date;
(viii)    certificates of good standing (or the equivalent) from the jurisdiction of incorporation, organization or formation of such Company Entity, all issued by the Secretary of State or Commonwealth (or other applicable Governmental Authority) of such jurisdiction, all of which are to be dated within ten (10) Business Days prior to the Closing Date; and
(ix)    a certificate, in form and substance reasonably acceptable to Parent, duly executed by an authorized officer of the Company (A) certifying as accurate and complete as of the Closing, attached copies of the Governance Documents of the Company, (B) attaching all requisite resolutions of the Company Board approving the execution and delivery of the Transaction Documents and the consummation of the Transactions, and certifying that all such resolutions were duly adopted, have not been amended, modified or rescinded in any respect and remain in full force and effect as of the Closing, (C) certifying as to the accuracy of the representations and warranties in Article III as of the Closing in accordance with Section 7.2(a), (D) certifying as to the absence of any Company Material Adverse Effect since the Execution Date and as of the Closing in accordance with Section 7.2

(b), (E) certifying as to the Company’s continuing compliance with and performance of the covenants and obligations to be performed or complied with at or prior to the Closing in accordance with Section 7.2(c), and (F) certifying as to the names, titles and signatures of the officers of the Company authorized to sign the Transaction Documents on behalf of the Company.
(b)    Parent shall deliver, or cause to be delivered, the following:
(i)    to the Company, the Escrow Agreement, duly executed by Parent;
(ii)    to the Principal Stockholder, the Investor Agreement, duly executed by Parent;
(iii)    to the Company, the Exchange Agent Agreement, duly executed by Parent;
(iv)    a certificate of good standing, issued by the Secretary of State of Delaware, which is to be dated within ten (10) Business Days prior to the Closing Date; and
(v)    a certificate, in a form reasonably acceptable to the Company, duly executed by an authorized officer of Parent (A) certifying as accurate and complete as of the Closing, attached copies of the Governance Documents of Parent, (B) attaching all requisite resolutions or actions of the board of directors of Parent approving the execution and delivery of the Transaction Documents and the consummation of the Transactions, and certifying that all such resolutions were duly adopted, have not been amended, modified or rescinded in any respect and remain in full force and effect as of the Closing, (C) certifying as to the accuracy of the representations and warranties in Article IV as of the Closing in accordance with Section 7.3(a), (D) certifying as to the absence of any Parent Material Adverse Effect since the Execution Date and as of the Closing in accordance with Section 7.3(b), (E) certifying as to Parent’s continuing compliance with and performance of the covenants and obligations to be performed or complied with at or prior to the Closing in accordance with Section 7.3(c), and (F) certifying as to the names, titles and signatures of the officers of Parent authorized to sign the Transaction Documents on behalf of Parent.
Section 2.14    Merger Consideration Adjustment.
(a)    No fewer than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a statement (in the form of the Form Working Capital Statement) (the “Estimated Closing Statement”) setting forth the Company’s good faith estimates of (A) Net Working Capital (the “Estimated Net Working Capital”), (B) Closing Cash (the “Estimated Closing Cash”), (C) Closing Indebtedness (the “Estimated Closing Indebtedness”), (D) Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”), and (E) Estimated Cash Consideration. After delivery to Parent of the Estimated Closing Statement and prior to the Closing, the Company shall, and the Company shall cause each of the other Company Entities to, provide Parent and its Representatives with a reasonable opportunity, in a manner that does not unreasonably interfere with the businesses and operations of the Company Entities, to review any books and records used in preparing the Estimated Closing Statement.
(b)    As promptly as practicable, but in no event later than ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Securityholder Representative a statement (the “Closing Statement”) setting forth Parent’s good faith calculation of (i) Net Working Capital, (ii) Closing Cash, (iii) Closing Indebtedness, (iv) Closing Transaction Expenses, and (v) Final Cash Consideration. During the thirty (30) day period immediately following the delivery of the Closing Statement by Parent to the Securityholder Representative (the “Objection Period”), Parent shall provide the Securityholder Representative and its Representatives with a reasonable opportunity, in a manner that does not unreasonably interfere with the businesses and operations of Parent and its Affiliates (including the Company Entities), to review any books and records used in preparing the Closing Statement.
(c)    If, prior to 11:59 p.m. (Central Time) on the last day of the Objection Period (the “Objection Deadline”), the Securityholder Representative has not given Parent written notice of any good faith objection to the Closing Statement or any component thereof specifying in reasonable detail the nature and basis of such objection, as well as the specific matters in dispute (the “Disputed Matters”) and the amount of any proposed adjustments (an “Objection Notice”), then the Closing Statement and all components thereof are to be deemed final and are to be binding and conclusive on the Parties for all purposes under this Agreement and not subject to further dispute or challenge.
(d)    If, prior to the Objection Deadline, the Securityholder Representative has given Parent an Objection Notice, then Parent and the Securityholder Representative shall in good faith attempt to resolve the Disputed Matters (and, for avoidance of doubt, all other matters with respect to, and all other components of, the Closing Statement are to be binding and conclusive on the Parties for all purposes under this Agreement and not subject to further dispute or challenge). If Parent and the Securityholder Representative fail to resolve all of the Disputed Matters within thirty (30) days following Parent’s receipt of such Objection Notice, then Parent and the Securityholder Representative shall submit the Disputed Matters remaining in dispute (and only such Disputed Matters, as all other matters with respect to, and all other components of, the Closing Statement (including those Disputed Matters resolved by Parent and the Securityholder Representative in accordance with the immediately preceding sentence) are to be binding and conclusive on the Parties for all purposes under this Agreement and not subject to further dispute or challenge) to the Independent Accounting Firm for resolution in accordance with the guidelines and procedures set forth in this Agreement. If Disputed Matters are submitted to the Independent Accounting Firm for resolution in accordance with the immediately preceding sentence, (i) Parent and the Securityholder Representative shall furnish, or cause to be furnished, to the Independent Accounting Firm such work papers and other documents and information relating to such Disputed Matters as the Independent Accounting Firm requests and as are available to such Party or such Party’s Representatives and Parent and the Securityholder Representative are to be afforded the opportunity to present to the Independent Accounting Firm any material relating to such Disputed

Matters, (ii) Parent and the Securityholder Representative shall instruct the Independent Accounting Firm to deliver the Independent Accounting Firm’s determination in a written notice to Parent and the Securityholder Representative within thirty (30) days of the submission to the Independent Accounting Firm of such Disputed Matters, and such determination is to be final, binding and conclusive on the Parties for all purposes under this Agreement and not subject to further dispute or challenge and is to be used in the calculation of the Final Net Working Capital and the determination of the Final Closing Cash, Final Closing Indebtedness and Final Closing Transaction Expenses, as applicable, and (iii) the fees and expenses of the Independent Accounting Firm are to be allocated and payable by Parent, on the one hand, and the Company Securityholders, on the other hand, in proportion to the amounts by which the proposals of Parent and the Securityholder Representative, respectively, differed from the Independent Accounting Firm’s final determination of such Disputed Matters, and Parent and the Securityholder Representative shall instruct the Independent Accounting Firm to determine such proportions in the Independent Accounting Firm’s final determination; provided, however, that the fees and expenses owed to the Independent Accounting Firm by the Company Securityholders shall be paid through the release to Parent of cash from the Representative Expense Fund by wire transfer of immediately available funds to the account designated by Parent; provided further, if the then current balance of the Representative Expense Fund is insufficient to cover the entire amount payable to Parent pursuant to this Section 2.14(v), then the Principal Stockholder shall promptly pay the unpaid portion of such amount by wire transfer of immediately available funds to the account designated by Parent.
(e)    If the Final Cash Consideration exceeds the Estimated Cash Consideration, then, within two (2) Business Days of the final determination of the Final Cash Consideration in accordance with this Section 2.14, Parent shall pay to the Exchange Agent, on behalf of the Company Securityholders, an amount in cash equal to such excess by wire transfer of immediately available funds and the Exchange Agent shall pay such amount to the Company Securityholders, in accordance with each Company Securityholder’s Pro Rata Share. If the Estimated Cash Consideration exceeds the Final Cash Consideration, then, within two (2) Business Days of the final determination of the Final Cash Consideration in accordance with this Section 2.14, the Securityholder Representative shall release from the Representative Expense Fund by wire transfer of immediately available funds to the account designated by Parent an amount in cash equal to the amount by which Estimated Cash Consideration exceeds the Final Cash Consideration; provided, however, if the then current balance of the Representative Expense Fund is insufficient to cover the entire amount payable to Parent pursuant to this Section 2.14(v), then the Principal Stockholder shall promptly pay the unpaid portion of such amount by wire transfer of immediately available funds to the account designated by Parent.
(f)    The Estimated Closing Statement and the Closing Statement, as well as all estimates, calculations and determinations therein, are to be prepared and calculated on a consolidated basis for the Company Entities using the accounting principles, practices, classifications, procedures, policies and methods set forth on Annex A (the “Accounting Principles”). An example calculation of Net Working Capital using the Accounting Principles is also set forth on Annex A (the “Form Working Capital Statement”).

(g)    The Parties shall treat each payment made under this Section 2.14 as an adjustment to the Aggregate Merger Consideration for Tax purposes, unless (i) a final determination (which includes the execution of a Form 870‑AD or successor form) with respect to any such payment causes such payment not to be treated as an adjustment to the Aggregate Merger Consideration for Tax purposes or (ii) as otherwise required by applicable Legal Requirements.
Section 2.15    Tax Withholding. Notwithstanding anything in this Agreement to the contrary, Parent is entitled to deduct and withhold from any portion of the Option Cash Payment or other payment payable by Parent to a holder of Company Options pursuant to this Agreement such amounts that are required to be deducted and withheld under the Code or any other Legal Requirement with respect to the making of such payment. To the extent that amounts are so deducted and withheld, such amounts are to be deemed for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
Except as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub as of the Execution Date and as of the Closing Date (except for representations and warranties that address matters only as of a specified date, in which case as of such specified date) as follows:
Section 3.1    Organization and Good Standing; Capitalization.
(a)    Each of the Company Entities is duly organized or incorporated, validly existing and in good standing under the Legal Requirements of the jurisdiction of its incorporation, organization or formation and has full power and authority to own and lease the Assets of such Company Entity as they are now owned and leased, and to carry on the business of such Company Entity as it is now being conducted. Each of the Company Entities is duly qualified and licensed to do business and is in good standing in all jurisdictions where the character of the Assets owned or leased by it or the nature of its activities makes such qualification necessary, except in each case where the failure to be so qualified or licensed or in good standing would not have a Company Material Adverse Effect, and each jurisdiction where each of the Company Entities is qualified and licensed to do business is set forth on Schedule 3.1(a) to the Company Disclosure Letter.
(b)    The authorized capital stock of the Company consists of 44,129,781 shares of Company Capital Stock, consisting of 44,097,862 shares of Company Common Stock and 31,919 shares of Company Preferred Stock, of which 31,919 have been designated as Series A Preferred Stock. As of the Execution Date, 36,231,191 shares of Company Common Stock and 31,919 shares of Series A Preferred Stock are issued and outstanding. Schedule 3.1(b) to the Company Disclosure Letter sets forth as of the Execution Date for each holder of Company Capital Stock, the number of shares of Company Capital Stock held by each such record holder and the address of each such record holder. All of the shares of Company Capital Stock were duly authorized and validly issued, and are fully paid and non‑assessable. None of the shares of Company Common Stock were offered, sold or issued in violation of the Securities Act, any other applicable Legal Requirements relating to the offer, sale or issuance of securities or any Preferential Right. The Company is not under any obligation, contingent or otherwise, to register any of the Company Capital Stock under the Securities Act or any applicable state securities Legal Requirements. Except for the Company Options, there are no outstanding options, warrants, calls, rights, convertible or exchangeable securities, stock appreciation rights, phantom stock, profit participation rights or other rights, agreements, arrangements, obligations or commitments of any character (i) relating to the Company Capital Stock or any other interest in the Company, or (ii) requiring any payments, directly or indirectly (in whole or in part), on the price or value of the Company Capital Stock. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Capital Stock. No Company Entity owns any securities of, or any other interest in, any Person other than another Company Entity.
(c)    Except for the Dairyland Healthcare Solutions Holding Corp Stock Incentive Plan (the “Option Plan”), the Company does not have or maintain any stock option plan or other similar plan providing for equity compensation of any Person. The Company has reserved 7,083,900 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company Entities under the Option Plan, of which 6,027,649 shares of Company Common Stock are issuable, as of the Execution Date, upon the exercise of outstanding, unexercised Company Options. Schedule 3.1(c) to the Company Disclosure Letter sets forth as of the Execution Date a true and complete list of the holders of Company Options, including (to the extent applicable) the date of grant, maximum or target number of Common Stock subject to such Company Option, expiration date, exercise price, vesting schedule and status.
(d)    Schedule 3.1(d) to the Company Disclosure Letter sets forth as of the Execution Date the Company Subsidiaries, the issued and outstanding equity interests of such Company Subsidiaries, and the name of each Person who owns of record any such equity interests, and the existence and terms of any governance rights in such Company Subsidiaries held by any Person other than the Company and the name of such Person. All equity interests in the Company Subsidiaries that are owned, directly or indirectly, by the Company are free and clear of all Encumbrances, have been duly authorized, validly issued, fully paid and nonassessable, and none of such equity interests have been issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the equity interests in the Company Subsidiaries or obligating the Company or the Company Subsidiaries to issue or sell any equity interests in any Company Subsidiary.
Section 3.2    Authority; No Conflict.
(a)    This Agreement has been duly and validly executed by the Company, and this Agreement (assuming due authorization, execution and delivery by Parent) constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability is limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (the “Enforceability Exceptions”). Upon the delivery (and execution, if applicable) by the Company of each of the documents and instruments to be delivered by the Company at the Closing pursuant to Section 2.13(a) (collectively, the “Company Closing Documents”), each of the Company Closing Documents (assuming due authorization, execution and delivery by the other party or Parties thereto, if applicable) will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability is limited by the Enforceability Exceptions. The Company has the requisite power and authority to execute and deliver this Agreement and the Company Closing Documents to which it is a party and to perform its obligations under this Agreement and the Company Closing Documents to which it is a party, and such actions have been duly authorized by all corporate or other governing action by the Company. The Company Stockholder Approval is the only vote of the holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and approve the Integrated Mergers.
(b)    Neither the execution and delivery of this Agreement or any of the other Transaction Documents by the Company nor the consummation or performance of any of the Transactions by the Company will, directly or indirectly, (i) contravene, conflict with or result in a violation or breach of any provision of any of the Constitutive Documents or Governance Documents of the Company Entities, (ii) contravene, conflict with or result in a violation or breach of any Legal Requirement to which any Company Entity is subject in any material respect, (iii) materially contravene, conflict with or result in a material violation or material breach of, constitute a material default under, or give any Person the right to declare a material default (or an event which, with the giving of notice of lapse of time, or both, would become a material default) or exercise any material remedy under, accelerate the maturity or performance of or payment under, or cancel, terminate, or modify any Material Company Contract, or (iv) result in the creation or imposition of any Encumbrance upon any of the Assets of the Company Entities (other than Permitted Encumbrances).
(c)    Except as required pursuant to the HSR Act and the Stockholder Written Consent, none of the Company Entities will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or any of the other Transaction Documents, or the consummation or performance of the Transactions.
Section 3.3    Financial Information.
(a)    Attached to Schedule 3.3(a) to the Company Disclosure Letter are accurate and complete copies of the audited consolidated financial statements of the Company as of and for each of the years ended December 31, 2012, 2013 and 2014 (collectively, the “Fiscal Year Financial Statements”) and the unaudited consolidated financial statements of the Company as of and for the nine (9) month period ended September 30, 2015 (the “Latest Financial Statements”).  The Fiscal Year Financial Statements exclude Rycan, which was acquired on March 31, 2015. The Latest Financial Statements include the results of Rycan beginning on April 1, 2015. The results from American HealthTech have been included in the Fiscal Year Financial Statements beginning May 21, 2013. The Financial Statements (i) fairly present in all material respects the consolidated financial position, results of operations and changes in financial position and cash flows of the Company Entities as of the dates and for the periods specified, and (ii) have been prepared in accordance with GAAP on a consistent basis throughout the periods covered by such Financial Statements (except as set forth in the financial statements or, in the case of the Latest Financial Statements, for normal recurring year‑end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of footnotes).

(b)    The Company Entities have established and maintained a system of internal controls, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the Assets of the Company Entities, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of Financial Statements in accordance with GAAP, and that receipts and expenditures of the Company Entities are being made only in accordance with appropriate authorizations of management and the managers or boards of directors, as applicable, of the Company Entities, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Assets of the Company Entities that could have a material effect on their Financial Statements.
(c)    All Accounts Receivable owing to the Company Entities (the “Accounts Receivable”) arose from bona fide transactions in the Ordinary Course and, to the Knowledge of the Company, there are no claims, valid legal defenses, refusals to pay or other rights of offset against any of the Accounts Receivable, except as have arisen or will arise in the Ordinary Course.
(d)    None of the Company Entities has any Liabilities of a type required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, except for (i) Liabilities reflected or reserved against on the Latest Balance Sheets, (ii) Current Liabilities incurred in the Ordinary Course since the Latest Balance Sheet Dates, which are not material in amount (either individually or in the aggregate), and (iii) Liabilities under Contracts to which a Company Entity is a party (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of law).
Section 3.4    Assets. Each of the Company Entities has good, valid and marketable title to, or a valid and enforceable leasehold interest in, all of the material Assets used or held for use by such Company Entity, including all such material Assets reflected in the Latest Balance Sheets or acquired since the Latest Balance Sheet Dates, free and clear of all Encumbrances (other than Permitted Encumbrances). The tangible Assets of the Company Entities are in good operating condition and repair in all material respects in the aggregate, ordinary wear and tear excepted, and none of which are in need of maintenance or repair, except for ordinary, routine maintenance and repair that are not material in nature or cost.
Section 3.5    Real Property.
(a)    None of the Company Entities currently owns any real property and none of the Company Entities holds any options or rights to acquire any real property or is obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease (other than the Real Property Leases) or purchase any real property. Schedule 3.5(a) to the Company Disclosure Letter sets forth as of the Execution Date a list of all leases (including all master leases, subleases, amendments and modifications, supplements, extensions, renewals, guaranties and other Contracts with respect thereto) to which any of the Company Entities is a party or is otherwise bound relating to a leasehold interest in real property (the “Leased Real Property”) (whether as a (sub)lessor, (sub)lessee, guarantor or otherwise) (collectively, the “Real Property Leases”).

(b)     (i) The Company Entities enjoy peaceful and undisturbed possession of the Leased Real Property and (ii) the improvements made by the Company Entities included in the Leased Real Property under the Real Property Leases are structurally sound and in good condition and repair in all material respects in the aggregate, ordinary wear and tear excepted, none of which are in need of maintenance or repair, except for ordinary, routine maintenance and repair that are not material in nature or cost.
Section 3.6    Intellectual Property; Information Systems.
(a)    Schedule 3.6(a) to the Company Disclosure Letter is an accurate and complete list as of the Execution Date of all registered Copyrights, Marks and Net Names that are included in the Company IP Rights, and indicates for any such registered Company IP Right, where applicable, the jurisdictions, dates issued, dates filed, registration numbers and the owners of record. No Company Entity owns any Patents.
(b)    Schedule 3.6(b) to the Company Disclosure Letter is an accurate and complete list as of the Execution Date of all material Intellectual Property Rights licensed to the Company Entities, except for any commercially available off‑the‑shelf Software products licensed under non‑exclusive end‑user object code license agreements and any Marks or logos of customers or vendors used on any websites of the Company Entities, and sets forth a reference to an accurate and complete written Company Contract evidencing such license (each such Company Contract, an “Inbound License Agreement”).
(c)    Schedule 3.6(c) to the Company Disclosure Letter is an accurate and complete list of all Contracts by which any Company Entity licenses any Company IP Rights to another Person, except for non-exclusive licenses entered into in the Ordinary Course with customers, partners or resellers of the Company Entities.
(d)    The Company Entities own all right, title and interest in and to all Company IP Rights. In each case in which any Company Entity has acquired, other than through a license, any material Intellectual Property Rights from any Person, such Company Entity obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to such Intellectual Property Rights to such Company Entity. All material Company IP Rights were either (i) created by an employee or contractor of a Company Entity within the scope of such employee’s or contractor’s employment or engagement, or (ii) assigned to a Company Entity by an employee or contractor of such Company Entity, and, to the Knowledge of the Company, no current or former employee or contractor of any of the Company Entities owns (or claims to own) any rights in any Company IP Rights.
(e)    The Company Entities own or hold a license for, and in any event possess sufficient and legally enforceable rights with respect to, all Intellectual Property Rights that are material to the conduct of the businesses of the Company Entities.
(f)    To the Knowledge of the Company, the Company IP Rights and any Intellectual Property Rights licensed, used or exploited by the Company Entities are valid and subsisting, in full force and effect, and have not been cancelled, expired or abandoned.

(g)    To the Knowledge of the Company, none of the Company Entities is infringing, misappropriating, diluting or violating any of the Intellectual Property Rights of another Person and no Person is infringing, misappropriating, diluting or violating any of the Company IP Rights. None of the Company Entities has received any written communications in the past three (3) years (i) alleging that any of the Company Entities has infringed, misappropriated, diluted or violated any Intellectual Property Rights of any Person, or (ii) that have offered to license or grant any other rights or immunities under any Intellectual Property Rights of any Person other than Intellectual Property Rights subject to the Inbound License Agreements. No Proceeding is pending or has otherwise been made, asserted or, to the Knowledge of the Company, threatened against any Company Entity related to any of the Company IP Rights or any of the Intellectual Property Rights of another Person, including based upon, challenging or seeking to deny or restrict the use or exploitation by any Company Entity of any of the Company IP Rights or Intellectual Property Rights licensed to any of the Company Entities.
(h)    All disclosures of confidential Intellectual Property Rights which are material to the conduct of the business of the Company Entities by the Company Entities to other Persons have been made pursuant to non‑disclosure agreements that protect the confidentiality of such Intellectual Property Rights.
(i)    Neither this Agreement nor the Transactions will result in any Person being granted rights or access to, or the placement in or release from escrow or similar arrangement, any source code for any Software owned by any of the Company Entities. With the exception of the grant of non‑exclusive licenses of the Company Products by the Company Entities in the Ordinary Course, to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company Entities to any Person of any source code for any Software owned by any of the Company Entities. Except for disclosures to the employees, contractors and consultants of the Company Entities in the Ordinary Course, Schedule 3.6(i) to the Company Disclosure Letter identifies as of the Execution Date each Contract pursuant to which any Company Entity has deposited, or is or could be required to deposit, with an escrow‑holder, any source code for any Software owned by any of the Company Entities.
(j)    To the Knowledge of the Company, the Software products and computer-based services of the Company Entities are free from (i) any computer programs, instructions, routines, features or code intended to adversely affect the operation, or function thereof, and (ii) worms, Trojan horses, time bombs, spyware and trap doors created by a Company Entity.
(k)    No Company Entity has used or distributed or incorporated into any Company Products any source code subject to open source, copyleft or community source code licenses (e.g., the GNU General Public License) in a manner that would (i) grant, purport to grant or require any Company Entity to grant to any other Person any rights or immunities under any source code for any material Software owned by the Company Entities, or (ii) require any Company Entity to disclose, make available or distribute such source code for any material Software owned by such Company Entity to any other Person, other than any such agreements with customers of the Company Entities entered into in the Ordinary Course.

(l)    To the Knowledge of the Company, there are no defects or deficiencies in the Software owned by the Company Entities that prevent the Company Entities from conducting their business as presently conducted. To the Knowledge of the Company, the Company IP Rights include all source code and object code required for the operation, use and maintenance of the Company Products; for the avoidance of doubt, the foregoing shall not constitute a representation or warranty regarding non-infringement, which is provided as set forth in Section 3.6(g).
(m)    With respect to trade secrets owned by the Company Entities that are material to their businesses as presently conducted by the Company Entities, the Company Entities have taken all reasonable precautions to protect the secrecy, confidentiality and value of such trade secrets.
(n)    The Company Entities and, to the Knowledge of the Company, each of their respective current directors, officers and employees (in their capacity as such), are in compliance in all material respects with all Legal Requirements regarding Personally Identifiable Information applicable to the Company Entities (“Privacy Laws and Standards”). The Company Entities have taken steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that Personally Identifiable Information is protected against loss and against unauthorized access, use, collection, storage, maintenance, disclosure, transfer, modification or other misuse, and, to the Knowledge of the Company, there has been no unauthorized access, use, collection, maintenance, disclosure, transfer, modification or other misuse of such Personally Identifiable Information. No Proceeding is pending or has otherwise been made, asserted or, to the Knowledge of the Company, threatened against any Company Entity by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any Privacy Laws and Standards. To the Knowledge of the Company, none of the Company Entities has received a written complaint regarding such Company Entity’s collection, use or disclosure of Personally Identifiable Information.
Section 3.7    Material Customers and Material Suppliers.
(a)    Schedule 3.7(a) to the Company Disclosure Letter sets forth an accurate and complete list as of the Execution Date of the top twenty (20) customers of the Company Entities (collectively, the “Material Customers”) based on the aggregate revenue of the Company Entities for the nine (9) months ended September 30, 2015, and the amount of revenue attributable to each Material Customer during such period.
(b)    Schedule 3.7(b) to the Company Disclosure Letter sets forth an accurate and complete list as of the Execution Date of the top ten (10) suppliers of the Company Entities (collectively, the “Material Suppliers”) based on the aggregate value of purchases of the Company Entities for the twelve (12) months ended September 30, 2015, and the value of purchases attributable to each Material Supplier during such period.
(c)    No Material Customer or Material Supplier (i) has provided any of the Company Entities with any written notice terminating or suspending or otherwise imposing materially adverse changes (including pricing) to the business relationship between such Material Customer or Material Supplier and the Company Entities, or (ii) has canceled or otherwise terminated any of its Company Contracts.

Section 3.8    Contracts; No Defaults.
(a)    Schedule 3.8(a) to the Company Disclosure Letter sets forth an accurate and complete list as of the Execution Date of each of the following Contracts to which any of the Company Entities is a party (collectively, the “Material Company Contracts”) (with the Material Company Contracts being categorized on Schedule 3.8(a) to the Company Disclosure Letter in a manner that corresponds with the following numbered clauses of this Section 3.8(i)):
(i)    any Company Contract with a Material Customer or Material Supplier;
(ii)    any Company Contract that requires any of the Company Entities to purchase its total requirements of any product or service from another Person or contains “take or pay” provisions;
(iii)    any Company Contract that grants any “most favored nations” or similar rights;
(iv)    any Company Contract that provides for payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of any of the Company Entities;
(v)    any dealer, distribution, joint venture, strategic alliance, partnership or other similar Contract involving co‑investment with another Person to which any of the Company Entities is a party or is otherwise bound;
(vi)    any Company Contract that restricts any of the Company Entities from acquiring any security or business;
(vii)    any Company Contract that grants any Preferential Right or that limits or purports to limit the ability of any of the Company Entities to own, operate, sell, transfer, pledge or otherwise dispose of any of its Assets or business;
(viii)    any Company Contract that involves the liquidation or dissolution of any of the Company Entities, the sale of any equity interest or Assets of any of the Company Entities, or the acquisition of any securities or Assets of any Person by the Company Entities, in any business combination transaction (whether by merger, sale of securities, sale of Assets or otherwise);
(ix)    any Company Contract that provides for the payment of any cash or other compensation or benefits upon the consummation of the Transactions;
(x)    any Company Contract pursuant to which any of the Company Entities is a (sub)lessor, (sub)lessee or guarantor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property that by its terms requires the payment of more than One Hundred Thousand Dollars ($100,000) during any twelve (12) month period;

(xi)    any note, indenture, loan agreement, credit agreement, security agreement, financing agreement, or other evidence of Indebtedness or Company Contract relating to the borrowing of money by any of the Company Entities, any guarantee made by any of the Company Entities in favor of any Person guaranteeing obligations of such Person, or any letter of credit issued for the account of any of the Company Entities;
(xii)    any Company Contract that provides for capital expenditures or the acquisition or construction of fixed Assets involving the future payment in excess of One Hundred Thousand Dollars ($100,000);
(xiii)    any fidelity or surety bond or completion bond covering any of the Company Entities;
(xiv)    any Company Contract with any Union, including with respect to collective bargaining;
(xv)    any Company Contract with any Governmental Authority, other than Company Contracts with customers of the Company Entities;
(xvi)    any settlement, conciliation or similar Contract to which any of the Company Entities is a party or is otherwise bound and either (A) contains ongoing or future obligations on the part of any of the Company Entities or (B) has a value or involves payments in excess of One Hundred Thousand Dollars ($100,000) other than employment agreements;
(xvii)    any Company Contract containing covenants that in any way purports to (A) restrict the business activity of any of the Company Entities, or (B) limit the freedom of any of the Company Entities to engage in any line of business, to compete with any Person or to solicit any potential customer, supplier, distributor, lessor, lessee, licensor, licensee, employee, independent contractor or any other Person;
(xviii)    any Company Contract that provides for the indemnification of any Indemnitee, or any other Person other than in the Ordinary Course, or the assumption or guarantee of any Tax, environmental or other Liability of any Person;
(xix)    any power of attorney or proxy (revocable or irrevocable) granted by or on behalf of any of the Company Entities;
(xx)    any Company Contract that grants any license to manufacture or reproduce the products, services or technology of any of the Company Entities, including the Company Products;
(xxi)    any Company Contract that relates to the creation, development, sale, transfer, distribution, licensing or sublicensing of any material Intellectual Property Rights (excluding non‑exclusive licenses granted to customers in the Ordinary Course);
(xxii)    any Real Property Lease;

(xxiii)    any Company Contract with any employee or independent contractor of any of the Company Entities or any Related Person;
(xxiv)    any Inbound License Agreement; and
(xxv)    each commitment to enter into any of the foregoing.
(b)    The Company has made available to Parent in the Virtual Data Room accurate and complete copies of each written Material Company Contract, and has provided Parent with an accurate and complete description of the material terms of each oral Material Company Contract.
(c)    (i) Each of the Material Company Contracts is in full force and effect, and is a legal, valid, binding and enforceable (except as enforceability is limited by the Enforceability Exceptions) obligation of each Company Entity a party thereto and, to the Knowledge of the Company, each other party thereto, and (ii) the Company Entities and, to the Knowledge of the Company, each other party to the Material Company Contracts are not currently, and since January 1, 2015, to the Knowledge of the Company, the Company Entities and each other party to the Material Company Contract, have not been, in material breach of or material default under, in any material respect, the Material Company Contracts and, to the Knowledge of the Company, no event has occurred or circumstance exists that, with or without notice or lapse of time or both, would give rise to any such material breach or material default or would give any Person the right to declare a material default or exercise any material remedy under, accelerate the maturity or performance of or payment under, or cancel, terminate or modify any Material Company Contract.
Section 3.9    Warranties and Guaranties. Schedule 3.9 to the Company Disclosure Letter includes accurate and complete copies as of the Execution Date of the standard terms and conditions of sale, lease, license, distribution or delivery for the Company Entities (containing applicable warranty, guaranty and indemnity provisions). No product manufactured, sold, leased, licensed, distributed or delivered by the Company Entities, including the Company Products, or service performed by the Company Entities is subject to any warranty, guaranty or other indemnity beyond the applicable standard terms and conditions of sale, lease or license set forth on Schedule 3.9 to the Company Disclosure Letter.
Section 3.10    Insurance. Schedule 3.10 to the Company Disclosure Letter sets forth an accurate and complete list as of the Execution Date of all insurance policies (including “self‑insurance” programs) and fidelity bonds covering the Company Entities (the “Insurance Policies”), including policy numbers and names of insurers, together with a list of all pending claims and claims paid under the Insurance Policies of the Company Entities, including the Insurance Policies, on or after January 1, 2013. The Company has made available to Parent in the Virtual Data Room accurate and complete copies or binders of all of the Insurance Policies. The Insurance Policies are in full force and effect and all premiums payable under the Insurance Policies have been paid when due. The Company Entities are otherwise in compliance, in all material respects, with the terms and conditions of the Insurance Policies and no claim for coverage under any of the Insurance Policies of the Company Entities, including the Insurance Policies, has been denied on or after January 1, 2013. None of the Company Entities has received any written notice of cancellation or intent to cancel, reduce coverage, materially increase premiums or fail to renew any existing policy or binder with respect to the Insurance Policies.
Section 3.11    Proceedings; Orders.
(a)    There are, and for the past three (3) years there have been, no Proceedings pending or, to the Knowledge of the Company, threatened in writing by or against any of the Company Entities, and, to the Knowledge of the Company, no event has occurred or circumstance exists that, with or without notice or lapse of time or both, would give rise to, or serve as a basis for, any such Proceeding. There are no Proceedings pending or, to the Knowledge of the Company, threatened in writing by or against any of the Company Entities that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.
(b)    There is no Order to which any of the Company Entities is subject or bound that materially affects the Assets, Liabilities or business activities of any of the Company Entities, other than rules promulgated by a Governmental Authority of general applicability to other participants in the industries in which the Company Entities operate, and, to the Knowledge of the Company, no event has occurred or circumstance exists that, with or without notice or lapse of time or both, would give rise to, or serve as a basis for, any such Order.
Section 3.12    Governmental Authorizations.
(a)    Each of the Company Entities holds all material permits, licenses, franchises, approvals, authorizations, registrations, certifications, qualifications, memberships, variances, immunities and other rights required by any Legal Requirement or any Governmental Authority necessary to own or lease, operate and use its Assets and carry on and conduct its businesses as currently conducted (collectively the “Governmental Authorizations”). Set forth on Schedule 3.12(a) to the Company Disclosure Letter is an accurate and complete list of all of the Governmental Authorizations. Each of the Governmental Authorizations is valid and in full force and effect, and the consummation of the Transactions will not terminate or materially adversely affect any of the Governmental Authorizations.
(b)    The Company Entities are currently, and at all times have been, in compliance in all material respects with all of the terms and requirements of each of the Governmental Authorizations, (ii) no conditions have been imposed in relation to any of the Governmental Authorizations, and, to the Knowledge of the Company, no event has occurred or circumstance exists that, with or without notice or lapse of time or both, would give rise to, or serve as a basis for, the revocation, withdrawal, suspension, variation or non‑renewal of any of the Governmental Authorizations, and (iii) all applications required to have been filed for the renewal of each of the Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other Filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Authorities.

Section 3.13    Compliance with Laws.
(a)    The Company Entities and, to the Knowledge of the Company, each of their respective current and former directors, managers, officers and employees (in their capacity as such) are, and at all times during the past three (3) years have been, in compliance in all material respects with all Legal Requirements that are applicable to them or their respective businesses or by which any of the Assets, Liabilities, businesses or operations of the Company Entities is bound or affected. None of the Company Entities has received any written notice from any Governmental Authority or other Person (i) regarding any actual, alleged or potential material violation of or material failure to comply with any applicable Legal Requirement or (ii) requiring the Company to enter into or consent to the issuance of any cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings. To the Knowledge of the Company, no investigation or inquiry is being or has been conducted in the past three (3) years by any Governmental Authority with respect to the Company Entities.
(b)    None of the Company Entities and no Representative of any of the Company Entities with respect to any matter relating to any Company Entity has, directly or indirectly, (i) used any funds for unlawful contributions, loans, donations, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or agreed to make any unlawful payment to domestic or foreign government officials or employees or to domestic or foreign political parties or campaigns, or (iii) made or agreed to make any other unlawful payment.
Section 3.14    Environmental Matters.
(a)    The Company Entities and, to the Knowledge of the Company, each of their respective current and former directors, managers, officers and employees (in their capacity as such) are, and at all times during the past three (3) years have been, in compliance in all material respects with all Environmental Laws. None of the Company Entities has received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to any Environmental Law. To the Knowledge of the Company, no Environmental Claim is currently pending or has been filed against any of the Company Entities alleging any failure to comply with any Environmental Law or any term or condition of any Environmental Permit.
(b)    None of the Company Entities has treated, stored, disposed of, arranged or permitted the disposal of, transported, handled or Released any substances, including any Hazardous Materials, in a manner that has given or would give rise to any material Environmental Claim, including any claim for response costs, corrective action costs, personal injury, property damage, or natural resource damage, pursuant to any applicable Environmental Law. There has been no Release of Hazardous Materials in contravention of any applicable Environmental Law by or on behalf of any of the Company Entities or involving any real property currently or formerly owned or leased by any of the Company Entities, including the Leased Real Property, and none of the Company Entities has received any Environmental Notice that any such real property or any off‑site real property owned by any Person (including soils, groundwater, surface water, buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, located on any such real property) has been contaminated with any Hazardous Material that would reasonably be expected to result in an Environmental Claim against, or a material violation of any applicable Environmental Law or any term or condition of any Environmental Permit by, any of the Company Entities.
(c)    None of the Company Entities has, either expressly or by operation of law, assumed or undertaken any material Liability or Environmental Claim, including any obligation for corrective or remedial action, of any Person relating to any Environmental Law.
Section 3.15    Business Associates.
(a)    The employment of each employee and engagement of each independent contractor of each of the Company Entities is terminable at the will of such Company Entity, and none of the Company Entities is a party to any employment, independent contractor, non‑competition or severance Contract with any current or former employee or independent contractor of such Company Entity. All compensation, including wages, commissions and bonuses, due and payable to the Business Associates for services performed has been paid in full.
(b)    The Company Entities and, to the Knowledge of the Company, each of their respective current and former directors, managers, officers and employees (in their capacity as such) are, and at all times during the past three (3) years have been, in compliance in all material respects with all Legal Requirements relating to the Company Entities’ employment of their respective employees and engagement of their respective independent contractors, including relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All Business Associates are either citizens of the United States or have the requisite authorizations to legally work in the United States. All individuals characterized and treated by the Company Entities as independent contractors are properly treated as independent contractors under all applicable Legal Requirements. All Business Associates classified as exempt under the FLSA and state and local wage and hour Legal Requirements are properly classified. There are no material Proceedings (whether individually or in the aggregate) pending, or to the Knowledge of the Company, threatened in writing against any of the Company Entities (A) by any current or former employee or independent contractor of any of the Company Entities with respect to any accident or injury that is not fully covered by the Insurance Policies, or (B) by any Governmental Authority or any current or former applicant, employee or independent contractor of any of the Company Entities with respect to any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Legal Requirements.
(c)    None of the Company Entities is, or ever has been, a party to, bound by, or negotiating any collective bargaining or other Contract with any Union, and there is not, and has never been, any Union representing or purporting to represent any employees of any of the Company Entities, and, to the Knowledge of the Company, no Union or group of employees of any of the Company Entities is seeking or has sought to organize employees of any of the Company Entities for the purpose of collective bargaining. To the Knowledge of the Company, in the past three (3) years, there has not been any threat of any strikes, lockouts, work stoppages, work interruptions, slowdowns, concerted refusal to work overtime or other similar labor disruption or dispute involving the employees of any of the Company Entities.
Section 3.16    Benefit Plans.
(a)    Schedule 3.16(a) to the Company Disclosure Letter sets forth a complete and accurate list as of the Execution Date of all material benefits received by any employee or independent contractor of the Company Entities, as well as a list of all employee welfare benefit plans (as defined in Section 3(1) of ERISA), employee pension benefit plans (as defined in Section 3(2) of ERISA) and all other employment, compensation, consulting, bonus, stock option, restricted stock grant, stock purchase, other cash or stock‑based incentive, profit sharing, savings, retirement, disability, insurance, severance, deferred compensation and other similar fringe or employee benefit plans, programs, agreements or arrangements (i) sponsored, maintained, contributed to or required to be contributed to, or entered into by any of the Company Entities for the benefit of, or relating to, any current or former director, manager, officer, employee or independent contractor of any of the Company Entities or any ERISA Affiliate, or (ii) under which any of the Company Entities has any present or future Liability (collectively, the “Benefit Plans”).
(b)    With respect to each Benefit Plan, the Company has made available to Parent in the Virtual Data Room accurate and complete copies of the following: (i) a copy of each Benefit Plan (including any amendments thereto and all administration agreements, insurance policies, investment management or advisory agreements as currently in effect); (ii) a copy of the three (3) most recent Form 5500 annual reports, if any, required under ERISA or the Code; (iii) a copy of the most recent summary plan description (and any summary of material modifications), if any, required under ERISA; (iv) if the Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding Contract (including any amendments thereto) as currently in effect; (v) if the Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination and/or opinion letter received from the IRS; (vi) the most recent actuarial report, if any; (vii) all correspondence with the IRS or the United States Department of Labor regarding any Benefit Plan, other than that associated with any routine reporting and disclosure obligations, since January 1, 2012; (viii) all discrimination tests for each Benefit Plan for the three (3) most recent plan years, if any and (ix) a list of all current and former employees of the Company receiving COBRA benefits as of the Execution Date. Schedule 3.16(b)(i) to the Company Disclosure Letter sets forth as of the Execution Date an accurate and complete description of the material terms and conditions of any unwritten Benefit Plan. All Benefit Plans have been approved and administered in accordance with the terms of the Benefit Plans and in accordance with all applicable Legal Requirements, in each case, in all material respects, and are currently in compliance with the Legal Requirements currently in effect with respect to such Benefit Plans in all material respects, including ERISA, the Code, and all similar Legal Requirements.
(c)    None of the Company Entities or, to the Knowledge of the Company, any other Person have, with respect to any Benefit Plan, engaged in or been a party to any “prohibited transaction” (as defined in Section 4975 of the Code, Section 406 of ERISA or similar foreign Legal Requirements) that could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA, a Tax imposed by Section 4975 of the Code or any other similar Legal Requirement, in each case applicable to any of the Company Entities or any Benefit Plan. None of the Company Entities or, to the Knowledge of the Company, any other Person, have, with respect to any Benefit Plan, breached any fiduciary duty with respect to the investment of the Assets or administration of any Benefit Plan that would reasonably be expected to result in Liability to the Company Entities.
(d)    Each Benefit Plan intended to qualify under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from Tax under the provisions of Section 501(a) of the Code, either (i) has received a favorable determination or prototype opinion letter from the IRS as to the form of such Benefit Plan, (ii) is still within the “remedial amendment period,” as described in Section 401(b) of the Code and the regulations thereunder (the “Remedial Amendment Period”), or (iii) has made application to the IRS for a favorable determination letter within the Remedial Amendment Period.
(e)    All contributions or payments required to be made or accrued before the First Step Merger Effective Time under the terms of any Benefit Plan will have been made by the Closing or appropriately accrued on the Financial Statements in accordance with GAAP and applicable Legal Requirements.
(f)    No Benefit Plan is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, (ii) a plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or (iii) a “multiple employer plan” as defined in Section 413(c) of the Code, and none of the Company Entities or any ERISA Affiliate has maintained, contributed to, or been required to contribute to any Benefit Plan described in clauses (i), (ii) or (iii) of this Section 3.16(vi) within the last six (6) years.
(g)    No Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for current or former employees of any of the Company Entities for periods extending beyond their retirement or other termination of service, other than coverage mandated by Section 4980 of the Code and applicable Legal Requirements, if any.
(h)    There are no Contracts between any of the Company Entities and any director, manager, officer or employee of such Person pursuant to which any of the Company Entities could be required to make any payment that would not be fully deductible under Section 280G of the Code or that would otherwise be considered an “excess parachute payment” (within the meaning of Section 280G(b)(2) of the Code).
(i)    Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in compliance with Section 409A of the Code, IRS Notice 2005‑1, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Benefit Plan , and no director, manager, officer or employee of any of the Company Entities or any ERISA Affiliate is entitled to any gross-up, reimbursement, equalization or similar payment from, or otherwise be indemnified by, any of the Company Entities or any ERISA Affiliate for any violation of Section 409A of the Code.

(j)    There are no pending or, to the Knowledge of the Company, threatened Proceedings that have been asserted relating to any Benefit Plan by any employee or other beneficiary covered under any Benefit Plan or otherwise involving any Benefit Plan (other than routine claims for benefits). No examination, voluntary correction proceeding or audit of any Benefit Plan by any Governmental Authority is in progress or, to the Knowledge of the Company, threatened.
(k)    None of the Company Entities has used the services of workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors, to an extent that would reasonably be expected to result in the disqualification of any of the Benefit Plans or the imposition of penalties or excise Taxes with respect to any of the Benefit Plans by the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation, or similar foreign Governmental Authority.
Section 3.17    Taxes.
(a)    Each of the Company Entities has duly filed all U.S. federal income and all other material Tax Returns required to be filed by such Company Entity (which are accurate and complete in all material respects) and has timely paid in full, or caused to be paid in full, all Taxes and all assessments of any kind or nature whatsoever (whether or not shown on any Tax Return) allocable to any period ending prior to the Closing and required to be paid by such Company Entity. None of the Company Entities is currently the beneficiary of any extension of time within which to file any Tax Return. Each of the Company Entities has timely withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other Person, and all Forms W‑2 and 1099 required with respect thereto have been properly completed and timely filed with the appropriate Governmental Authority. All sales, goods and services and value‑added Taxes required to be collected and remitted by any of the Company Entities have been properly collected and timely remitted.
(b)    A list of each jurisdiction where the Company Entities file Tax Returns or charge and remit sales or use Taxes is set forth on Schedule 3.17(b) to the Company Disclosure Letter. All necessary sales Tax exemption certificates have been obtained by the Company Entities and all such certificates have been properly completed and maintained. None of the Company Entities has engaged in any activity that creates a taxable nexus or permanent establishment in any jurisdiction where such Company Entity does not file Tax Returns, and no claim has ever been made in writing or, to the Knowledge of the Company, in any other manner by any Governmental Authority in a jurisdiction where any of the Company Entities does not file Tax Returns that such Company Entity is or could be subject to taxation by such jurisdiction. There are no Encumbrances (other than Permitted Encumbrances) on any of the Assets of any of the Company Entities or otherwise affecting the Company Entities that arose from any failure (or alleged failure) to pay any Tax.
(c)    No examination or audit of any Tax Return of any of the Company Entities by any Governmental Authority is currently in progress to which any of the Company Entities has received notice in writing or, to the Knowledge of the Company, been threatened. No assessment or other Proceeding by any Governmental Authority to which any of the Company Entities has received notice in writing is pending or, to the Knowledge of the Company, threatened with respect to the Taxes or Tax Returns of any of the Company Entities. There is no dispute or claim concerning any Liability of any of the Company Entities for additional Taxes, either (i) claimed or raised by any Governmental Authority in any written notice or communication provided to any of the Company Entities, or (ii) to the Knowledge of the Company.
(d)    The unpaid Taxes of the Company Entities did not, as of the Latest Balance Sheet Dates, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheets (rather than in any notes to the Latest Balance Sheets). Since the Latest Balance Sheet Dates, none of the Company Entities has incurred any Liability for Taxes outside the Ordinary Course.
(e)    None of the Company Entities has participated in any “reportable transaction” within the meaning of Section 1.6011‑4 of the Treasury Regulations. Except with respect to arrangements among members of the affiliated group of corporations the common parent of which was the Company, none of the Company Entities is a party to or bound by any Tax allocation, sharing or similar contract (including any advance pricing agreement, closing agreement or other contract relating to Taxes with any Governmental Authority) and has no current or potential contractual or legal obligation to indemnify any other Person with respect to Taxes. None of the Company Entities has (i) been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or (ii) had any Liability for the Taxes of any Person (other than a member of the affiliated group of corporations the common parent of which was the Company) (A) under Section 1.1502‑6 of the Treasury Regulations (or any similar Legal Requirement), (B) as a transferee or successor, (C) by Contract (other than a Contract entered into in the Ordinary Course the principal subject matter of which is not Taxes), or (D) otherwise.
(f)    None of the Company Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period ending on or after the Closing Date as a result of any (i) change in accounting method for any Pre‑Closing Tax Period under Section 481 of the Code (or any similar Legal Requirement), (ii) written agreement with a Governmental Authority with regard to the Tax Liability of any of the Company Entities for any Pre‑Closing Tax Periods, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date. None of the Assets of any of the Company Entities is “tax exempt use property” within the meaning of Section 168 of the Code.
(g)    None of the Company Entities has executed any outstanding waivers or comparable Consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency. No power of attorney currently in force has been granted by any of the Company Entities concerning any Taxes or Tax Return. None of the Company Entities has received or has been the subject of a private Tax ruling or a request for private Tax ruling. None of the Company Entities has entered into any closing agreements with any Governmental Authority with respect to Taxes, including closing agreements that would have a continuing effect after the Closing Date.
(h)    None of the Company Entities has (i) been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, (ii) been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar Legal Requirement), (iii) been a “personal holding company” as defined in Section 542 of the Code (or any similar Legal Requirement), (iv) been a stockholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code, (v) engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a country other than the country of its incorporation, organization or formation.
(i)    None of the Company Entities is a party to any joint venture, partnership or other Contract that could be treated as a partnership for U.S. federal income tax purposes.
(j)    None of the Company Entities have taken or agreed to take any action that would prevent the Integrated Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code. None of the Company Entities is aware of any fact, agreement, plan or other circumstance that would prevent the Integrated Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
Section 3.18    Related Persons. No Related Person (a) is or, at any time since January 1, 2014, has been, directly or indirectly, an owner of more than five percent (5%), or an Affiliate, of any Material Customer or Material Supplier or otherwise involved in any business arrangement or relationship with any of the Company Entities, Material Customers or Material Suppliers, other than employment arrangements entered into in the Ordinary Course, or (b) owns, or since January 1, 2014, has owned, directly or indirectly, any material Asset or right, tangible or intangible, used by any of the Company Entities. No Related Person has any claim against any of the Company Entities, either directly or indirectly, for which any of the Company Entities has or could have Liability to any Related Person, other than employment arrangements entered into in the Ordinary Course or payments that constitute Transaction Expenses.
Section 3.19    Powers of Attorney; Bank Accounts.
(a)    None of the Company Entities has granted any power of attorney or proxy (revocable or irrevocable) to any Person for any purpose whatsoever. None of the Company Entities has given authority (whether express, implied or ostensible) that is still outstanding or effective to any Person to enter into any Contract on such Company Entity’s behalf other than such Company Entity’s duly authorized employees to enter into routine business Contracts in the Ordinary Course.
(b)    Schedule 3.19(b) to the Company Disclosure Letter sets forth an accurate and complete list as of the Execution Date of the name of each institution in which any of the Company Entities has a bank account, securities account, safe‑deposit box, lockbox account or any other account (the “Bank Accounts”), the title and account number for each of the Bank Accounts, and the names of all Persons authorized to draw funds from the Bank Accounts or have access to the Bank Accounts.
Section 3.20    Absence of Certain Changes, Events and Conditions. Since September 30, 2015, (i) the Company Entities have conducted their businesses and operations solely in the Ordinary Course and (ii) there has not been any:
(a)    Company Material Adverse Effect; or
(b)    any action, which, if taken after the Execution Date, would constitute a breach of Section 5.2(ii)(iii)(A), (E), (F), (H), (I), (J), (L), (N), and (U) (solely with respect to the foregoing clauses).
Section 3.21    Brokers or Finder. No investment banker, financial advisor, broker, finder or other intermediary is entitled to any fee, commission or other similar payment in connection with Transactions that has been retained by or is authorized to act on behalf of any of the Company Entities that could be entitled to any fee, commission or other similar payment from Parent, any of the Company Entities or any of their respective Affiliates with respect to the Transactions.
Section 3.22    Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the businesses, results of operations, prospects, condition (financial or otherwise), Assets and Liabilities of Parent, and acknowledges that the Company has been provided adequate access to the personnel, Assets, premises, books and records, and other documents and data of Parent for such purpose. The Company acknowledges and agrees that (a) in making its decision to enter into this Agreement and to consummate the Transactions, the Company has relied solely upon the Company’s own investigation and the express representations and warranties of Parent, Merger Sub and Successor Sub set forth in Article IV, and (b) neither Parent, Merger Sub, Successor Sub nor any other Person (including Parent’s Representatives) has made any representation or warranty as to Parent, Merger Sub, Successor Sub or this Agreement, except as expressly set forth in Article IV.
Section 3.23    No Other Representations. Except for the representations and warranties contained in this Article III, none of the Company Entities, its Affiliates or any of their respective directors, officers, employees or Representatives make or have made any other express or implied representation or warranty, either written or oral, at law or in equity, in respect of the Company Entities, the Assets or the businesses of the Company Entities, including any representation or warranty as to the accuracy or completeness of any information regarding any of the Company Entities furnished or made available to Parent and its Representatives or as to the future revenue, profitability or success of any of the Company Entities, or any representation or warranty arising from statute or otherwise in law.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING PARENT
Except (a) as disclosed in the Parent SEC Documents filed or furnished to the SEC by Parent on or prior to the Execution Date and publicly available on or prior to the Execution Date,

or (b) as set forth in the Parent Disclosure Letter, Parent, Merger Sub and Successor Sub represent and warrant to the Company as of the Execution Date and as of the Closing Date (except for representations and warranties that address matters only as of a specified date, in which case as of such specified date) as follows:
Section 4.1    Organization and Good Standing. Each of Parent, Merger Sub and Successor Sub is a corporation duly incorporated, validly existing and in good standing under the Legal Requirements of the State of Delaware and has full power and authority to own and lease the Assets of Parent, Merger Sub and Successor sub as they are now owned and leased, and to carry on the business of Parent as it is now being conducted. Each of Parent, Merger Sub and Successor Sub is duly qualified and licensed to do business and is in good standing in all jurisdictions where the character of the Assets owned or leased by Parent, Merger Sub or Successor Sub or the nature of the activities of Parent, Merger Sub or Successor Sub makes such qualification necessary, except in each case where the failure to be so qualified or licensed or in good standing would not have a Parent Material Adverse Effect.
Section 4.2    Authority, No Conflict.
(a)    This Agreement has been duly and validly executed by each of Parent, Merger Sub, and Successor Sub, and this Agreement (assuming due authorization, execution and delivery by the Company) constitutes the legal, valid and binding obligation of each of Parent, Merger Sub, and Succssor Sub, enforceable against each of Parent, Merger Sub and Successor Sub in accordance with its terms, except as enforceability is limited by the Enforceability Exceptions. Upon the delivery (and execution, if applicable) by each of Parent, Merger Sub and Successor Sub of each of the documents and instruments to be delivered by Parent at the Closing pursuant to Section 2.13(b) (collectively, the “Parent Closing Documents”), each of the Parent Closing Documents (assuming due authorization, execution and delivery by the other party or Parties thereto, if applicable) will constitute the legal, valid and binding obligation of Parent, Merger Sub and/or Successor Sub, as applicable, enforceable against Parent, Merger Sub and/or Successor Sub, as applicable, in accordance with their respective terms, except as enforceability is limited by the Enforceability Exceptions. Each of Parent, Merger Sub and Successor Sub has the right, power and authority to execute and deliver this Agreement and the Parent Closing Documents, as applicable, and to perform Parent, Merger Sub or Successor Sub’s obligations under this Agreement and the Parent Closing Documents, as applicable, and such actions have been duly authorized by all necessary corporate or other governing action by each of Parent, Merger Sub and Successor Sub.
(b)    Neither the execution and delivery of this Agreement or any of the other Transaction Documents by Parent, Merger Sub and/or Successor Sub nor the consummation or performance of any of the Transactions by Parent and/or Merger Sub will, directly or indirectly (with or without notice or lapse of time or both) (i) contravene, conflict with or result in a violation or breach of any provision of any of the Constitutive Documents or Governance Documents of Parent, Merger Sub or Successor Sub, (ii) contravene, conflict with or result in a violation or breach of any Legal Requirement to which Parent, Merger Sub or Successor Sub is subject, (iii) contravene, conflict with or result in a violation or breach of, constitute a default under, or give any Person the right to declare a default or exercise any remedy under, accelerate the maturity or performance of or payment under, or cancel, terminate, or modify any material Contract to which Parent, Merger Sub or Successor Sub is a party or is otherwise bound, or (iv) result in the creation or imposition of any Encumbrance upon any of the Assets of Parent, Merger Sub or Successor sub (other than Permitted Encumbrances), except in the case of clauses (ii), (iii) and (iv), for any contravention, conflict, violation, breach, default, remedy, acceleration, cancellation, termination, modification or Encumbrance, in each case, that would not reasonably be expected to cause a Parent Material Adverse Effect.
(c)    Except as pursuant to the HSR Act, and except for the requisite approvals of the respective Board of Directors of Parent, Merger Sub, and Successor Sub, neither Parent, Merger Sub nor Successor Sub is nor will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or any of the other Transaction Documents, or the consummation or performance of the Transactions, except for any failure to give such notice or obtain such Consent, in each case, that would not reasonably be expected to cause a Parent Material Adverse Effect.
Section 4.3    Parent SEC Documents.
(a)    Parent has timely filed with or furnished to the SEC all Parent SEC Documents. As of its Filing date (or, if amended or superseded by a Filing prior to the Execution Date, on the date of such subsequent Filing), each Parent SEC Document (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes‑Oxley Act and the rules and regulations promulgated thereunder, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(b)    Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
(c)    Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a‑15 under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and all such material information is made known to Parent’s principal executive officer and principal financial officer.
(d)    Parent and its Subsidiaries have established and maintained a system of internal controls, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the Assets of Parent and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of Financial Statements in accordance with GAAP, and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the board of directors of Parent and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Assets of Parent and its Subsidiaries that could have a material effect on Parent’s consolidated Financial Statements.
(e)    Since January 1, 2013, no attorney representing Parent has reported to the current board of directors of Parent or any committee thereof or to any current director or executive officer of Parent evidence of a material violation of United States or other securities Legal Requirements by Parent.
Section 4.4    Financial Information. As of their respective filing dates with the SEC, the audited consolidated Financial Statements consisting of the balance sheets and related statements of income, stockholders’ equity and cash flows of Parent and its Subsidiaries as of and for the fiscal years ended December 31, 2014 and December 31, 2013 (including, in each case, any related notes thereto and the related reports of the independent registered public accounting firm) and the unaudited consolidated Financial Statements of Parent consisting of the unaudited balance sheets and all related statements of income, stockholders’ equity and cash flows of Parent and its Subsidiaries for the nine (9) months ended September 30, 2015 included or incorporated by reference in the Parent SEC Documents fairly present in all material respects, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods covered thereby (except, in the case of the unaudited consolidated Financial Statements, for normal recurring year‑end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of footnotes).
Section 4.5    Proceedings; Orders.
(a)    There are, and for the past three (3) years, there have been, no Proceedings pending or, to the Knowledge of Parent, threatened in writing by or against Parent, Merger Sub or Successor Sub, and, to the Knowledge of Parent, no event has occurred or circumstance exists that, with or without notice or lapse of time or both, would give rise to, or serve as a basis for, any such Proceeding. There are no Proceedings pending or, to the Knowledge of Parent, threatened in writing by or against Parent, Merger Sub or Successor Sub that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.
(b)    There is no Order to which Parent, Merger Sub or Successor Sub is subject or bound that materially affects the Assets, Liabilities or business activities of any of Parent, Merger Sub or Successor Sub, other than rules promulgated by a Governmental Authority of general applicability to other participants in the industries in which Parent, Merger Sub or Successor Sub operates, and to the Knowledge of Parent, no event has occurred or circumstance exists that, with or without notice or lapse of time or both, would give rise to, or serve as a basis for, any such Order.
Section 4.6    Financing. Parent has delivered to the Company true, accurate and complete copies of (i) the fully‑executed debt commitment letter, dated as of the Execution Date, between Parent and Regions Bank and Regions Bank Capital Markets, a division of Regions Bank (collectively, the “Lender”) and (ii) the fully‑executed fee letter associated therewith (provided that provisions in the fee letter related to fees, pricing, and other economic terms, including in respect of the economic terms of any “market flex” provisions, but only to the extent not affecting conditionality, may be redacted (such commitment letter, together with all exhibits, schedules, annexes, and supplements thereto and the fee letter, each as amended or replaced in accordance with Section 5.8, collectively, the “Debt Financing Commitment”), pursuant to which, upon the terms and subject to the conditions set forth therein, the Lender has agreed to lend the amounts set forth therein (the “Debt Financing”) for the purpose of funding the Transactions as contemplated by this Agreement and related fees and expenses. As of the Execution Date, the Debt Financing Commitment has not been amended, restated or otherwise modified or waived and, to the Knowledge of Parent, as of the Execution Date, the respective commitments contained in the Debt Financing Commitment have not been withdrawn, terminated or rescinded in any respect. There are no side letters or other contracts or arrangements related to the funding or investing, as applicable, of the Debt Financing other than as expressly set forth in the Debt Financing Commitment delivered to the Company prior to the Execution Date. Parent has (or caused to be) fully paid any and all commitment fees or other fees that are required to be paid pursuant to the terms of the Debt Financing Commitment on or prior to the Execution Date, and will pay (or cause to be paid) in full any such amounts that are required to be paid pursuant to the terms of the Debt Financing Commitment on or before the Closing. The Debt Financing Commitment is in full force and effect and is the legal, valid, binding and enforceable obligations of Parent and (in the case of the Debt Financing Commitment, to the Knowledge of Parent) each of the other parties thereto (subject to the effect of any laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law)). There are no conditions related to the Lender’s obligation to fund the full amount of the Debt Financing, other than as expressly set forth in the Debt Financing Commitment. As of the Execution Date, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or (to the Knowledge of Parent) any other party thereto under the Debt Financing Commitment or a failure to satisfy a condition precedent on the part of Parent under the Debt Financing Commitment. Assuming (i) the satisfaction of the conditions set forth in Section 7.1 and Section 7.2 and (ii) the Debt Financing is funded in accordance with the Debt Financing Commitment, the Debt Financing, together with Parent’s available cash on hand, cash equivalents and marketable securities, will be sufficient for Parent to make those payments that are payable by Parent in accordance with this Agreement, including Section 2.12 and those payments that are payable by Parent on the Closing Date. Each of Parent and Merger Sub acknowledges and agrees that the obtaining of the Debt Financing is not a condition to the Closing.
Section 4.7    Brokers or Finders. Except for Allen & Company LLC, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent that could be entitled to any fee, commission or other similar payment from Parent, any of the Company Entities or any of their respective Affiliates with respect to the Transactions.
Section 4.8    Compliance with Law. Each of Parent, Merger Sub and Successor Sub is, and at all times during the past three (3) years has been, in compliance in all material respects with all Legal Requirements that are applicable to it or its respective businesses or by which any of the Assets, Liabilities, businesses or operations of Parent, Merger Sub or Successor sub is bound or affected. Neither Parent, Merger Sub nor Successor Sub has received any written notice from any Governmental Authority or other Person regarding any material violation of or material failure to comply with any applicable Legal Requirement. To the Knowledge of Parent, no investigation or inquiry is being or has been conducted in the past three (3) years by any Governmental Authority with respect to Parent or its business.
Section 4.9    Independent Investigation. Each of Parent, Merger Sub and Successor Sub has conducted its own independent investigation, review and analysis of the businesses, results of operations, prospects, condition (financial or otherwise), Assets and Liabilities of the Company Entities, and acknowledges that each of Parent, Merger Sub and Successor Sub has been provided adequate access to the personnel, Assets, premises, books and records, and other documents and data of the Company Entities for such purpose. Each of Parent, Merger Sub and Successor Sub acknowledges and agrees that (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article III, and (b) neither the Company nor any other Person (including the Company’s Representatives) has made any representation or warranty as to the Company Entities or this Agreement, except as expressly set forth in Article III.
Section 4.10    No Other Representations. Except for the representations and warranties contained in this Article IV, none of Parent, Merger Sub, Successor Sub or any other Person (including Parent’s, Merger Sub’s and Successor Sub’s Representatives) has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Parent, Merger Sub or Successor Sub, including any representation or warranty as to the accuracy or completeness of any information regarding Parent, Merger Sub or Successor Sub furnished or made available to the Company and its Representatives or as to the future revenue, profitability or success of Parent, Merger Sub or Successor Sub, or any representation or warranty arising from statute or otherwise in law.
ARTICLE V
PRE‑CLOSING COVENANTS
Section 5.1    Access and Investigation. During the Executory Period, upon reasonable notice, the Company shall, and the Company shall cause each of the other Company Entities to, use commercially reasonable efforts to (a) provide Parent and its Representatives with reasonable access to the Assets, offices, facilities, books and records (including working papers and data in the possession of any of the Company Entities or any of their respective independent accountants, internal audit reports and management letters from such accountants with respect to the Company Entities’ system of internal controls), Tax Returns, Contracts and Representatives of each of the Company Entities, (b) furnish and make available to Parent and its Representatives such financial, operating and other data and information related to any of the Company Entities as Parent or any of its Representatives reasonably request, and (c) cause the Representatives of each of the Company Entities to cooperate with Parent and its Representatives in its investigation of the Company Entities; provided, however, that any such access or furnishing of information shall be conducted at Parent’s expense, during normal business hours, under the supervision of the Company’s personnel and in such a manner as not to interfere with the normal operations of the Company Entities. Notwithstanding the foregoing sentence, the Company shall not be required to disclose, or cause the disclosure of, any information to Parent if such disclosure would, in the reasonable opinion of legal counsel to the Company, (i) constitute a waiver of any legal privilege, or (ii) contravene any applicable Legal Requirement or binding Contract entered into prior to the Effective Date; provided, that the Company shall inform Parent to the extent information is excluded pursuant to this sentence, and shall use commercially reasonable efforts to provide Parent with the maximum amount of information requested, including providing information subject to the attorney‑client privilege under joint defense privilege or seeking waiver of any applicable confidentiality provisions.
Section 5.2    Conduct of Business by the Company Entities During Executory Period.
(a)    During the Executory Period, except as expressly consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and the Company shall cause each of the other Company Entities to, (i) conduct their businesses and operations solely in the Ordinary Course, (ii) use commercially reasonable efforts to (A) maintain, keep and preserve their Assets in good condition and repair, (B) preserve their businesses and operations intact, (C) keep available the services of their employees and independent contractors, and (D) preserve the goodwill of customers, suppliers, distributors, lessors, lessees, licensors, licensees, creditors, employees, independent contractors and others having business dealings or relations with any of the Company Entities, and (iii) maintain their books and records in accordance with past practice.
(b)    Without limiting the generality of the foregoing, during the Executory Period, except (i) as set forth on Schedule 5.2(b) to the Company Disclosure Letter, (ii) as otherwise expressly provided in this Agreement, or (iii) as expressly consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and the Company shall cause each of the other Company Entities not to, (A) make any capital expenditures other than budgeted and planned capital expenditures, (B) enter into what would be a Material Company Contract if entered into prior to the Execution Date, other than in the Ordinary Course, (C) violate, amend or otherwise modify or waive any of the material terms of any of the Material Company Contracts, or assign or sublease any Material Company Contract, (D) enter into any Contract that would be breached by, or require the Consent of any Person in order to continue in full force following, the consummation of the Transaction, (E) release any Person from, or modify or waive any provision of, any confidentiality or similar Company Contract (other than in the Ordinary Course), (F) abandon any application filed by or on behalf of any of the Company Entities relating to material Intellectual Property Rights or fail to maintain the Company IP Rights, (G) create any Subsidiaries, (H) make any material change in any method of accounting, accounting practice or Tax reporting methods of any of the Company Entities, except as required by GAAP or applicable Legal Requirements, (I) change the cash management practices and policies, practices and procedures of any of the Company Entities with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, payment of Accounts Payable, inventory control, prepayment of expenses or deferral of revenue, including (x) taking (or omitting to take) any action that would have the effect of accelerating revenues, accelerating cash receipts or accelerating the collection of Accounts Receivable to pre‑Closing periods that would otherwise be expected to take place or be incurred in post‑Closing periods, or (y) taking (or omitting to take) any action that would have the effect of delaying or postponing the payment of any Accounts Payable to post‑Closing periods that would otherwise be expected to be paid in pre‑Closing periods, (J) take any action to make, change or rescind any Tax election or amend any Tax Return, or closing agreement entered into, settle any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or, in each case described in this part (J), take any other similar action relating to the filing of any Tax Return or the payment of any Tax by any of the Company Entities, (K) waive any material rights constituting Assets of any of the Company Entities, (L) adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or file a petition in bankruptcy under any provisions of federal or state bankruptcy Legal Requirements or consent to the filing of any bankruptcy petition against any of the Company Entities under similar Legal Requirement, (M) acquire by merger or consolidation with, or by purchase of a substantial portion of the Assets or equity of, or by any other manner, any Person or any business or division of such Person by any of the Company Entities, (N) transfer, assign, sell, lease, license or otherwise dispose of, or encumber, any of the Assets of any of the Company Entities, except in the Ordinary Course, (O) transfer, assign, sell, lease, license or otherwise dispose of any material rights under or with respect to any Company IP Rights, except to the customers, partners or resellers of the Company Entities in the Ordinary Course, (P) incur, assume or guarantee any Indebtedness, except unsecured current Accounts Payable incurred in the Ordinary Course, (Q) adopt, modify or terminate any (i) employment, severance, retention or other Contract with any current or former director, manager, officer, employee or independent contractor of any of the Company Entities, except, with respect to employment or retention Contracts in the Ordinary Course and provided that the aggregate payments payable per year under such employment or retention Contracts are less than One Hundred Thousand Dollars ($100,000), or (ii) Benefit Plans, except as permitted by the foregoing clause (Q)(i), (R)(i) except in the Ordinary Course, increase any wages, salary, severance, pension or other compensation or benefits in respect of any of the employees or independent contractors of any of the Company Entities or (ii)  hire any employee of any of the Company Entities whose annual base salary would exceed One Hundred Thousand Dollars ($100,000), (S) loan to, or forgive any loan to, or enter into any other Contract or transaction with, any Related Person, (T) commence, compromise or settle any Proceeding by or against any of the Company Entities, or (U) authorize, or enter into any Contract to do, any of the foregoing.
Section 5.3    Conduct of Business by Parent During Executory Period. During the Executory Period, the Parent shall, and Parent shall cause its Subsidiaries to, conduct their businesses and operations solely in the Ordinary Course. Without limiting the generality of the foregoing, during the Executory Period, Parent shall not (a) amend any of its Constitutive Documents or Governance Documents, (b) effect any stock split, reverse stock split, stock buyback, reorganization, reclassification, combination, recapitalization or other like change with respect to the CPSI Common Stock, (c) take any action with the intent of causing the CPSI Common Stock to cease to be eligible for listing on NASDAQ, (d) adopt any plan of reorganization, liquidation or dissolution of Parent, (e) issue any shares of stock, other than pursuant to an incentive compensation plan of Parent that is in effect as of the Execution Date or the exercise of options, or (f) authorize, or enter into any Contract to do, any of the foregoing.
Section 5.4    Exclusivity.
(a)    During the Executory Period, the Company shall not, and the Company shall cause each of the other Company Entities and all of their respective Affiliates and Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any proposals or offers from any Person (other than Parent and its Representatives) concerning (A) any transfer or sale of Assets of any of the Company Entities (other than the sale of Assets in the Ordinary Course), (B) the issuance of any equity or debt interests or other securities (other than trade accounts or notes payable in the Ordinary Course or in connection with the exercise of options) of any of the Company Entities, or (C) any acquisition, business combination, amalgamation, change of control, merger or other similar transaction involving any of the Company Entities, whether structured as an Asset sale, equity sale, merger or otherwise (collectively, an “Acquisition Proposal”), (ii) have any discussion (other than to provide notice as to the existence of the obligations under this Section 5.4) with or provide any information to any Person relating, directly or indirectly, to any Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, whether publicly or to any director, manager or equity holder, any Acquisition Proposal, or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principal, merger agreement, acquisition agreement, option agreement or other similar Contract related to any Acquisition Proposal, or propose, whether publicly or to any director, manager or equity holder, or agree to do any of the foregoing related to any Acquisition Proposal.
(b)    During the Executory Period, the Company shall, and the Company shall cause each of the other Company Entities and all of their respective Affiliates and Representatives to, (i) immediately cease and terminate any existing discussion or negotiation with any Person (other than Parent and its Representatives) with respect to any Acquisition Proposal, and (ii) use commercially reasonable efforts to recover or cause to be destroyed all information concerning the Company Entities in the possession of such Persons and their respective Representatives (other than information provided to such Person in the Ordinary Course for purposes unrelated to an Acquisition Proposal).
(c)    During the Executory Period, the Company shall promptly notify Parent of, and communicate to Parent in writing the terms and conditions of (and the identity of the Person making), any Acquisition Proposal.
Section 5.5    Notification of Certain Matters. During the Executory Period, Parent, on the one hand, and the Company, on the other hand (as applicable, the “Notifying Party”), shall promptly notify the other (the “Notified Party”) of (a) any notice or other communication from or with any Governmental Authority (other than customers of Parent, or its Subsidiaries or the Company Entities) in connection with the Transactions, (b) any notice from any Person party to a Material Company Contract alleging that the Consent of such Person is or may be required in connection with any of the Transaction Documents or the Transactions, (c) any Proceeding commenced or threatened against the Notifying Party (or, with respect to the Company, any of the other Company

Entities) in connection with any of the Transaction Documents or Transactions, (d) any Order issued or threatened to be issued against the Notifying Party (or, with respect to the Company, any of the other Company Entities) in connection with any of the Transaction Documents or the Transactions, (e) the occurrence of any event that would reasonably be expected to cause any representation or warranty of the Notifying Party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing such that a failure of the condition set forth in Section 7.2(a), in the case of the Company, or Section 7.3(a), in the case of Parent, Merger Sub or Successor Sub, would occur or (f) any failure of the Notifying Party to comply with any of the Notifying Party’s covenants, obligations or agreements contained in this Agreement such that the failure of the condition set forth in Section 7.2(c), in the case of the Company, or Section 7.3(c), in the case of Parent, Merger Sub or Successor Sub, would occur . Notwithstanding anything in this Agreement to the contrary, the delivery of any notice by the Notifying Party and the information or knowledge obtained by the Notified Party pursuant to this Section 5.5 are not to (i) affect or be deemed to affect or modify any representation, warranty, covenant, obligation or agreement contained in this Agreement, the conditions to the obligations of the Parties to consummate the Closing in Article VII or otherwise prejudice in any way the rights and remedies of the Notified Party under this Agreement, including pursuant to Article VIII, (ii) be deemed to affect or modify the Notified Party’s reliance on the representations, warranties, covenants, obligations and agreements made by the Notifying Party in this Agreement, or (iii) be deemed to amend or supplement the Disclosure Letters or prevent or cure any misrepresentation, breach of warranty or breach of covenant by the Notifying Party.
Section 5.6    Notices, Consents and Filings; Compliance.
(a)    As promptly as practicable after the Execution Date, the Company shall, and the Company shall cause each of the other Company Entities to, give all notices and use their commercially reasonable efforts to obtain, or cause to be obtained, all Consents that are or become required in connection with the execution and delivery of this Agreement and the other Transaction Documents to which any of the Company Entities is a party and the consummation of the Transactions; provided, however, that commercially reasonable efforts by the Company shall not include the payment of any amounts or provision of any other consideration by the Company, unless (i) payment of a specific fee or other consideration is specifically required by the term of a Material Company Contract in connection with the third party providing an applicable Consent, or (ii) Parent agrees to reimburse the Company for such amounts. Parent shall reasonably cooperate with the Company Entities in seeking to obtain such Consents.
(b)    As promptly as practicable after the Execution Date, but in no event more than five (5) Business Days after the Execution Date, each of the Parties shall make (and, with respect to the Company, the Company shall cause each of the other Company Entities to make) all Filings required by any applicable Legal Requirements to be made by such Person in order to consummate the Transactions, including all Filings required under the HSR Act. Each of the Parties shall (and, with respect to the Company, the Company shall cause each of the other Company Entities to) use commercially reasonable efforts to (i) coordinate and cooperate with the other Parties in exchanging information related to such Filings and providing assistance as such other Party reasonably requests in connection with such Filings, and (ii) obtain the requisite clearance under the HSR Act from the applicable Governmental Authorities. Each Party shall supply (and, with respect to the Company, and the Company shall cause each of the other Company Entities to supply) as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that is requested by such Governmental Authority in connection with such Filings. Parent, on the one hand, and the Company, on the other hand, shall each pay fifty percent (50%) of all filing and other similar fees in connection with the Filings contemplated by this Section 5.6(ii), including the HSR Filing Fees.
(c)    To the fullest extent permitted by applicable Legal Requirements, the Parties shall jointly agree upon the form of the notices, Consents and Filings contemplated by this Section 5.6, and shall promptly provide the other Party with copies of all such notices, Consents and Filings.
(d)    Nothing in this Agreement, including this Section 5.6, requires, or is to be construed to require, Parent, Merger Sub, Successor Sub or any of their Affiliates to (and the Company shall not, and the Company shall cause each of the other Company Entities not to, without the prior written consent of Parent, Merger Sub and Successor Sub (such consent to be given in Parent’s, Merger Sub’s and Successor Sub’s sole discretion)) agree to (i) any sale, license, divestiture or other disposition or holding separate (through establishment of a trust or otherwise) of any capital stock, businesses, assets (tangible or intangible), properties or other interests of Parent, Merger Sub and Successor Sub, the Company Entities or any of their respective Affiliates, (ii) the imposition of any limitation, restriction or condition on the ability of Parent, Merger Sub and Successor Sub, the Company Entities or any of their respective Affiliates to conduct their respective businesses or own, acquire, hold or exercise full rights of ownership of any capital stock, equity interests, businesses, assets (tangible or intangible), properties or other interests, (iii) the imposition of any limitation, restriction or condition on Parent, Merger Sub and Successor Sub, the Company Entities or any of their respective Affiliates under the HSR Act.
Section 5.7    Monthly Financial Statements. During the Executory Period, the Company shall deliver to Parent, within fifteen (15) Business Days after the end of each month, a copy of the unaudited consolidated monthly Financial Statements of the Company as of the end of such month and for the fiscal period then ended prepared in accordance with GAAP as applied by the Company Entities consistent with past practice (footnote disclosure excluded) (the “Monthly Financial Statements”).
Section 5.8    Debt Financing.
(a)    Parent shall use its reasonable best efforts to obtain the Debt Financing on the terms and conditions described in the Debt Financing Commitment, subject to any amendments or modifications thereof permitted under Section 5.8(ii), including, without limitation, using it reasonable best efforts to (i) maintain in effect the Debt Financing Commitment until the Transactions are consummated or this Agreement is terminated, (ii) satisfy (or obtain a waiver of) on a timely basis all conditions applicable to Parent and Merger Sub in the Debt Financing Commitment, (iii) enter into definitive agreements with respect thereto on terms and conditions not less favorable to Parent and Merger Sub with respect to conditions than the terms and conditions (including the flex provisions) contained in the Debt Financing Commitment, subject to any amendments, supplements or modifications thereto permitted by Section 5.8(ii) (the “Definitive

Agreements”), (iv) consummate the Debt Financing at or prior to the Closing and (v)  if all conditions contained in the Debt Financing Commitment have been satisfied (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions), enforce its rights contained in the Debt Financing Commitment or cause the Lenders to comply with their respective obligations to fund on the Closing Date the Debt Financing required to consummate the Transactions (provided, that nothing in the foregoing shall require Parent to initiate or pursue any action, suit or proceeding against any Debt Financing Source). Without limiting the generality of the foregoing, Parent shall give the Company prompt notice: (A) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any Debt Financing Commitment or Definitive Agreement of which Parent becomes aware or (B) of the receipt of any written notice or other written communication from any Person with respect to any (1) actual or potential breach, default, termination or repudiation by any party to any Debt Financing Commitment or any Definitive Agreement related to the Debt Financing or any provisions of the Debt Financing Commitment or any Definitive Agreement or (2) material dispute or disagreement between or among any parties to any Debt Financing Commitment or any Definitive Agreement, that, in each case, would reasonably be expected to result in Parent not receiving the proceeds of the Debt Financing on the Closing Date. As soon as reasonably practicable, Parent shall provide any information available to it that is reasonably requested by the Company relating to any circumstance referred to in clause (A) or (B) of the immediately preceding sentence.
(b)    Parent shall not, without the prior written consent of Company: (A) permit any amendment or modification to, or any waiver of any provision or remedy under, the Debt Financing Commitment (subject to the “flex” provisions thereof as in effect on the Execution Date) if such amendment, modification, waiver or remedy (w) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Debt Financing, (x) reduces the amount of the Debt Financing (including by changing the amount of fees to be paid in respect of the Debt Financing or original issue discount in respect of the Debt Financing), (y) adversely affects the ability of Parent to enforce its rights against other parties to the Debt Financing Commitment as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent to enforce its rights against such other parties to the Debt Financing Commitment as in effect on the Execution Date or (z) would otherwise reasonably be expected to prevent, impede or delay the consummation of the Transactions contemplated by this Agreement (provided that, for the avoidance of doubt, Parent may amend the Debt Financing Commitment Debt to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Financing Commitment as of the Execution Date if the addition of such additional parties, individually or in the aggregate, does not add new (or adversely modify any existing) conditions to the consummation of the Debt Financing). For purposes of this Agreement, references to “Debt Financing” shall include the financing contemplated by the Debt Financing Commitment as permitted to be amended, supplemented, modified, waived or replaced by this Section 5.8(b) and provided, further, any reference herein to “Debt Financing” shall include any alternative mezzanine debt financing or bank financing used to finance, in whole or in part, the Transaction (but in no event shall any such alternative financing extend, toll or otherwise affect the Marketing Period). Parent shall deliver to Company copies of any such amendment, modification, waiver or replacement promptly after its execution and delivery.

(c)    [Reserved]
(d)    Prior to the Closing Date, the Company shall, and the Company shall cause each of the other Company Entities and all of their respective Representatives to, at Parent’s sole expense, provide such cooperation (including with respect to timeliness) in connection with the Debt Financing as reasonably requested in writing by Parent or any of its Representatives, including:
(i)    assisting in preparation for and participation in marketing efforts (including a reasonable number of lender meetings and calls), drafting sessions, rating agency presentations, road shows and due diligence sessions (including accounting due diligence sessions) and sessions with prospective lenders and ratings agencies;
(ii)    assisting Parent and the Debt Financing Sources in the preparation of customary offering documents, bank information memoranda and similar marketing documents for the Debt Financing;
(iii)    (A) as promptly as reasonably practicable furnishing Parent and the Debt Financing Sources and their respective Representatives with (1) the audited consolidated balance sheets, income statements, and cash flow statements of the Company Entities as of and for the fiscal year ending December 31, 2014, (2) the unaudited consolidated balance sheets, income statements, and cash flow statements of the Company Entities as of and for the fiscal quarter ending September 30, 2015 and, if later, for the most recent fiscal quarter ending not less than 45 days prior to the Closing Date, and (3) and such other information that is customarily provided by a target included in or necessary for the preparation of Required Marketing Materials (as defined in the Debt Financing Commitment) and reasonably requested by the Parent on or before the date that is two (2) days after Execution Date) (Section 3.8(d)(i), (ii) and (iii), collectively, the “Required Information”) and (B) periodically updating any Required Information provided to Parent as may be necessary so that such Required Information is (x) Compliant and (y) meets the applicable requirements set forth in the definition of “Required Information”;
(iv)    using reasonable best efforts to provide historical and background information related to the Company Entities available to Company to Parent in connection with the preparation by the Parent of pro forma financial information and financial statements to the extent required by SEC rules and regulations; provided that notwithstanding anything in this Section 5.8 to the contrary, neither the Company Entities nor any of their respective Representatives shall be responsible in any manner for information relating to the proposed debt or equity capitalization that is required for such pro forma financial information or in respect of any such pro forma financial information, providing any information other than available historical and background information related to the Company Entities;
(v)    assisting Parent with any guaranty documents, pledge and security documents, other definitive financing documents, or other certificates, customary (e.g., local counsel) legal opinions or documents as may be reasonably requested by Parent and otherwise facilitating the guarantying of the Debt Financing by any Company Entity or pledging of collateral by any Company Entity (including (x) cooperation in connection with the pay-off of existing Indebtedness to the extent contemplated by this Agreement and the release of related Encumbrances and termination of security interests, including obtaining mutually acceptable payoff letters, lien releases and instruments of discharge or releases to be delivered at the Closing and (y) cooperation in connection with Parent’s efforts to obtain any required environmental assessments and title insurance in connection with the Debt Financing); and
(vi)    providing at least two (2) Business Days prior to the Closing Date all documentation and other information as is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent requested at least five (5) Business Days prior to the anticipated Closing Date.
(e)    Solely in connection with any offering materials, bank information memoranda and other customary marketing materials related to the syndication of the Debt Financing (to the extent the Debt Financing is syndicated), the Company hereby consents, and shall cause each of the other Company Entities to consent, to the use of their logos, trademarks and service Marks; provided that such logos, trademarks and service Marks are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company Entities or any of their Affiliates or their reputation or goodwill. The Company (and the Company shall cause each of the Company Entities to) hereby further authorizes the Lender to download copies of the Company’s and each of the Company Entities’ logos from their respective websites and post copies thereof on SyndTrak® or similar workspace and use the logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the syndication of the Debt Financing.
(f)    Notwithstanding anything to the contrary in this Section 5.8, (i) none of the Company Entities or any of their Affiliates will be required to pay any commitment or other similar fee in connection with the financing contemplated by the Debt Financing or make any other payment or provide or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing, (ii) no obligation of the Company Entities or any of their Representatives shall be effective until the Closing, (iii) none of the Company Entities or any of their Affiliates or respective Representatives shall be required (A) to take any actions to the extent such actions would interfere in any material respect with the ongoing business or operations of the Company Entities, or (B) take any action that would conflict with or violate any Governance Documents or Constitutive Documents of the Company Entities or any applicable Law. None of the Company, its Affiliates or any Persons that are directors or managers of the Company or their Affiliates shall be required to pass any resolutions or consents to approve or authorize the Debt Financing. Parent shall indemnify and hold harmless the Company Entities and their respective Representatives and Affiliates from and against, and shall pay and reimburse the Company Entities and their respective Representatives and Affiliates for, any and all losses incurred or sustained by, or imposed upon, any of them in connection with the arrangement of the Debt Financing, any action taken by them at the request of the Parent or Merger Sub pursuant to this Section 5.8, and any information utilized in connection therewith (other than written information provided by the Company Entities and their respective Representatives).

(g)    If Company at any time in good faith believes that it has delivered the Required Information in accordance with Section 5.8(iv)(iii), it may (but is under no obligation to) deliver to Parent a written notice to such effect, in which case the Company shall be deemed to have delivered the Required Information unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information and delivers to the Company within two (2) Business Days a written notice describing in reasonable detail what information that constitutes Required Information has not yet been delivered.
(h)    Parent acknowledges and agrees that in no event shall the obtaining of the Debt Financing by the Parent or any of its Affiliates be a condition to the Closing or any of the Parent’s other obligations under this Agreement.
Section 5.9    Tail Policy; Indemnification of Directors and Officers.
(a)    For a period of six (6) years after the First Step Merger Effective Time, Parent shall, and shall cause the Surviving Entity to, indemnify and hold harmless all current and former directors and officers of the Company Entities (each, an “Indemnitee”) against any claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses, including reasonable attorneys’ fees and disbursements incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnitee is or was a director or officer of the Company Entities, whether asserted or claimed prior to, at or after the First Step Merger Effective Time, to the fullest extent that the applicable Company Entity, or Parent, as the case may be, would have been permitted, under the DGCL, indemnification agreements existing on the Execution Date or the Governance Documents or the Constitutive Documents of such Company Entity in effect on the Execution Date, to indemnify such Indemnitee (and the Surviving Entity shall also advance expenses as incurred to the fullest extent permitted under the DGCL, indemnification agreements existing on the Execution Date or the Governance Documents or the Constitutive Documents of such Company Entity in effect on the Execution Date).
(b)    At or prior to the Closing, the Company shall purchase a “tail” policy or policies providing extended reporting period coverage under the existing directors’ and officers’ insurance policies for the Company Entities (the “Tail Policy”) covering claims asserted within six (6) years after the Closing Date arising from facts or events that occurred at or before the Closing (including consummation of the Transactions) and the premium for the Tail Policy is to be a Transaction Expense. The Tail Policy (or endorsements thereto) is to name as insured thereunder all current and former directors, managers and officers of the Company Entities.
(c)    For a period of six (6) years following the Closing Date, Parent shall, and shall cause the Company Entities to, maintain in effect in the Constitutive Documents and/or Governance Documents of the Company Entities provisions with respect to limitation of liability and indemnification of current or former directors, managers, officers and employees and the advancement of expenses incurred substantially similar to those contained in the Constitutive Documents and/or Governance Documents, as applicable, immediately prior to the Closing, except as otherwise required by applicable Legal Requirements.

(d)    The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnitee and each party entitled to insurance coverage under this Section 5.9, respectively, and his or her heirs and legal representatives, which shall be deemed as third party beneficiaries under this Agreement, and shall be in addition to, and shall not impair, any other rights an Indemnitee may have under the Constitutive Documents and/or Governance Documents of the Surviving Entity or any of its Subsidiaries, as applicable, under applicable Legal Requirements or indemnification agreements existing on the Execution Date. Parent shall ensure that the Surviving Corporation complies with all of its obligations under this Section 5.9 and Parent hereby guaranties all such obligations of the Surviving Entity under this Section 5.9. If Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or mergers into any Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all its Assets to any Person, Parent shall cause proper provisions to be made so that the successors and assigns of Parent or the Surviving Entity assume the obligations set forth in this Section 5.9.
Section 5.10    Termination of Certain Benefit Plans, Insurance Policies and Contracts. At or prior to the Closing, the Company shall, and the Company shall cause each of the other Company Entities to, terminate those Benefit Plans, Insurance Policies (or replacement Insurance Policies) and Contracts set forth on Schedule 5.10 to the Company Disclosure Letter, in each case, in compliance with the terms of each such Benefit Plan, Insurance Policy and Contract. With respect to the 401(k) Plan, the Company shall, and the Company shall cause each of the other Company Entities to, (a) adopt written resolutions, to be delivered pursuant to Section 2.13(a), to terminate the 401(k) Plan and one hundred percent (100%) vest all participants under the 401(k) Plan, and (b) cease contributions to and terminate the 401(k) Plan prior to the Closing Date in accordance with applicable Legal Requirements and the terms of the 401(k) Plan, with such termination being effective no later than one (1) day immediately prior to the Closing Date.
Section 5.11    Reservation of CPSI Common Stock and NASDAQ Listing. Effective at or prior to the Closing, Parent shall reserve (free from Preferential Rights) the number of Transaction Shares out of its reserved but unissued shares of CPSI Common Stock. Parent shall use reasonable efforts to cause the Transaction Shares to be approved for listing on NASDAQ, subject only to any required official notice of issuance, at or prior to the Closing.
Section 5.12    Stockholder Written Consent. Promptly following the execution of this Agreement, the Company shall obtain the Stockholder Written Consent. Immediately following receipt of the Stockholder Written Consent, the Company shall deliver a copy of such Stockholder Written Consent to Parent. Promptly following receipt of the Stockholder Written Consent, the Company shall deliver to the Company Stockholders that did not execute the Stockholder Written Consent (a) a copy of such Stockholder Written Consent and (b) the notice required pursuant to Section 228 of the DGCL (the “Stockholder Notice”). Nothing contained in this Section 5.12 shall be deemed to prohibit the Company from making any required disclosure to the Company Stockholders if, in the good faith judgment of the Company Board, failure to so disclose would be inconsistent with its fiduciary obligations to the Company Stockholders under applicable Law.

Section 5.13    Rycan Transaction. Immediately prior to the First Step Merger Effective Time, the Company shall consummate and complete the Rycan Transaction.
Section 5.14    Consideration Spreadsheet. The Company shall prepare and deliver to Parent (with a copy to the Securityholder Representative), at or prior to the Closing, a spreadsheet (the “Consideration Spreadsheet”), which shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of immediately prior to the First Step Merger Effective Time: (a) the names of all the Company Securityholders and their respective addresses; (b) the number and class and series of shares of Company Capital Stock held by, or subject to the Company Options held by, such Company Securityholders and, in the case of outstanding shares, the respective certificate numbers representing such shares; (c) the exercise price per share, the date of grant, and the vesting schedule of each Company Option; (d) the Tax status of each Company Option under Section 422 of the Code; (e) the calculation of the Per Share Stock Liquidation Preference, Per Share Cash Liquidation Preference, Per Share Common Stock Consideration and/or Per Share Common Cash Consideration payable to each Company Securityholder; (f) the number of Transaction Shares issuable to each holder of Company Options in respect of Assumed Options issuable pursuant to this Agreement, (g) the Pro Rata Share applicable to each Company Indemnifying Person, and (h) the Pro Rata Share of the Escrow Fund and Representative Expense Fund applicable to each Company Indemnifying Person to be deposited with the Escrow Agent (or in the case of the Representative Expense Fund, with the Securityholder Representative) at Closing for each Company Indemnifying Person. At least three (3) Business Days prior to the Closing, the Company shall deliver to Parent a draft of the Consideration Spreadsheet and the Company shall promptly notify Parent of any modifications or changes thereto.
Section 5.15    Further Action. Subject to the terms of this Agreement and except where a lesser standard is expressly set forth in this Agreement, each Party shall use such Party’s commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Legal Requirements to consummate the Transactions and to cause all of the conditions precedent to each other Party’s obligations set forth in Article VII to be satisfied.
ARTICLE VI
ADDITIONAL COVENANTS
Section 6.1    Tax Returns.
(a)    Parent shall prepare, or cause to be prepared, all Tax Returns for the Company Entities that are required to be filed after the Closing Date. Parent shall prepare, or cause to be prepared, such Tax Returns consistently with the past practice of the Company Entities in Filing their Tax Returns, except as otherwise required by applicable Legal Requirements. Parent shall provide the Securityholder Representative with a draft of any Tax Return (including relevant work papers) that relates to a Pre‑Closing Tax Period (including a Straddle Period) at least twenty (20) days prior to the due date for the Filing of such Tax Return. Subject to the immediately following sentence, Parent shall permit the Securityholder Representative to review, comment on and approve in writing (such approval not to be unreasonably withheld, conditioned or delayed) each such Tax

Return prior to finalizing such Tax Return. Subject to Article VIII, including Section 8.2(d), Parent shall timely file, or cause to be timely filed, with the applicable Governmental Authority, each such Tax Return.
(b)    The determination of the Taxes of the Company Entities for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date is to be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one of which ended at the close of the Closing Date and the other of which began at the beginning of the day immediately following the Closing Date, and items of income, gain, deduction, loss or credit, and any apportionment factors of the Company Entities for the Straddle Period, are to be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Company Entities were closed at the close of the Closing Date. However, (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and (ii) periodic Taxes, such as real and personal property Taxes, are to be apportioned ratably between such periods on a daily basis.
(c)    The Parties shall cooperate fully, as and to the extent reasonably requested by the requesting Party, in connection with the preparation and Filing of all Tax Returns. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and the Company Entities shall (i) retain all books and records with respect to Tax matters pertinent to such entities and relating to any Pre‑Closing Tax Period until the expiration of the statute of limitations of the relevant Pre‑Closing Tax Period (and any extension thereof), and to abide by all record retention agreements entered into with any Governmental Authority, and (ii) give the Securityholder Representative written notice prior to transferring, destroying or discarding any such books and records and, if the Securityholder Representative so requests, the Company Entity and Parent shall allow the Securityholder Representative to take possession of such books and records.
Section 6.2    Amended Tax Returns and Carrybacks. Without the prior written consent of the Securityholder Representative, unless expressly required by applicable Legal Requirements, Parent shall not (a) cause or permit any amendment of any Tax Return of the Company Entities for any Pre‑Closing Tax Period, (b) enter into any voluntary disclosure Tax program, agreement or arrangement or (c) cause or permit any carryback of any Tax attributes from any Post‑Closing Tax Period to any Pre‑Closing Tax Period.
Section 6.3    Tax Claims.
(a)    Parent shall promptly notify the Securityholder Representative in writing upon receipt of any notice of any pending or threatened claim, audit, notice of deficiency, examination, assessment, or any other proceeding (collectively a “Tax Claim”) which may affect any Tax Liability for which the Company Stockholders may be liable pursuant to Section 8.2(d).
(b)    The Securityholder Representative shall have the right, but not the obligation, to (i) represent the interests of the applicable Company Entity in any Tax Claim relating solely to any Pre‑Closing Tax Period for which the Company Stockholders will be solely liable and (ii) employ counsel of its choice in connection therewith; provided, however, that with respect to any such Tax Claim, (x) Parent shall have the right, directly or through its designated representatives, to review in advance and comment upon all submissions made in the course of such Tax Claim and otherwise participate in such Tax Claim and (y) to the extent that the settlement of the Tax Claim may adversely impact the Tax Liability of Parent or any of the Company Entities in a Post‑Closing Tax Period, such Tax Claim shall not be settled or otherwise disposed of without obtaining the prior written consent of Parent.
(c)    Parent shall control any Tax Claim in respect of any Straddle Period and any Post‑Closing Tax Period; provided, however, that with respect to any Tax Claim in respect of a Straddle Period, the Securityholder Representative shall have the right, directly or through their designated representatives, to review in advance and comment upon all submissions made in the course of such Tax Claim and otherwise participate at its own expense in such Tax Claim, and none of Parent or any of its Affiliates shall settle or otherwise dispose of any such Tax Claim without obtaining the prior written consent of the Securityholder Representative.
(d)    Notwithstanding anything to the contrary in this Agreement, this Section 6.3 shall control with respect to any Tax Claim.
Section 6.4    Tax Refunds. Any refund or credit of Taxes of the Company Entities (including interest thereon) paid with respect to any Pre‑Closing Tax Period (a “Pre‑Closing Tax Refund”), shall be for the account of the Company Securityholders, except to the extent that (a) such refund arises as the result of a carryback of a loss or credit incurred by a Company Entity in a Post‑Closing Tax Period or (b) such refund is included as an asset in the calculation of the Final Net Working Capital. Pre‑Closing Tax Refunds shall be paid over to the Securityholder Representative (on behalf of the Company Securityholders), net of any reasonable, out‑of‑pocket costs and expenses to Parent and its Affiliates (including the Company Entities) attributable to the obtaining and receipt of such Pre‑Closing Tax Refunds. Parent shall pay, or cause to be paid, to the Securityholder Representative (on behalf of the Company Securityholders) any amount to which the Company Securityholders are entitled pursuant to the foregoing sentence within fifteen (15) Business Days of the receipt of the applicable Pre‑Closing Tax Refund by Parent, the Company Entities or any of their respective Affiliates. To the extent any Pre‑Closing Tax Refund is subsequently disallowed or required to be returned to the applicable Governmental Authority, the Company shall promptly return an amount equal to the increase in the actual cash‑tax liabilities of Parent, the Company Entities or any of their respective Affiliates, as the case may be, arising from such disallowance (plus any interest in respect of such amounts owed to the applicable Governmental Authority) to Parent. At the request and expense of the Securityholder Representative, Parent shall, and shall cause its Affiliates to, cooperate in obtaining any Pre‑Closing Tax Refund that the Securityholder Representative reasonably believes should be available, including through Filing amended Tax Returns with the applicable Governmental Authorities. For purposes of this Section 6.4, where it is necessary to apportion a refund or credit between the Company Securityholders and Parent for a Straddle Period, such refund, credit or similar benefit shall be apportioned between Company Securityholders and Parent as provided in Section 6.1(ii). The

Securityholder Representative shall distribute any such refund, credits or similar benefits to the Company Securityholders in accordance with their Pro Rata Shares.
Section 6.5    Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, Parent shall timely make, or cause to be timely made, all Filings, including Filing appropriate Tax Returns, and take, or cause to be taken, all other actions under applicable transfer notification Legal Requirements and all applicable Legal Requirements relating to Taxes, including Transfer Taxes, that are required to be made or taken by any of the Company Entities in connection with or as a result of the Transactions; provided, that Parent shall permit the Securityholder Representative to review, comment on and approve in writing (such approval not to be unreasonably withheld, conditioned or delayed) each such Filing, including Tax Returns, prior to finalizing and Filing each such Filing, including Tax Returns. All Transfer Taxes, if any, arising in connection with, or as a result of, the Transactions are to be equally apportioned between, and timely paid by, Parent, on the one hand, and the Company Securityholders (subject to the terms and conditions of Article VIII), on the other hand, regardless of the Person on whom such Transfer Taxes are imposed by any Legal Requirements.
Section 6.6    Tax Treatment of the Integrated Mergers. For U.S. federal income tax purposes, it is intended that the Integrated Mergers shall be treated as a single integrated transaction, as described in Revenue Ruling 2001‑46, 2001‑2 C.B. 321, and shall qualify as a reorganization within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 1.368‑2(g) of the Treasury Regulations. From and after the date of this Agreement and until the Second Step Merger Effective Time, each of the Parties shall use its reasonable best efforts to cause the Integrated Mergers to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Integrated Mergers from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. Following the Second Step Merger Effective Time, neither the Surviving Entity, Parent nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could case the Integrated Mergers to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. The Parties intend that if the Integrated Mergers do not qualify as a reorganization within the meaning of Section 368(a) of the Code, the First Step Merger and the Second Step Merger shall be treated as separate transactions for U.S. federal income tax purposes pursuant to Revenue Ruling 90‑95, 1990‑2 C.B. 67. If, at any time prior the Closing, there is a change in any Legal Requirement applicable to Tax that would cause the Integrated Mergers to be characterized as a taxable sale of the Company’s assets to the Surviving Entity for U.S. federal income tax purposes, the Parties agree, upon the receipt of written notice from the Company, to amend this Agreement in such a manner as to cause the completion of the First Step Merger, but not the Second Step Merger.
Section 6.7    Confidentiality. The terms of the letter agreement, dated as of July 17, 2015 (the “Confidentiality Agreement”), between Healthland Inc. and Parent are hereby incorporated herein by reference and shall continue in full force and effect until the Closing. If this

Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
Section 6.8    Public Announcements. None of the Parties shall make any disclosure or permit any of its Affiliates or Representatives to make any disclosure (whether or not in response to an inquiry) with respect to the Transaction Documents and the Transactions unless previously approved by the Parties in writing, except to the extent such disclosure is required by applicable Legal Requirements, in which case the disclosing Party shall promptly notify the other Parties thereof and the Parties shall use reasonable best efforts to cause a mutually agreeable release or announcement to be issued. Consistent with the foregoing sentence, the Company acknowledges that upon execution of this Agreement, Parent will file a copy of this Agreement as an exhibit to a Form 8‑K (describing the Transactions) with the SEC and issue a press release, in each case, as required by the Exchange Act. The Company shall consult with Parent concerning the means by which the Company’s customers, suppliers, distributors, lessors, lessees, licensors, licensees, creditors, employees, independent contractors and others having business dealings or relations with any of the Company Entities will be informed of the Transactions, and Parent’s prior written approval will be required (such approval not to be unreasonably withheld, conditioned or delayed), and Parent has the right, and the Company shall provide Parent with a reasonably opportunity, to be present for any such communications.
Section 6.9    Further Assurances. Following the Closing, the Parties shall reasonably cooperate with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the Parties agree (a) to furnish upon request to the other Parties such further information, (b) to execute and deliver to each other Party such other documents, and (c) to do such other acts and things, all as the other Parties reasonably request, for the purpose of carrying out the intent of this Agreement and the Transactions.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.1    Conditions to Obligations of the Parties. Each and every obligation of the Parties under this Agreement, except for the obligations of such Party to be fulfilled prior to the Closing and obligations of such Party that survive termination of this Agreement, is subject to the satisfaction (or, where legally permissible, waiver by such Party in writing), at or prior to the Closing, of each of the following conditions:
(a)    The expiration of the applicable waiting period and any extensions thereof under the HSR Act must have expired (or have otherwise been terminated by the applicable Governmental Authorities).
(b)    No Governmental Authority has enacted, issued, promulgated, enforced or entered any Legal Requirement that is in effect and has the effect of restraining or prohibiting the consummation of the Transactions, otherwise making the Transactions illegal, or causing any of the Transactions to be rescinded following the Closing.

(c)    No Proceeding has been commenced or threatened that if adversely decided would have the effect of restraining or prohibiting the consummation of the Transactions, otherwise making the Transactions illegal, or causing any of the Transactions to be rescinded following the Closing.
Section 7.2    Conditions to Obligations of Parent, Merger Sub and Successor Sub. Each and every obligation of Parent, Merger Sub and Successor Sub under this Agreement, except for the obligations of Parent, Merger Sub and Successor to be fulfilled prior to the Closing and obligations that survive termination of this Agreement, is subject to the satisfaction (or, where legally permissible, waiver by Parent in writing), at or prior to the Closing, of each of the following conditions:
(a)    Each of the representations and warranties of the Company contained in Article III (other than the Company Fundamental Representations) shall be true and correct in all respects as of the Closing with the same effect as though made at and as of the Closing (except those representations and warranties that address matters only as of a specified date, which must be true and correct in all material respects as of that specified date), except where the failure to be true and correct, would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company Fundamental Representations shall be true and correct in all respects as of the Closing with the same effect as though made at and as of the Closing (except those representations and warranties that address matters only as of a specified date, which must be true and correct in all respects as of that specified date).
(b)    A Company Material Adverse Effect must not have occurred since the Execution Date and be continuing.
(c)    The Company must have performed and complied in all material respects with all of the covenants and obligations that the Company is required to perform or to comply with pursuant to this Agreement at or prior to the Closing.
(d)    The Company must have delivered, or caused to be delivered, the Company Closing Documents in accordance with Section 2.13(a).
(e)    The Support Agreement shall have been executed and delivered by the parties thereto, and shall be in full force and effect.
(f)    The Rycan Transaction shall have been consummated and completed.
(g)    The Company Stockholder Approval shall have been obtained from the Company Stockholders.
Section 7.3    Conditions to Obligations of the Company. Each and every obligation of the Company under this Agreement, except for the obligations of the Company to be fulfilled prior to the Closing and obligations that survive termination of this Agreement, is subject to the satisfaction (or, where legally permissible, waiver by the Company in writing), at or prior to the Closing, of each of the following conditions:
(a)    Each of the representations and warranties of Parent, Merger Sub and Successor Sub contained in Article IV (other than the Parent Fundamental Representations) shall be true and correct in all respects as of the Closing with the same effect as though made at and as of the Closing (except those representations and warranties that address matters only as of a specified date, which must be true and correct in all material respects as of that specified date), except where the failure to be true and correct would not have, individually or in the aggregate, a Parent Material Adverse Effect. Each of the Parent Fundamental Representations shall be true and correct in all respects as of the Closing with the same effect as though made at and as of the Closing (except those representations and warranties that address matters only as of a specified date, which must be true and correct in all respects as of that specified date).
(b)    A Parent Material Adverse Effect must not have occurred since the Execution Date and be continuing.
(c)    Parent, Merger Sub and Successor Sub must have performed and complied in all material respects with all of the covenants and obligations that Parent, Merger Sub and Successor Sub are required to perform or to comply with pursuant to this Agreement at or prior to the Closing.
(d)    Parent must have (i) distributed those payments distributable, to the respective Persons, in the respective form and in the respective amounts, in each case, in accordance with Section 2.12, and (ii) delivered, or caused to be delivered, the Parent Closing Documents in accordance with Section 2.13(b).
ARTICLE VIII
INDEMNIFICATION
Section 8.1    Survival. All representations, warranties, covenants, obligations and agreements in this Agreement, and the right to commence any claim with respect thereto, are to survive the Closing and the consummation of the Transactions and continue in full force and effect for the time periods set forth in Section 8.4.
Section 8.2    Indemnification Obligations of the Company Securityholders. From and after the Closing and subject to the limitations set forth in this Article VIII, the Company Indemnifying Persons shall, severally and not jointly, indemnify Parent and its Affiliates, and their respective equity holders (other than the equity holders of Parent), employees, directors, managers, and officers (collectively, the “Parent Indemnified Persons”), and shall save and hold each of them harmless against, and pay on each of their behalf or reimburse each of them for, any Damages that any such Parent Indemnified Person suffers, sustains or becomes subject to, directly or indirectly, as a result of or in connection with:

(a)    any (i) inaccuracy in or breach of any representation or warranty made by the Company in this Agreement, or (ii) inaccuracy in or breach of the certificate delivered to Parent pursuant to Section 2.13(a)(ix)(C); provided, that any Damages arising from an inaccuracy in or breach of any representation or warranty made by the Company relating to Taxes shall be indemnifiable pursuant to Section 8.2(d) and not this Section 8.2(a);
(b)    any nonfulfillment, nonperformance or other breach of any covenant, obligation or agreement of the Company in this Agreement;
(c)    any Closing Indebtedness or Closing Transaction Expenses unpaid at Closing and not included in the calculation of the Final Cash Consideration;
(d)    any (i) Taxes (or the non‑payment thereof) of the Company Entities or otherwise in relation to the conduct of the businesses of the Company Entities for any Pre‑Closing Tax Period, (ii) Taxes of any member of an affiliated, consolidated, combined or unitary group of which any of the Company Entities (or any predecessor) is or was a member at or prior to the Closing (other than a Contract entered into in the Ordinary Course the principal subject matter of which is not Taxes), including pursuant to Section 1.1502‑6 of the Treasury Regulations or any analogous or similar Legal Requirement, (iii) Taxes of any Person (other than the Company Entities) that relate to an event or transaction occurring on or before the Closing Date that are imposed on the Company Entities as a transferee or successor, by Contract entered into prior to the Closing or pursuant to any Legal Requirement, (iv) Transfer Taxes owed by the Company Securityholders pursuant to Section 6.5, (v) other Damages incurred by Parent or any of the Company Entities pursuant to Section 280G of the Code in connection with the transactions, and (vi) Taxes of the Company Entities arising from or as a result of the Integrated Mergers failing to qualify as a reorganization within the meaning of Section 368(a) of the Code. Notwithstanding anything herein to the contrary, the Company Indemnifying Persons shall not be required to indemnify the Parent Indemnified Persons pursuant to this Section 8.2(d) for any: (A) Taxes to the extent that the amount of such Taxes was included as a Liability in the calculation of the Final Net Working Capital, (B) Taxes of the Company Entities that would not have arisen but for any act, omission or transaction that is initiated by Parent or any of its Affiliates occurring on the Closing Date but after the Closing, (C) Taxes of the Company Entities for any Post‑Closing Tax Period, (D) Taxes of the Company Entities that would not have arisen but for any breach by Parent or any of its Affiliates (including, a breach by any of the Company Entities occurring after the Closing) of any of their covenants or agreements set forth in this Agreement and (E) Taxes of the Companies Entities attributable to an advanced payment of income or prepaid income that has been deferred and that is taken into account or accelerated in a Pre-Closing Tax Period as a result of #PageNum#onsummation of the Transactions;
(e)    any Liability under Title IV of ERISA or under COBRA that is imposed on any of the Company Entities solely due to such Company Entity being an ERISA Affiliate of Francisco Partners;
(f)    any inaccuracies in the Consideration Spreadsheet;

(g)    any recovery by any of the Company Stockholders of the fair value, interest, and expenses or other amounts pursuant to appraisal rights exercised or purportedly exercised pursuant to the DGCL (it being understood that any Damages relating thereto shall not include the portion of the Cash Consideration and Transaction Shares such asserting or recovering Company Stockholder would have received pursuant to this Agreement); and
(h)    any of the matters set forth on Annex B.
Section 8.3    Indemnification Obligations of Parent. From and after the Closing and subject to the limitations set forth in this Article VIII, Parent shall indemnify the Company and its Affiliates, and their respective equity holders, employees, directors, managers, and officers (collectively, the “Company Indemnified Persons”), and shall save and hold each of them harmless against, and pay on each of their behalf or reimburse each of them for, any Damages that any such Company Indemnified Person suffers, sustains or becomes subject to, directly or indirectly, as a result of or in connection with:
(a)    any (i) inaccuracy in or breach of any representation or warranty made by Parent in this Agreement or (ii) inaccuracy in or breach of the certificate delivered to the Company pursuant to Section 2.13(b)(v)(C); and
(b)    any nonfulfillment, nonperformance or other breach of any covenant, obligation or agreement of Parent in this Agreement.
Section 8.4    Time Limitations.
(a)    The Company Indemnifying Persons shall have no Liability under Section 8.2(a) (other than with respect to the Company Fundamental Representations) or Section 8.2(b) (solely with respect to those covenants, obligations and agreements to be performed at or prior to the Closing), unless on or before the fifteen (15) month anniversary of the Closing Date, Parent notifies the Securityholder Representative in writing of a claim or potential claim with respect thereto specifying the factual basis of such claim or potential claim in reasonable detail to the extent then known by Parent. The Company Indemnifying Persons shall have no Liability under Section 8.2(a) (solely with respect to the Company Fundamental Representations) or Section 8.2(b) (solely with respect to those covenants, obligations and agreements to be performed after the Closing), Section 8.2(c), Section 8.2(d), Section 8.2(e) Section 8.2(g), Section 8.2(g), and Section 8.2(h) unless on or before the date that is thirty (30) days after the expiration of the applicable statute of limitations (including extensions or waivers thereof), Parent notifies the Securityholder Representative in writing (such notice, if in respect of a Tax Claim, to be as provided in Section 6.3(i)) of a claim or potential claim with respect thereto specifying the factual basis of such claim or potential claim in reasonable detail to the extent then known by Parent.
(b)    Parent shall have no Liability under Section 8.3(a) (other than with respect to the Parent Fundamental Representations) or Section 8.3(b) (solely with respect to those covenants, obligations and agreements to be performed at or prior to the Closing), unless on or before the fifteen (15) month anniversary of the Closing Date, the Securityholder Representative notifies Parent in writing of a claim or potential claim with respect thereto specifying the factual basis of such claim or potential claim in reasonable detail to the extent then known by the Company Indemnified Persons. Parent shall have no Liability under Section 8.3(a) (solely with respect to the Parent Fundamental Representations) or Section 8.3(b) (solely with respect to those covenants, obligations and agreements to be performed after the Closing), unless on or before the date that is thirty (30) days after the expiration of the applicable statute of limitations (including extensions or waivers thereof), the Securityholder Representative notifies Parent in writing of a claim or potential claim with respect thereto specifying the factual basis of such claim or potential claim in reasonable detail to the extent then known by the Company Indemnified Persons.
(c)    Upon the giving of notice as contemplated by Section 8.4(i) or Section 8.4(ii), as applicable, the Indemnified Person’s rights with respect to the claim or potential claim specified in such notice shall survive the time at which such claim or potential claim would otherwise terminate pursuant to this Agreement (regardless of when the Damages in respect of such claim or potential claim are actually incurred), and such Indemnified Person shall be entitled to commence a Proceeding subsequent to the applicable survival date for the enforcement of such Indemnified Person’s rights under this Article VIII.
Section 8.5    Certain Other Limitations and Guidelines.
(a)    The Company Indemnifying Persons shall have no Liability under Section 8.2(a) (other than with respect to the Company Fundamental Representations) and those representations and warranties set forth in Section 3.17 (Taxes) for any Damages related thereto for which the Company Indemnifying Persons would, but for this sentence, be liable until the aggregate amount of all such Damages equals or exceeds on a cumulative basis an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) (the “Deductible Amount”), in which event the Company Indemnifying Persons shall be liable for all such Damages in excess of the Deductible Amount. The Company Indemnifying Persons shall have no Liability under Section 8.2(a) (other than with respect to the Company Fundamental Representations) for any Damages related thereto for which the Company Indemnifying Persons would, but for this sentence, be liable that exceed an amount equal to (i) the Escrow Cash plus (ii) (A) the Escrow Shares multiplied by (B) the CPSI Share Price, plus any interest and earnings earned on the Escrow Fund (collectively, the “Initial Cap Amount”). The Company Indemnifying Persons shall have no Liability under Section 8.2(a) (solely with respect to the Company Fundamental Representations) or any other clause of Section 8.2 for any Damages related thereto for which the Company Indemnifying Persons would, but for this sentence, be liable that exceed an amount equal to the Aggregate Merger Consideration, but subject to Section 8.8.
(b)    Payments by an Indemnifying Person pursuant to Section 8.2 or Section 8.3 in respect of any Damages are to be reduced by any insurance proceeds actually received by the Indemnified Person with respect to any such claim (net of any related costs incurred in connection therewith, including deductibles, retroactive premiums and premium increases). Each Indemnified Person shall use commercially reasonable efforts to recover under applicable insurance policies for any Damages prior to seeking indemnification under this Agreement; provided, however, the foregoing shall not prohibit an Indemnified Person from providing notice of a claim or potential claim as contemplated by Section 8.4 prior to seeking recovery under any applicable insurance policy.
(c)    Each Indemnified Person shall use commercially reasonable efforts to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto; provided, however, no Indemnified Person is to be required to incur any costs in connection therewith.
(d)    The representations, warranties, covenants, obligations and agreements of the Parties, and an Indemnified Person’s right to indemnification or other remedy with respect thereto or otherwise under Section 8.2 or Section 8.3, as applicable, are not to be affected or deemed waived by reason of any investigation made by or on behalf of such Indemnified Person, its Affiliates or any of their respective Representatives, or by reason of the fact that such Indemnified Person, its Affiliates or any of their respective Representatives knew or should have known that any such representation, warranty, covenant, obligation or agreement is, was or might be inaccurate, breached or not complied with, or by reason of such Indemnified Person’s waiver of any condition set forth in Article VII.
(e)    The Parties intend for each representation, warranty, covenant, obligation and agreement contained in this Agreement to have independent significance. If an inaccuracy exists in, or any Party has breached, any representation, warranty, covenant, obligation or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant, agreement or obligation relating to the same subject matter (regardless of the relative levels of specificity) that is accurate or that such Party has not breached shall not detract from or mitigate the fact that an inaccuracy exists in, or such Party is in breach of, the first representation, warranty, covenant, obligation or agreement.
(f)    No Indemnifying Party shall have any Liability under any provision of this Agreement for any punitive Damages, except for and to the extent that such Damages are awarded against an Indemnified Party in connection with a Third Party Claim.
(g)    For purposes of calculating the amount of Damages to which a Parent Indemnified Person is entitled under this Article VIII (but, for the avoidance of doubt, not for purposes of determining whether a breach has occurred), the terms “material,” “materially,” “materiality,” “material adverse effect” and “Company Material Adverse Effect” and other similar qualifications are to be disregarded; provided, however, the foregoing is not to apply to the term Material Company Contract, Material Customer or Material Supplier or the definitions thereof.
(h)    Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement, including Section 8.4 and this Section 8.5, limits the survival of any claim or potential claim or the Liability of any Indemnifying Person for fraud .
Section 8.6    Procedure for Indemnification – Third Party Claims.
(a)    If any Indemnified Person receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a Party, an Affiliate of a Party, or a

Representative of a Party or an Affiliate of a Party (a “Third‑Party Claim”) against such Indemnified Person with respect to which the Indemnifying Person is obligated to provide indemnification under this Agreement, the Indemnified Person shall give the Indemnifying Person prompt written notice of such Third‑Party Claim. The failure to give such prompt written notice will not, however, relieve the Indemnifying Person of its indemnification obligations, except and only to the extent that the Indemnifying Person forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Person must describe the Third‑Party Claim in reasonable detail and must indicate the estimated amount, if reasonably practicable, of the Damages that have been or could be sustained by the Indemnified Person.
(b)    The Indemnifying Person shall have the right to participate in, or by giving written notice to the Indemnified Person within thirty (30) days after being notified of a Third‑Party Claim by the Indemnified Person in accordance with Section 8.6(i), to assume the defense of such Third‑Party Claim at the Indemnifying Person’s expense and by the Indemnifying Person’s own counsel (such counsel must be reasonably acceptable to the Indemnified Person), and the Indemnified Person shall cooperate in good faith in such defense. The Indemnified Person shall have the right, at its own cost and expense, to participate in the defense of any Third‑Party Claim with counsel selected by the Indemnified Person subject to the Indemnifying Person’s right to control the defense thereof and, in any event, the Indemnifying Person shall keep the Indemnified Person fully apprised as to the status of such defense. If the Indemnifying Person elects not to assume the defense of such Third‑Party Claim or fails to timely notify the Indemnified Person in writing of the Indemnifying Person’s election to assume the defense of such Third‑Party Claim as provided in this Agreement, the Indemnified Person shall be entitled to, subject to Section 8.6(iv), pay, compromise and defend such Third‑Party Claim and seek indemnification for any and all Damages based upon, arising out of, with respect to or by reason of such Third‑Party Claim. Parent and the Securityholder Representative shall cooperate with each other in all reasonable respects in connection with the defense of any Third‑Party Claim, including making available records relating to such Third‑Party Claim (to the extent permitted by applicable Legal Requirements) and making available, without expense (other than reimbursement of actual out‑of‑pocket expenses) to the defending Party, management employees of the non‑defending Party in such a manner as not to unreasonably interfere with the normal operations of the non‑defending Party, as may be reasonably necessary for the preparation of the defense of such Third‑Party Claim.
(c)    Notwithstanding anything in this Agreement to the contrary, if (i) the Indemnifying Person is given notice of a Third‑Party Claim in compliance with Section 8.6(i) and fails to notify the Indemnified Person of the Indemnifying Person’s election to defend such Third‑Party Claim within the time prescribed in Section 8.6(ii), (ii) the claim for indemnification is based upon, arises out of, is with respect to or is by reason of any criminal or quasi‑criminal Proceeding, (iii) the relief sought in connection with the Third‑Party Claim is not solely monetary Damages, (iv) the Indemnified Person reasonably concludes, based upon advice of counsel, that either a conflict exists between the Indemnifying Person and the Indemnified Person in connection with the defense of the Third‑Party Claim or there are legal defenses available to the Indemnified Person that are different from or additional to those available to the Indemnified Person that are different from or additional to those available to the Indemnifying Person, (v) Parent, if acting as the Indemnified Person, reasonably concludes that the Damages relating to such Third‑Party Claim could exceed the then current balance of the Escrow Fund, (vi) the Third‑Party Claim is asserted directly by or on behalf of a Person that is a material customer, supplier, distributor, lessor, licensor, licensee or creditor of the Indemnified Person, or (vii) the defense of the Third‑Party Claim is not instituted and is not continuously maintained in good faith by the Indemnifying Person, then, in any such case, the Indemnified Person is entitled to assume the defense of such Third‑Party Claim and assert a claim against the Indemnifying Person for indemnification with respect to such Third‑Party Claim pursuant to the terms of this Article VIII, with the reasonable costs and expenses of such defense to be included in the amount of Damages sought pursuant to such indemnification. The Indemnifying Person shall cooperate in good faith with the Indemnified Person with respect to the transfer of the defense of such Third‑Party Claim from the Indemnifying Person to the Indemnified Person in accordance with this Section 8.6(iii).
(d)    Notwithstanding anything in this Agreement to the contrary, the Indemnifying Person shall not enter into a settlement of any Third‑Party Claim without the prior written consent of the Indemnified Person (such consent not to be unreasonably withheld, conditioned or delayed), except as provided in this Section 8.6(iv). If a firm offer is made to settle a Third‑Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Person and provides, in customary form, for the unconditional release of each Indemnified Person from all Liabilities in connection with such Third‑Party Claim and the Indemnifying Person desires to accept and agree to such offer, the Indemnifying Person shall give written notice to that effect to the Indemnified Person. If the Indemnified Person fails to consent in writing to such firm offer within fifteen (15) days after the Indemnified Person’s receipt of such notice, the Indemnified Person shall be entitled to continue to contest or defend such Third‑Party Claim and in such event, the maximum Liability of the Indemnifying Person as to such Third‑Party Claim is not to exceed the amount of such settlement offer. If the Indemnified Person fails to consent to such firm offer and also fails to timely assume defense of such Third‑Party Claim, the Indemnifying Person shall be entitled to settle the Third‑Party Claim upon the terms set forth in such firm offer to settle such Third‑Party Claim. If the Indemnified Person has assumed the defense of any Third‑Party Claim pursuant to Section 8.6(ii) or Section 8.6(iii), the Indemnified Person shall have the right to conduct such defense, and to compromise and settle in good faith any such Third‑Party Claim. If the Indemnifying Person consents to the compromise or settlement of any such Third‑Party Claim, then such Indemnifying Person shall be bound by any ultimate judgment or settlement as to the existence and the amount of such Third Party Claim and the amount of said judgment or settlement (including the costs and expenses of defending such Third Party Claim); provided, however, that except with the prior written consent of the Indemnifying Person, no settlement of any such Third‑Party Claim shall be solely determinative that such Third‑Party Claim is covered by indemnification hereunder or as to the amount of Damages the Indemnified Person is entitled to recover pursuant to the indemnification provisions of this Article VIII relating to such Third Party Claim.
Section 8.7    Procedure for Indemnification – Direct Claims. Any claim by an Indemnified Person on account of Damages that do not result from a Third‑Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Person by giving the Indemnifying Person prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Person of its indemnification obligations, except and only to the extent that the

Indemnifying Person forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Person must describe the Direct Claim in reasonable detail and must indicate the estimated amount, if reasonably practicable, of the Damages that have been or could be sustained by the Indemnified Person. The Indemnifying Person shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30) day period, the Indemnified Person shall allow the Indemnifying Person and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Person shall reasonably assist the Indemnifying Person’s investigation by giving such information and assistance (including access to the Indemnified Person’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Person or any of its Representatives reasonably requests, in each such case, in such a manner as not to unreasonably interfere with the normal operations of the Indemnified Person. If the Indemnifying Person does not so respond within such thirty (30) day period, the Indemnifying Person is to be deemed to have rejected such Direct Claim, in which case the Indemnified Person shall be entitled to pursue such remedies as are available to the Indemnified Person on the terms and subject to the provisions of this Agreement.
Section 8.8    Payment; Escrow. After (a) any final Order has been rendered by a Governmental Authority of competent jurisdiction, (b) a settlement has been consummated in accordance with this Article VIII, or (c) the Indemnified Person and the Indemnifying Person have arrived at a mutually binding Contract, in each case, with respect to a Third‑Party Claim or a Direct Claim, the Indemnified Person shall forward to the Indemnifying Person notice of any amounts due and owing by the Indemnifying Person in accordance with this Article VIII. Any amounts due and owing by the Company Indemnifying Persons to any Parent Indemnified Person in accordance with this Article VIII are to be paid first by release of an amount of cash from the Escrow Cash equal to such amount due and owning and if the then current balance of Escrow Cash is insufficient to cover all of such amount due and owing, then a number of Transaction Shares equal to (i) the remainder of such amount due and owing divided by (ii) the CPSI Share Price to the applicable Parent Indemnified Person from the Escrow Fund by the Escrow Agent in accordance with the Escrow Agreement (and Parent and the Securityholder Representative shall promptly instruct the Escrow Agent accordingly). If the Escrow Fund is fully extinguished or insufficient to pay in full the amounts due and owing by the Company Indemnifying Persons to any Parent Indemnified Person in accordance with this Article VIII, then each Company Stockholder shall severally and not jointly, within five (5) Business Days after the occurrence of the earliest event to occur that is described in the first sentence of this Section 8.8, pay to the applicable Parent Indemnified Person all such remaining amounts due and owing by the Company Indemnifying Persons to the applicable Parent Indemnified Person in accordance with its Pro Rata Share, such amounts to be paid, at the election of each Company Indemnifying Person, wholly in cash, or in a mix of cash and Transaction Shares, provided that such mix shall contain no more than fifty percent (50%) Transaction Shares (with such Transaction Shares valued at the CPSI Share Price), with any such cash payment to be by wire transfer of immediately available funds to the account designated by Parent to the Company Indemnifying Persons in writing. If any amounts are due and owing by Parent to any Company Indemnified Person in accordance with this Article VIII, then Parent shall, within five (5) Business Days after the occurrence of the earliest event to occur that is described in the first sentence of this Section 8.8, pay in cash to the Securityholder Representative, on behalf of the Company

Securityholders, all such amounts by wire transfer of immediately available funds to the account designated by the Securityholder Representative to Parent in writing and the Securityholder Representative shall pay such amount to the Company Securityholders in accordance with their Pro Rata Share. In no event shall any Company Securityholder be liable under this Article VIII for more than the Aggregate Merger Consideration received by it pursuant to Article II.
Section 8.9    Exclusive Remedies. Subject to Section 2.14 and Section 10.10, the Parties acknowledge and agree that the remedies provided for in this Article VIII are to be their sole and exclusive remedies with respect to any claims based upon, arising out of, with respect to or by reason of the matters covered by this Agreement, other than claims based upon, arising out of, with respect to or by reason of any fraud. Nothing in this Section 8.9 is to interfere with or impede the operation of Section 2.14 (including with respect to the resolution of the Disputed Matters by the Parties and the Independent Accounting Firm), or limit any Person’s right to seek and obtain any equitable relief to which any Person is entitled pursuant to Section 10.10 or to seek any remedy on account of fraud or willful misconduct.
Section 8.10    Tax Treatment of Indemnification Payments. The Parties shall treat each payment made under this Article VIII as an adjustment to the Aggregate Merger Consideration for Tax purposes, unless (a) a final determination (which includes the execution of a Form 870‑AD or successor form) with respect to any such payment causes such payment not to be treated as an adjustment to the Aggregate Merger Consideration for Tax purposes or (b) as otherwise required by applicable Legal Requirements.
Section 8.11    Securityholder Representative.
(a)    For purposes of this Agreement and the Escrow Agreement, each Company Securityholder shall, without any further action on the part of any such Company Securityholder, be deemed (by virtue of the adoption and approval of this Agreement and approval of the Integrated Mergers) to have consented to the appointment of AHR Holdings, LLC as the Securityholder Representative, as the attorney‑in‑fact for and on behalf of each such Company Securityholder, and the taking by the Securityholder Representative of any and all actions and the making of any decisions required or permitted to be taken by them under or contemplated by this Agreement and the other Transaction Documents, including the exercise of the power to (i) execute this Agreement, the Escrow Agreement, the other Transaction Documents and other agreements, documents and certificates pursuant to such Contracts, including all amendments to such Contracts, and take all actions required or permitted to be taken under such Contracts (provided, that the Securityholder Representative, on behalf of itself and all other Company Securityholders, may not enter into any amendment that has a disproportionate adverse impact on any Company Securityholder compared to any other Company Securityholder), (ii) authorize delivery to Parent of all or any portion of the Escrow Fund, in satisfaction of indemnification or other claims contemplated by this Agreement or as provided in the Escrow Agreement, (iii) agree to, negotiate, enter into settlements and compromises of and comply with Orders with respect to such indemnification or other claims, (iv) resolve any indemnification or other claims, (v) receive and forward notices and communications pursuant to this Agreement, the Escrow Agreement and the other Transaction Documents, and (vi) take all actions necessary in the judgment of the Securityholder Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, the Escrow Agreement, the other Transaction Documents and any other agreements, documents and certificates thereto. The Company Securityholders shall cooperate with the Securityholder Representative and any accountants, attorneys or other agents whom the Securityholder Representative may retain to assist in carrying out the Securityholder Representative’s duties hereunder. AHR Holdings, LLC hereby accepts its appointment as the Securityholder Representative. The Securityholder Representative is authorized by each Company Securityholder by virtue of the adoption and approval of this Agreement and approval of the Integrated Mergers to act on its behalf as required hereunder under the Escrow Agreement and the other Transaction Documents. At any time during the term of the Escrow Agreement, the Company Securityholders entitled to a majority in interest of the Escrow Fund can appoint a new Securityholder Representative by written consent by sending notice and a copy of the duly executed written consent appointing such new Securityholder Representative to Parent and the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent and the Escrow Agent.
(b)    The Parties acknowledge that the Securityholder Representative’s obligations under this Article VIII are solely as a representative of the Company Securityholders with respect to the obligations to indemnify the Parent Indemnified Persons under this Article VIII and that the Securityholder Representative shall have no personal responsibility for any expenses incurred by it in such capacity and that all payments to the Parent Indemnified Persons as a result of such indemnification obligations shall be made solely in accordance with this Article VIII.
(c)    All decisions, actions, consents and instructions of the Securityholder Representative shall be final and binding upon all the Company Securityholders and no Company Securityholder shall have any right to object, dissent, protest or otherwise contest the same, except for fraud, bad faith or willful misconduct. Neither the Securityholder Representative nor any agent employed by the Securityholder Representative shall incur any Liability to any Company Securityholder relating to the performance of its duties hereunder except for actions or omissions constituting fraud, bad faith or willful misconduct. The Securityholder Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Company Securityholder, except in respect of amounts actually received on behalf of such Company Securityholder. The Securityholder Representative, in its capacity as such, shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.
(d)    The provisions of this Section 8.11 shall in no way impose any obligations on Parent, Merger Sub, Successor Sub or the Surviving Entity. In particular, notwithstanding any notice received by Parent, Merger Sub, Successor Sub, or the Surviving Entity to the contrary, Parent, Merger Sub, Successor Sub and the Surviving Entity (i) shall be fully protected in relying upon and shall be entitled to rely upon, shall have no Liability to the Company Securityholders with respect to, actions, omissions to act, decisions and determinations of the Securityholder Representative, (ii) shall be entitled to assume that all actions, omissions to act, decisions and determinations of the Securityholder Representative are fully authorized by all of the Company Securityholders and (iii) shall be entitled to deal exclusively with the Securityholder Representative on all matters relating to this Agreement, the Escrow Agreement and the other Transaction Documents. Each Letter of Transmittal will contain a provision authorizing the Securityholder Representative to act on behalf of the Company Securityholder signing such Letter of Transmittal for all matters arising under this Agreement, the Escrow Agreement and the other Transaction Documents and will contain the provisions set forth in this Section 8.11. All deliveries made by Parent, Merger Sub, Successor Sub or the Surviving Entity to the Securityholder Representative or at the direction of the Securityholder Representative shall be made on behalf of the Company Securityholders and shall constitute full performance of the delivery obligations of Parent, Merger Sub, Successor Sub or Surviving Entity hereunder under the Escrow Agreement or the other Transaction Documents. None of Parent, Merger Sub, Successor Sub or the Surviving Entity shall be liable for allocation of particular deliveries and payments of such amounts at the direction of the Securityholder Representative.
(e)    The Representative Expense Fund will be delivered at the Closing to the Securityholder Representative to be held in trust as a source of reimbursement as provided in this Agreement and for costs and out‑of‑pocket expenses (including Taxes and costs of professional advisers) incurred by the Securityholder Representative for its obligations in connection with this Agreement and the Escrow Agreement, with any balance of the Representative Expense Fund not incurred for such purposes, to be distributed to the Company Securityholders in accordance with their respective Pro Rata Shares.
ARTICLE IX
TERMINATION
Section 9.1    Termination Events. Subject to Section 9.2, the Parties, by written notice given prior to the Closing, are permitted to terminate this Agreement as follows:
(a)    by mutual written agreement of Parent and the Company;
(b)    by Parent or the Company if any Governmental Authority has enacted, issued, promulgated, enforced or entered any Legal Requirement that is in effect (and, with respect to any Order, such Order is final and non‑appealable) and has the effect of restraining or prohibiting the consummation of the Transactions, otherwise making the Transactions illegal, or causing any of the Transactions to be rescinded following the Closing;
(c)    by Parent if any of the representations by the Company in this Agreement is inaccurate or the Company has breached any of its representations, warranties, covenants, obligations or agreements set forth in this Agreement, in each case, such that the conditions set forth in Section 7.2 could not be satisfied by the Outside Date and such inaccuracy or breach has not been waived in writing by Parent or such breach has not been cured by the Company within ten (10) days after the Company’s receipt of written notice thereof from Parent, except that the right to terminate this Agreement under this Section 9.1(c) is not to be available to Parent if Parent is in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied;

(d)    by the Company if any of the representations by Parent in this Agreement is inaccurate or Parent has breached any of its representations, warranties, covenants, obligations or agreements set forth in this Agreement, in each case, such that the conditions set forth in Section 7.3 could not be satisfied by the Outside Date and such inaccuracy or breach has not been waived in writing by the Company or such breach has not been cured by Parent within ten (10) days after Parent’s receipt of written notice thereof from the Company, except that the right to terminate this Agreement under this Section 9.1(d) is not to be available to the Company if the Company is in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied; or
(e)    by Parent or the Company if the Closing has not occurred on or before February 8, 2016 (the “Outside Date”) or such later date as Parent or the Company mutually agree upon in writing, unless the terminating Party is in material breach of this Agreement, except that the right to terminate this Agreement under this Section 9.1(e) is not to be available to (i) Parent if Parent has breached its obligations under this Agreement in any manner that primarily contributed to the occurrence of the event that gave rise to the termination right under this Section 9.1(e), or (ii) the Company if the Company has breached any of its obligations under this Agreement in any manner that primarily contributed to the occurrence of the event that gave rise to the termination right under this Section 9.1(e).
Section 9.2    Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement will forthwith become void and have no effect, without any Liability on the part of any Party, its Affiliates or any of their respective Representatives, except (i) with respect to any Liability of a Party for a willful or intentional misrepresentation or willful or intentional breach of any representation, warranty, covenant, obligation or agreement of such Party under this Agreement occurring prior to such termination, and (ii) that Section 6.7 (Confidentiality), Section 6.8 (Public Announcements), this Section 9.2 and Article X are to survive such termination.
ARTICLE X
GENERAL PROVISIONS
Section 10.1    Expenses. Except as otherwise expressly provided in this Agreement, each Party shall bear such Party’s respective expenses incurred in connection with the preparation and execution of the Transaction Documents, and consummation of the Transactions, including all fees and expenses of such Party’s Representatives.
Section 10.2    Successors and Assigns; No Third Party Beneficiaries. Subject to the terms of this Section 10.2 and Section 10.13, this Agreement is to apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. The Company is not permitted to assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Parent, Merger Sub and Successor Sub are not permitted to assign any of Parent’s, Merger Sub’s or Successor Sub’s rights or delegate any of Parent’s, Merger Sub’s or Successor Sub’s obligations under this Agreement without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), except that Parent, Merger Sub and Successor Sub are permitted to assign any of Parent’s, Merger Sub’s or Successor Sub’s rights and delegate any of Parent’s, Merger Sub’s or Successor Sub’s obligations under this Agreement, without the prior written consent of the Company, (a) to any Affiliate of Parent, Merger Sub or Successor Sub, (b) in connection with the sale of all or substantially all of the ownership interests or Assets of or any business combination transaction involving Parent, Merger Sub, Successor Sub or any of their respective Affiliates, and (c) as collateral to any financial institution providing financing to Parent, Merger Sub, Successor Sub or any of their respective Affiliates. No assignment or delegation is to relieve any of the Parties of any of such Party’s obligations under this Agreement. Nothing in this Agreement is to be construed to give any Person other than the Parties any legal or equitable right under or with respect to this Agreement or any provision of this Agreement, except such rights as will inure to a successor or permitted assignee pursuant to this Section 10.2 and except as contemplated by Section 5.9 and Article VIII, and Section 10.13.
Section 10.3    Notices. All notices, Consents and other communications under this Agreement must be in writing and are to be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile with confirmation of transmission by the transmitting equipment during regular business hours, or if not during regular business hours, the next Business Day, (c) sent by electronic mail during regular business hours, or if not during regular business hours, the next Business Day, (d) received by the addressee, if sent by certified mail, return receipt requested, or (e) received by the addressee, if sent by a nationally recognized overnight delivery service, return receipt requested, in each case to the appropriate addresses or facsimile numbers set forth below (or to such other addresses or facsimile numbers as a Party designates by notice to the other Parties in accordance with this Section 10.3):
If to Parent or to the Company (after the Closing):

Computer Programs and Systems, Inc.
6600 Wall Street
Mobile, Alabama 36695
Attention: Boyd Douglas
Electronic Mail: Boyd.douglas@CPSI.com
Facsimile: 251‑639‑8214
with a copy to (which does not constitute notice to Parent or the Company):

Maynard, Cooper & Gale, P.C.
1901 Sixth Avenue North
2400 Regions Harbert Plaza
Birmingham, Alabama 35203
Attention: Gregory S. Curran and Brad Wood
Electronic Mail: gcurran@maynardcooper.com and     bwood@maynardcooper.com
Facsimile: 205‑254‑1999
If to the Company (prior to the Closing) or the Securityholder Representative:

c/o Francisco Partners
One Letterman Drive
Building C – Suite 410
San Francisco, California 94129
Attention: Ezra Perlman and Brian Decker
Electronic Mail: perlman@franciscopartners.com and     decker@franciscopartners.com
Facsimile: 415‑418‑2999
with a copy to (which does not constitute notice to the Company or the Securityholder Representative):

Shearman & Sterling LLP
Four Embarcadero Center, Suite 3800
San Francisco, California 94111‑5994
Attention: Michael J. Kennedy and Dana C.F. Kromm
Electronic Mail: mkennedy@shearman.com and     dana.kromm@shearman.com
Facsimile: 415‑616‑1199
Section 10.4    Entire Agreement; Modification. This Agreement and the other Transaction Documents constitute the entire agreement among the Parties and supersede all prior agreements, whether written or oral, among the Parties with respect to the subject matter hereof and thereof. The Parties are not permitted to amend, modify or supplement this Agreement, except by a written agreement signed by the Parties. No course of dealing between or among any Persons having any interest in this Agreement is to be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.
Section 10.5    Waiver; Remedies. Neither the failure nor any delay by any of the Parties in exercising any right under this Agreement is to operate as a waiver of such right, and no single or partial exercise of any such right is to preclude any other or further exercise of such right or the exercise of any other right. No waiver of any of the provisions of this Agreement is to be deemed or is to constitute a waiver of any other provisions of this Agreement, whether or not similar, nor is any waiver to constitute a continuing waiver. Any waiver of any condition based on the accuracy of any representation or warranty, or based on the performance of or compliance with any covenant or obligation, is not to affect the right to indemnification, reimbursement or other remedy based on such representation, warranty, covenant, obligation or agreement. The rights and remedies of the Parties are cumulative and not alternative.
Section 10.6    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction is to be, as to that jurisdiction, ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon such determination that any term or provision of this Agreement is invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.
Section 10.7    Governing Law; Venue. Except as otherwise in provided in Section 10.13, this Agreement, as well as all matters in dispute among the Parties, whether arising from or relating to this Agreement or arising from or relating to alleged extra‑contractual facts prior to, during or subsequent to this Agreement, including fraud, misrepresentation, negligence or any other alleged tort or violation of this Agreement, regardless of the legal theory upon which such matter is asserted, are to be governed by, construed under and enforced in accordance with the Legal Requirements of the State of Delaware without regard to any conflicts of laws principles that would require the application of any other Legal Requirements. The Parties shall bring any Proceeding with respect to this Agreement, the other Transaction Documents or the Transactions in the federal or state courts located in the State of Delaware and, by execution and delivery of this Agreement, the Parties hereby accept for themselves and in respect of their assets, generally and unconditionally, the jurisdiction of such courts. Each Party hereby irrevocably waives, in connection with any such Proceeding, any objection, including any objection to the venue based on the ground of forum non conveniens, that such Party now or hereafter has to the bringing of any such Proceeding in such jurisdiction. Each Party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such Proceeding by the mailing of copies thereof by registered or certified mail, postage repaid, to such Party at such Party’s address set forth in Section 10.3. Nothing in this Agreement is to affect the right of a Party to serve process in any other manner permitted by applicable Legal Requirements.
Section 10.8    Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. EITHER PARTY IS PERMITTED TO FILE A COPY OF THIS SECTION 10.8 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT AMONG THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY, AND THAT ANY PROCEEDING WHATSOEVER AMONG THE PARTIES RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS IS INSTEAD TO BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
Section 10.9    Counterparts; Execution of Agreement. The Parties are permitted to execute this Agreement in one or more counterparts, each of such counterparts is to be deemed to be an original copy of this Agreement and all of which, when taken together, are to be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission is to constitute effective execution and delivery of this Agreement as to the Parties. Signatures of the Parties transmitted by facsimile or other electronic transmission are to be deemed to be their original signatures for all purposes.

Section 10.10    Enforcement of Agreement. The Parties agree that each Party would be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms and that any breach of this Agreement by any Party could not be adequately compensated by monetary damages. Accordingly, each Party agrees that, in addition to any other right or remedy to which a Party is entitled, at law or in equity, each Party is entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of the provisions of this Agreement, without posting any bond or other undertaking or proving damages.
Section 10.11    Rules of Construction; Disclosure Letters.
(a)    Except as otherwise explicitly specified in this Agreement to the contrary, (i) references to an Article, Section, Exhibit or Annex mean an Article or Section of, or Exhibit or Annex to, this Agreement, unless another agreement is specified, (ii) the word “including” is to be construed as “including, without limitation,” (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole, (iv) words in the singular or plural form include the plural and singular form, respectively, (v) pronouns are to be deemed to refer to the masculine, feminine or neuter, as the identity of the Person or Persons requires, (vi) the words “asset” and “property” are to be construed to have the same meaning and effect and to refer to all tangible and intangible assets and properties, including cash, securities, accounts, contract rights and real and personal property, (vii) references to a particular Person include such Person’s successors and permitted assigns, (viii) references to a particular statute, rule or regulation include all rules and regulations thereunder and any predecessor or successor statutes, rules or regulations, in each case as amended or otherwise modified from time to time, (ix) references to a particular agreement, document, instrument or certificate mean such agreement, document, instrument or certificate as amended, supplemented or otherwise modified from time to time if permitted by the provisions thereof, (x) references to “Dollars” or “$” are references to United States Dollars, (xi) an accounting term not otherwise defined in this Agreement has the meaning ascribed to such term in accordance with GAAP, (xii) references to “written” or “in writing” include electronic form, (xiii) any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) is to be interpreted as a reference to a calendar day or number of calendar days, and (xiv) if any calculations pursuant to this Agreement would require a circular reference, the Parties agree that such calculation shall be calculated on an iterative basis, iterating 1,000 times. The headings of Articles, Sections, Exhibits and Annexes and Schedules to the Disclosure Letters are provided for convenience only and are not to affect the construction or interpretation of this Agreement. The Exhibits, the Annexes and the Disclosure Letters are incorporated into this Agreement to the same extent as though fully set forth in this Agreement.
(b)    Whenever this Agreement indicates that the Company has “made available” any document to Parent, such statement is to be deemed to be a statement that the Company has posted, or caused to be posted, such document to the Virtual Data Room (i) two (2) Business Days immediately prior to the Closing Date and such document was not subsequently removed, or (ii) during the two (2) Business Days period immediately prior to the Closing Date (but in any event, prior to the Closing Date) in response to Parent identifying or requesting such document during such period.

(c)    The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as if drafted jointly by the Parties and no presumption or burden of proof is to arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
(d)    If any period for giving notice or taking action under this Agreement expires on a day that is not a Business Day, the time period is to be automatically extended to the Business Day immediately following such day. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is to be excluded.
(e)    Disclosure in any Schedule to the Company Disclosure Letter or the Parent Disclosure Letter shall apply only to the correspondingly numbered and lettered Section of this Agreement, except to the extent it is reasonably apparent from the face of such disclosure that such disclosure is applicable to another Schedule to the Company Disclosure Letter or the Parent Disclosure Letter, respectively.
Section 10.12    Conflict of Interest. If the Securityholder Representative so desires, acting on behalf of the Company Securityholders and without the need for any consent or waiver by Parent, the Company or the Surviving Entity, Shearman & Sterling LLP (“Shearman”) shall be permitted to represent the Securityholder Representative and the Company Securityholders after the Closing in connection with any matter relating to the Integrated Mergers or the other Transactions. Without limiting the generality of the foregoing, after the Closing, Shearman shall be permitted to represent the Company Securityholders, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation or transaction with Parent, the Company or the Surviving Company or any of their agents or Affiliates under or relating to this Agreement, the Integrated Mergers or the other Transactions, and any related matter. Upon and after the Closing, the Company shall cease to have any attorney‑client relationship with Shearman, unless and to the extent Shearman is specifically engaged in writing by the Company to represent the Company after the Closing and either such engagement involves no conflict of interest with respect to the Company Securityholders or the Securityholder Representative consents in writing at the time to such engagement. Any such representation of Parent, the Company or the Surviving Entity by Shearman after the Closing shall not affect the foregoing provisions hereof. Shearman shall be permitted to withdraw from any representation of Parent, the Company or the Surviving Entity in order to be able to represent or continue so representing the Company Securityholders, even if such withdrawals causes Parent, the Company or the Surviving Entity additional legal expense (such as to bring new counsel “up to speed”), delay or other prejudice. Following the Second Step Merger Effective Time, except with the consent of the Securityholder Representative, neither Parent, the Company nor the Surviving Entity, nor any Person acting on behalf of or through Parent, the Company or the Surviving Entity, will seek to obtain or use the Privilege Assets without the Securityholder Representative’s consent, provided that the Securityholder Representative shall not unreasonably withhold its consent if any such Person is seeking to use such Privilege Assets in defense or prosecution of a claim brought by or against a third party that is not a Company Securityholder. Notwithstanding the foregoing, nothing shall prevent Parent, the Company, the Surviving Entity or any Person acting on behalf of or through any of them from complying with applicable Law or court order.
Section 10.13    Debt Financing Party Arrangements. Notwithstanding anything to the contrary contained in this Agreement, each of the Parties: (a) agrees that it will not bring or support any Person, or permit any of its Affiliates to bring or support any Person, in any Proceeding against any Debt Financing Source in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing Commitment or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York State courts located in the Borough of Manhattan within the City of New York; (b) agrees that, except as specifically set forth in the Debt Financing Commitment, all Proceedings against any of the Debt Financing Sources in any way relating to the Debt Financing Commitment or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (c) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER AT LAW OR IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING COMMITMENT OR THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY. Without limiting the rights of Parent under the Debt Financing Commitment, the Company and the Securityholder Representative (on behalf of itself and the Company Securityholders) acknowledge and agree that none of the Financing Sources shall have any liability or obligation to the Company or the Securityholder Representative (on behalf of itself and the Company Securityholders) or any of their respective Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders in connection with any breach or failure to perform any of their obligations under the Debt Financing Commitment or otherwise in connection with the Transactions. Notwithstanding anything to the contrary contained in this Agreement, the Debt Financing Sources are express third-party beneficiaries of, and shall be entitled to the protections of this provision and Sections 10.2 and 10.7, which cross-reference this Section 10.13. This Section 10.13, and Sections 10.2 and 10.7, which cross-reference this Section 10.13, may not be amended, modified or supplemented, or any of its provisions waived, without the written consent of such Debt Financing Source, which consent may be granted or withheld in the sole discretion of such Debt Financing Source.
[Signature Page Follows]

As of the Execution Date, each of the Parties, intending to be legally bound, has caused an authorized Representative of such Party to duly execute this Agreement on behalf of such Party.
PARENT:
COMPUTER PROGRAMS AND SYSTEMS, INC.

By:	/s/ J. Boyd Douglas Name: J. Boyd Douglas Title: President and Chief Executive Officer
MERGER SUB:
HHI MERGER SUB I, INC.

By:	/s/ J. Boyd Douglas Name: J. Boyd Douglas Title: President
SUCCESSOR SUB:
HHI MERGER SUB II, INC.

By:	/s/ J. Boyd Douglas Name: J. Boyd Douglas Title: President

[Signature Page to Agreement and Plan of Merger and Reorganization]

COMPANY:
HEALTHLAND HOLDING INC.

By:	/s/ Chris Bauleke Name: Chris Bauleke Title: Chief Executive Officer
SECURITYHOLDER REPRESENTATIVE:
AHR HOLDINGS, LLC

By:	/s/ Chris Bauleke Name: Chris Bauleke Title: President

[Signature Page to Agreement and Plan of Merger and Reorganization]

Exhibit A

Defined Terms
The following definitions will apply in connection with the interpretation of this Agreement:
“$” is defined in Section 10.11(i).
“401(k) Plan” means the Healthland 401(k) Profit Sharing Plan and the Rycan Simple IRA.
“Accounting Principles” is defined in Section 2.14(vi).
“Accounts Payable” means all accounts and notes payable owing by any of the Company Entities.
“Accounts Receivable” means all accounts and notes receivable owing to any of the Company Entities.
“Acquisition Proposal” is defined in Section 5.4(i).
“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by Contract or otherwise.
“Aggregate Cash Liquidation Preference” means an amount of cash equal to (i) the Per Share Cash Liquidation Preference multiplied by (ii) the number of issued and outstanding shares of Series A Preferred Stock as of immediately prior to the First Step Merger Effective Time.
“Aggregate Exercise Price” means an amount of cash equal to the aggregate per share exercise prices of all Vested Company Stock Options.
“Aggregate Common Cash Consideration” means an amount of cash equal to (i) the Estimated Cash Consideration minus (ii) the Aggregate Cash Liquidation Preference.
“Aggregate Common Stock Consideration” means a number of shares of CPSI Common Stock equal to (i) the Stock Consideration minus (ii) the Aggregate Stock Liquidation Preference.
“Aggregate Merger Consideration” means Two Hundred Fifty Million Dollars ($250,000,000), as adjusted in accordance with this Agreement.
“Aggregate Stock Liquidation Preference” means a number of shares of CPSI Common Stock equal to (i) the Per Share Stock Liquidation Preference multiplied by (ii) the number

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of issued and outstanding shares of Series A Preferred Stock as of immediately prior to the First Step Merger Effective Time.
“Agreement” is defined in the introductory paragraph of this Agreement.
“American HealthTech” means American HealthTech, Inc., a Mississippi corporation.
“Asset” means any asset or property of any kind, nature, character or description whatsoever (whether known or unknown, whether real or personal or mixed, and whether tangible or intangible).
“Assumed Option” is defined in Section 2.9(i).
“Bank Accounts” is defined in Section 3.19(ii).
“Beneficial Owner” means any Person who is the beneficial owner (within the meaning of Rule 13d‑3 under the Securities Exchange Act) of Company Capital Stock.
“Benefit Plans” is defined in Schedule 3.16(a).
“Business Associates” means all employees (including those on leave of absence or layoff status) and independent contractors of each of the Company Entities.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in San Francisco, California, Minneapolis, Minnesota or Mobile, Alabama are authorized or required by applicable Legal Requirements to be closed for business.
“Cash and Cash Equivalents” means the aggregate cash and cash equivalents of the Company Entities determined in accordance with GAAP, including all bank deposits and deposits in transit (only to the extent there has been a corresponding reduction of Accounts Receivable of the applicable Company Entity on account of such deposits and such reduction is taken into account in the determination of Current Assets for purposes of calculating Net Working Capital), but specifically excluding all outstanding checks and authorized automatic account withdrawals that have not cleared (only to the extent there has been a corresponding reduction of Accounts Payable of the applicable Company Entity on account of such outstanding checks and authorized automatic account withdrawals and such reduction is taken into account in the determination of Current Liabilities for purposes of calculating Net Working Capital).
“Cash Consideration” means an amount in cash equal to (i) One Hundred Sixty Two Million Dollars ($162,000,000) plus (ii) the Aggregate Exercise Price.
“Cash Ratio” means (i) the Estimated Cash Consideration divided by (ii) (A) the Estimated Cash Consideration plus (B) (x) the Stock Consideration multiplied by (y) the CPSI Share Price.

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“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.
“Certificates” is defined in Section 2.10(ii).
“Closing” is defined in Section 2.3.
“Closing Cash” means the aggregate balance of Cash and Cash Equivalents as of immediately prior to the Closing.
“Closing Date” means the day on which the Closing takes place.
“Closing Indebtedness” means the aggregate amount of all outstanding Indebtedness as of immediately prior to the Closing.
“Closing Statement” is defined in Section 2.14(ii).
“Closing Transaction Expenses” means the aggregate amount of all unpaid Transaction Expenses as of immediately prior to the Closing.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
“Code” means the Internal Revenue Code of 1986.
“Company” is defined in the introductory paragraph of this Agreement.
“Company Board” is defined in the recitals of this Agreement.
“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock, taken together.
“Company Closing Documents” is defined in Section 3.2(i).
“Company Common Stock” means the common stock, par value $0.001, of the Company.
“Company Contract” means any Contract to which any Company Entity is a party or is otherwise bound.
“Company Disclosure Letter” means that certain letter, dated as of the Execution Date, duly executed and delivered by the Company to Parent setting forth, among other items, those matters required, necessary or appropriate to be disclosed by the Company either in response to an express disclosure requirement contained in a particular Section in this Agreement or as an exception to a representation, warranty, covenant, obligation or agreement in a particular Section of this Agreement.
“Company Entities” means, collectively, the Company and the Company Subsidiaries.

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“Company Fundamental Representations” means those representations and warranties set forth in Section 3.1 (Organization and Good Standing; Capitalization), Section 3.2 (Authority; No Conflict), Section 3.18 (Related Persons) and Section 3.21 (Brokers or Finders).
“Company Indemnified Persons” is defined in Section 8.3.
“Company Indemnifying Persons” means the Company Securityholders.
“Company IP Rights” means all of the Intellectual Property Rights owned by the Company Entities.
“Company Material Adverse Effect” means any Effect that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the businesses, results of operations, financial condition, or Assets of the Company Entities, taken as a whole, or (b) the ability of the Company to consummate the Transactions on a timely basis; provided, however, that, for the purposes of clause (a) in determining whether a Company Material Adverse Effect has occurred, no Effect is to be considered to the extent arising out of, relating to or resulting from (i) changes generally affecting the economy, financial, credit or securities markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates, (ii) the public announcement of this Agreement and the Transactions in accordance with the terms of this Agreement, (iii) any outbreak or escalation of war (whether or not declared) or any act of terrorism, (iv) general conditions in the industry in which a Company Entity operates, (v) any change in Legal Requirements after the Execution Date, (vi) any change in GAAP after the Execution Date, (vii) the failure of a Company Entity to meet internal or published projections, forecasts or revenue or earning predictions for any period (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition), (viii) any natural disasters or acts of God, (ix) any actions taken or not taken pursuant to the express terms of this Agreement or at the written request of Parent or (x) the consummation of the Transactions; provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (i), (iii), (iv), (v), (vi) or (viii) is to constitute, and is to be taken into account in determining the occurrence of, a Company Material Adverse Effect to the extent such change or event has a disproportionate impact on a Company Entity as compared to other companies that operate in the industries in which such Company Entity operates.
“Company Option” means a stock option issued under the Company’s Stock Incentive Plan.
“Company Preferred Stock” means the preferred stock of the Company.
“Company Products” means any product and service offerings (including Software) of the Company Entities that have been offered for sale, sold, leased, licensed, distributed or otherwise made available in return for consideration or that any Company Entity intends to offer for sale, sell, lease, license, distribute or otherwise make available in return for consideration in the future, including any products or service offerings under development.

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“Company Sites” means Internet websites owned, maintained or operated by the Company Entities.
“Company Securityholder” shall mean the holders of Company Capital Stock and the holders of Company Options as of immediately prior to the First Step Merger Effective Time, taken together.
“Company Stockholder Approval” shall mean the affirmative vote, whether at a meeting of Company Stockholders, however called, or in connection with the Stockholder Written Consent, of (a) the holders of the outstanding shares of Company Common Stock, each such holder being entitled to one vote per share of Company Common Stock, and (b) the holders of the outstanding shares of Series A Preferred Stock, each such holder being entitled to 1,000 votes per share of Series A Preferred Stock, all of such holders of Company Common Stock and Series A Preferred Stock voting together as a single class, in favor of the adoption and approval of this Agreement and the approval of the Integrated Mergers.
“Company Stockholders” shall mean the holders of Company Capital Stock as of immediately prior to the First Step Merger Effective Time, taken together.
“Company Subsidiaries” means the direct and indirect Subsidiaries of the Company, including Healthland, American HealthTech, and Rycan (including for purposes of this Agreement, prior to the Rycan Transaction).
“Compliant” means, with respect to the Required Information, that such Required Information is correct in all material respects and does not contain any untrue statement of a material fact regarding any of the Company Entities, or omit to state any material fact regarding any of the Company Entities necessary in order to make such Required Information not misleading under the circumstances in which such Required Financial Information is furnished.
“Confidentiality Agreement” is defined in Section 6.7.
“Consent” means any consent, approval, authorization, permission, waiver, clearance, exemption, expiration of any notification requirements or similar affirmation by any Person pursuant to any Contract, Governmental Authorization, Legal Requirement or otherwise.
“Consideration Spreadsheet” is defined in Section 5.14.
“Constitutive Documents” means, with respect to any Person, the charter, articles or certificate of incorporation, organization or formation or such other constitutive documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person, which establish the legal existence of such Person.
“Contract” means any contract, agreement, instrument, obligation, covenant, commitment, arrangement, understanding, lease, license, plan, mortgage, indenture, note, loan, bond, debenture, guarantee, insurance policy, concession, franchise, purchase or sales order, bid or

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other contractual obligation, whether written or oral and whether express or implied, together with all amendments, supplements and other modifications thereto.
“Copyrights” means copyrightable works (including advertising and promotional materials, Software, compilations of data and website content), and any copyrights therefor (whether registered or unregistered), and including common law and statutory rights therein and therefor, and further including goodwill relating thereto, registrations and renewals thereof and applications for registration therefor.
“CPSI Common Stock” means the common stock, par value $0.001 per share, of Parent.
“CPSI Share Price” means Forty-One Dollars and Forty-Five Cents ($41.45).
“Current Assets” means, as of the First Step Merger Effective Time, the sum of those current Assets of the Company Entities identified on the example calculation of Net Working Capital on Annex A, calculated in accordance with GAAP (excluding, for the avoidance of doubt, all Cash and Cash Equivalents and any other current Assets of the Company not set forth on Annex A).
“Current Liabilities” means, as of the First Step Merger Effective Time, the sum of those current Liabilities of the Company Entities identified on the example calculation of Net Working Capital on Annex A, calculated in accordance with GAAP (excluding, for the avoidance of doubt, Indebtedness and any other current Liabilities of the Company not set forth on Annex A).
“Damage” means any damage, loss, Liability, Tax, royalty, claim, judgment, award, assessment, settlement, disbursement, deficiency, fine, penalty, cost or expense (including any costs of investigation and any defense and reasonable documented attorneys’, consultants’ and experts’ fees and expenses).
“Debt Financing” is defined in Section 4.6.
“Debt Financing Commitment” is defined in Section 4.6.
“Debt Financing Sources” means the Lender and each other Person (including each agent and arranger) that commits to provide or has otherwise entered into agreements in connection with the Debt Financing, including any commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto, together with each Affiliate thereof and each officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such lender, other Person or Affiliate.
“Debt Payoff Letters” is defined in Section 2.13(a)(vi).
“Deductible Amount” is defined in Section 8.5(i).
“Definitive Agreements” is defined in Section 5.8(i).
“DGCL” means the General Corporation Law of the State of Delaware.

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“Direct Claim” is defined in Section 8.7.
“Disclosure Letters” means the Parent Disclosure Letter and the Company Disclosure Letter.
“Disputed Matters” is defined in Section 2.14(iii).
“Dissenting Shares” is defined in Section 2.11(i).
“Dollars” is defined in Section 10.11(i).
“Effect” means any event, occurrence, fact, circumstance, condition, development, change or effect.
“Encumbrances” means any lien (statutory or otherwise), security interest, Preferential Right, charge, claim, condition, equitable interest, community property interest, pledge, mortgage, deed of trust, lease, license, right of occupancy, easement, encroachment, right of way, servitude, profit, conservation, zoning, deed restriction, conditional and installment sale agreement or other title retention device or arrangement, activity and use limitation, restrictive covenant, restriction of any kind or nature, including restriction on the exercise of any attribute of ownership, including use, voting, transfer and receipt of income, or any other encumbrance of any nature whatsoever, together with all documents and instruments evidencing or securing such matter.
“Enforceability Exceptions” is defined in Section 3.2(i).
“Environmental Claim” means any Proceeding alleging Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification or injunctive relief arising out of, based on or resulting from (a) the presence or Release of any Hazardous Materials, or (b) any actual or alleged non‑compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Laws” means all Legal Requirements relative to or that govern or purport to govern air quality, soil quality, water quality, wetlands, natural resources, solid waste, hazardous waste, hazardous or toxic substances (including Hazardous Materials), pollution or the protection of public health, human health or the environment, including CERCLA, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Occupational Safety and Health Act and the Emergency Planning and Community Right to Know Act.
“Environmental Notice” means any written notice of violation or infraction, or written notice respecting any Environmental Claim relating to actual or alleged non‑compliance with any Environmental Law or any term or condition of any Environmental Permit.

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“Environmental Permit” means any Governmental Authorization or other material action required to be obtained by or on behalf of any of the Company Entities under any Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any Person that is considered a single employer with any of the Company Entities under Section 414 of the Code.
“Escrow Agent” means U.S. Bank National Association.
“Escrow Agreement” is defined in Section 2.13(a)(i).
“Escrow Cash” is defined in Section 2.12(i)(vi).
“Escrow Fee” means the fees payable to the Escrow Agent as contemplated by the Escrow Agreement.
“Escrow Fund” is defined in Section 2.12(i)(vi).
“Escrow Shares” is defined in Section 2.12(i)(vi).
“Estimated Cash Consideration” means an amount in cash equal to (i) the Cash Consideration minus (ii) the Estimated Closing Indebtedness, if any, minus (iii) the Estimated Closing Transaction Expenses, if any, plus (iv) the Estimated Net Working Capital Surplus, if any, minus (v) the Estimated Net Working Capital Deficit, if any, plus (vi) the Estimated Closing Cash, if any.
“Estimated Closing Cash” is defined in Section 2.14(i).
“Estimated Closing Indebtedness” is defined in Section 2.14(i).
“Estimated Closing Statement” is defined in Section 2.14(i).
“Estimated Closing Transaction Expenses” is defined in Section 2.14(i).
“Estimated Net Working Capital” is defined in Section 2.14(i).
“Estimated Net Working Capital Deficit” means the amount by which the Estimated Net Working Capital is less than the Net Working Capital Target.
“Estimated Net Working Capital Surplus” means the amount by which the Estimated Net Working Capital is greater than the Net Working Capital Target.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Agent” means U.S. Bank National Association.

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“Exchange Agent Agreement” is defined in Section 2.13(a)(iii).
“Exchange Agent Fee” means the fees payable to the Exchange Agent as contemplated by the Exchange Agent Agreement.
“Exchange Fund” is defined in Section 2.10(i).
“Exchange Ratio” means (i) (A) the Per Share Common Stock Consideration times (B) the CPSI Share price divided by (ii) the closing trading price of the CPSI Common Stock on the trading day immediately prior to the Closing Date.
“Execution Date” is defined in the introductory paragraph of this Agreement.
“Executory Period” means the period commencing on (and including) the Execution Date and continuing until the Closing (or, if earlier, the termination of this Agreement in accordance with Article IX).
“Existing Company Lenders” means Wells Fargo Bank, Fortress Credit Co LLC and Rycan Holdings.
“Filing” means any report, registration, document, filing, declaration, statement, application or submission.
“Final Cash Consideration” means an amount in cash equal to (a) the Cash Consideration, plus (b) the Final Net Working Capital Surplus, if any, minus (c) the Final Net Working Capital Deficit, if any, plus (d) the Final Closing Cash, if any, minus (e) the Final Closing Indebtedness, if any, minus (f) the Final Closing Transaction Expenses, if any.
“Final Closing Cash” means the Closing Cash as finally determined in accordance with Section 2.14.
“Final Closing Indebtedness” means the Closing Indebtedness as finally determined in accordance with Section 2.14.
“Final Closing Transaction Expenses” means the Closing Transaction Expenses as finally determined in accordance with Section 2.14.
“Final Net Working Capital” means Net Working Capital as finally determined in accordance with Section 2.14.
“Final Net Working Capital Deficit” means the amount by which the Final Net Working Capital is less than the Estimated Net Working Capital.
“Final Net Working Capital Surplus” means the amount by which the Final Net Working Capital is greater than the Estimated Net Working Capital.

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“Financial Statements” means the Fiscal Year Financial Statements and the Latest Financial Statements.
“Fiscal Year Financial Statements” is defined in Section 3.3(i).
“First Step Certificate of Merger” is defined in Section 2.3.
“First Step Merger” is defined in the recitals of this Agreement.
“First Step Merger Effective Time” is defined in Section 2.3.
“First Step Surviving Corporation” is defined in the recitals of this Agreement.
“FLSA” means the Fair Labor Standards Act of 1938.
“Form Working Capital Statement” is defined in Section 2.14(vi).
“Fully Diluted Company Common Stock” means the sum, without duplication, of (1) the aggregate number of shares of Company Common Stock that are outstanding immediately prior to the First Step Merger Effective Time, and (2) the aggregate number of shares of Company Common Stock underlying all Vested Company Stock Options immediately prior to the First Step Merger Effective Time.
“GAAP” means United States generally accepted accounting practices in effect as of the date in question.
“Governance Documents” means, with respect to any Person, the bylaws, stockholders agreement, operating agreement, limited liability company agreement, limited partnership agreement, partnership agreement or such other governance documents of such Person.
“Governmental Authority” means any federal, state, local, municipal, foreign or other court, legislature, executive or regulatory (including self‑regulatory and non‑governmental regulatory) authority, agency or commission, or other governmental or quasi‑governmental entity, authority, organization or instrumentality, or any department, agency, subdivision, board, directorate, court, tribunal or other instrumentality of any of the foregoing, or any arbitrator.
“Governmental Authorizations” is defined in Section 3.12(i).
“Hazardous Material” means any chemical, material, substance or waste, whether naturally occurring or man‑made, that is currently regulated by or forms the basis of Liability now or hereafter under any Environmental Laws, including material or substance that is (a) listed or defined a “hazardous” or “toxic” substance, material, or waste, “extremely hazardous waste”, “restricted hazardous waste”, “pollutant”, “contaminant”, “hazardous constituent”, “special waste”, “toxic substance” or other similar term or phrase under any Environmental Laws and (b) any petroleum product, including any fraction or by‑product thereof, asbestos, polychlorinated biphenyls (PCBs), radioactive material and lead‑containing paints or coatings.

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“Healthland” means Healthland Inc., a Minnesota corporation.
“HSR Act” means the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976.
“HSR Filing Fees” means the Filing and other similar fees payable in connection with any Filings under or pursuant to the HSR Act.
“Inbound License Agreement” is defined in Section 3.6(b).
“Indebtedness” means the aggregate amount (including the current portion thereof), without duplication, of (a) each Company Entity’s indebtedness, contingent or otherwise, for money borrowed from other Persons, purchase money indebtedness (other than Accounts Payable by a Company Entity) and reimbursement obligations of each Company Entity with respect to letters of credit, (b) each Company Entity’s obligation to pay rent or other amounts under any lease of (or other arrangement covering the right to use) real or personal property that is required to be classified and accounted for as a capital lease on a consolidated balance sheet of such Company Entity as of such date computed in accordance with GAAP, (c) the deferred purchase price of Assets or services incurred outside the Ordinary Course by a Company Entity, (d) all obligations pursuant to which a Company Entity is responsible for any earn‑out or contingent payment (including, but not limited to, those certain earn-out payments set forth in item 1 on Schedule A to the Company Disclosure Letter), bonus, deferred compensation, phantom equity arrangement or other similar payment or arrangement, other than those certain earn-out payments set forth in item 2 on Schedule A to the Company Disclosure Letter, (e) all obligations for underfunded employee pension benefit plans and any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA, (f) all off‑balance sheet financing of the Company Entities, excluding all operating leases of the Company Entities, (g) all obligations under interest rate hedging, swap Contracts, forward rate Contracts, interest rate cap or collar Contracts or other financial Contracts entered into for the purpose of limiting or managing interest rate risks, (h) all obligations under currency swap transactions (valued at the termination value thereof), (i)  all indebtedness and obligations of the type described in this definition guaranteed or in effect guaranteed in any manner, directly or indirectly, by a Company Entity, including through a Contract, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for Assets if not delivered or pay for services if not performed, primarily or exclusively, for the purpose of enabling the debtor to make payment of the indebtedness or obligation or to insure the owners of the indebtedness or obligation against loss, but excluding the endorsements of checks and other instruments in the Ordinary Course, (j) all indebtedness and obligations of the type described in this definition secured by any Encumbrance upon Assets owned by a Company Entity, (k) all accrued but unpaid interest expense and all penalties, fees, charges and prepayment premiums that are payable, in each case, with respect to any of the indebtedness or obligations described in this definition, including as a result of the entry into the Transaction Documents and the consummation of the Transactions (including any repayment of indebtedness at or prior to the Closing), and (l) the Rycan Note.
“Indemnified Person” means any Parent Indemnified Person or Company Indemnified Person, as applicable.

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“Indemnifying Person” means any Party against whom an indemnification claim is made pursuant to Article VIII.
“Indemnitee” is defined in Section 5.9(i).
“Independent Accounting Firm” means McGladrey LLP, operating under the brand RSM, or such other nationally recognized Independent Accounting Firm mutually acceptable to Parent and the Company.
“Information Systems” means all computer hardware, data storage systems, computer and communications networks (other than the Internet), interfaces, firewalls and other apparatus that are owned by or leased to the Company Entities and used to create, manipulate, store, transmit, exchange or receive information in any electronic form.
“Initial Cap Amount” is defined in Section 8.5(i).
“Insurance Policies” is defined in Section 3.10.
“Integrated Mergers” is defined in the recitals of this Agreement.
“Intellectual Property Rights” means intellectual property and/or other proprietary rights, including (a) Marks, (b) Net Names, (c) Patents, (d) Copyrights, (e) know‑how, trade secrets, technical, marketing or pricing information, plans, notes, reports, works, devices, models, works‑in‑progress, research and development, formulas, algorithms, processes, data, designs, layouts, customer and supplier lists, financial information, inventions, and creations, (f) Software (whether in general release or under development), and (g) all rights to prosecute and perfect any of the foregoing through administrative prosecution, registration, recordation, or other Proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misuse or misappropriation, anywhere in the world.
“Investor Agreement” is defined in Section 2.13(a)(ii).
“Invoices” is defined in Section 2.13(a)(vii).
“IRS” means the United States Internal Revenue Service.
“Knowledge of Parent” means any matters known by, or that should be known following reasonable diligence and inquiry of direct reports by, J. Boyd Douglas, David A. Dye, Christopher L. Fowler and Matt Chambless.
“Knowledge of the Company” means any matters known by, or that should be known following reasonable diligence and inquiry of direct reports by, Chris Bauleke, Todd Laddusaw and Ezra Perlman.
“Latest Balance Sheet Dates” means the respective dates of the Latest Balance Sheets.

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“Latest Balance Sheets” means the respective balance sheets within the Latest Financial Statements.
“Latest Financial Statements” is defined in Section 3.3(i).
“Leased Real Property” is defined in Section 3.5(i).
“Legal Requirement” means any federal, state, local, municipal, foreign or other law (including common law), statue, code, ordinance, regulation, rule, regulatory or administrative ruling or guidance, directive, Order, constitution, treaty or other restriction, requirement or rule of law of any Governmental Authority.
“Lender” is defined in Section 4.6.
“Letter of Transmittal” is defined in Section 2.10(ii).
“Liability” means any liability, obligation or commitment of any kind, nature, character or description whatsoever (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether matured or unmatured, whether liquidated or unliquidated, whether due or to become due, and whether secured or unsecured).
“Marketing Period” means the first period of twenty (20) consecutive Business Days starting no earlier than the seventh (7th) day after the Execution Date throughout and at the end of which Parent (and its Debt Financing Sources) shall have access to the Required Information and the Required Information shall be Compliant (it being understood that if at any time during the Marketing Period the Required Information does not include the “Required Information,” as defined, then the Marketing Period shall not have occurred). Notwithstanding anything in this definition to the contrary, (i) the Marketing Period shall end on an any earlier date prior to the expiration of the twenty (20) consecutive Business Day period described above if the Debt Financing is consummated on such earlier date, (ii) the Marketing Period shall exclude (A) November 25, 2015 through November 27, 2015 and (B) December 23, 2015 through January 3, 2016 as Business Days (it being understood and agreed that for any period the last Business Day immediately prior to any such excluded dates and the first Business Day immediately following any such excluded dates shall be deemed consecutive for purposes of this proviso) and (iii) the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such twenty (20) consecutive Business Day period: (A) except as set forth on Schedule B to Company Disclosure Letter, the Company has publicly announced its intention to, or determines that it must, restate any historical financial statements or other financial information included in or that includes the Required Information or any such restatement is under active consideration, in which case, the Marketing Period shall not commence or be deemed to commence unless and until, at the earliest, such restatement has been completed and the applicable Required Information has been amended and updated or the Company has publicly announced or informed Parent that it has concluded that no restatement shall be required in accordance with GAAP, (B) the Company’s independent accountants shall have withdrawn its audit opinion with respect to any financial statements contained in or that includes the Required Information for which they have provided an opinion, in which case the

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Marketing Period shall not commence or be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by the independent accountants or another independent public accounting firm reasonably acceptable to Parent, or (C) any Required Information would not be Compliant at any time during such twenty (20) consecutive Business Day period or otherwise ceases to meet the requirement of “Required Information,” as defined, in which case the Marketing Period shall not commence or be deemed to commence unless and until, at the earliest, such Required Information is updated or supplemented so that it is Compliant (it being understood that if any Required Information provided at the commencement of the Marketing Period ceases to be Compliant during such twenty (20) consecutive Business Day period, then the Marketing Period shall be deemed not to have commenced).
“Marks” means, registered and unregistered, trademarks, logos, logotypes, corporate names, trade names, trade dress, and/or service marks, including common law and statutory rights therein and therefor, and further including goodwill relating thereto, registrations and renewals thereof and applications for registration therefor.
“Material Company Contracts” is defined in Section 3.8(i).
“Material Customers” is defined in Section 3.7(i).
“Material Suppliers” is defined in Section 3.7(ii).
“Merger Sub” is defined in the introductory paragraph of this Agreement.
“Merger Sub Common Stock” is defined in Section 2.8(i)(iii).
“Monthly Financial Statements” is defined in Section 5.7.
“NASDAQ” means the NASDAQ Global Select Market, any successor stock exchange operated by The NASDAQ Stock Market LLC or any successor thereto.
“Net Names” means internet web sites and internet domain names, including all related internet protocol addresses, and including common law and statutory rights therein and therefor, and further including goodwill relating thereto, registrations and renewals thereof and applications for registration therefor.
“Net Working Capital” means the Current Assets minus the Current Liabilities.
“Net Working Capital Target” means negative Twenty-Four Million One Hundred Thirty-Three Thousand Dollars (-$24,133,000).
“Notified Party” is defined in Section 5.5.
“Notifying Party” is defined in Section 5.5.
“Objection Deadline” is defined in Section 2.14(iii).

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“Objection Period” is defined in Section 2.14(ii).
“Objection Notice” is defined in Section 2.14(iii).
“Option Cash Payment” is defined in Section 2.9(i).
“Option Plan” is defined in Section 3.1(iii).
“Order” means any order, award, decision, injunction, judgment, ruling, decree, assessment, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or mediator.
“Ordinary Course” means the ordinary course of business consistent with past practice.
“Outside Date” is defined in Section 9.1(e).
“Parties” means Parent, the Company and the Securityholder Representative (on behalf of the Company Securityholders), as applicable.
“Parent” is defined in the introductory paragraph of this Agreement.
“Parent Closing Documents” is defined in Section 4.2(i).
“Parent Compensation Committee” is defined in Section 2.9(i).
“Parent Disclosure Letter” means that certain letter, dated as of the Execution Date, duly executed and delivered by Parent to the Company setting forth, among other items, those matters required, necessary or appropriate to be disclosed by Parent either in response to an express disclosure requirement contained in a particular Section in this Agreement or as an exception to a representation, warranty, covenant, obligation or agreement in a particular Section of this Agreement.
“Parent Fundamental Representations” means those representations and warranties set forth in Section 4.1 (Organization and Good Standing), Section 4.2 (Authority; No Conflict), and Section 4.7 (Brokers or Finders).
“Parent Indemnified Persons” is defined in Section 8.2.
“Parent Material Adverse Effect” means any Effect that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the businesses, results of operations, financial condition, or Assets of Parent and its Subsidiaries, taken as a whole, or (b) the ability of Parent to consummate the Transactions on a timely basis; provided, however, that, for the purposes of clause (a) in determining whether a Parent Material Adverse Effect has occurred, no Effect is to be considered to the extent arising out of, relating to or resulting from (i) changes generally affecting the economy, financial, credit or securities markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange

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rates, (ii) the public announcement of this Agreement and the Transactions in accordance with the terms of this Agreement, (iii) any outbreak or escalation of war (whether or not declared) or any act of terrorism, (iv) general conditions in the industry in which Parent or any of its Subsidiaries operates, (v) any change in Legal Requirements after the Execution Date, (vi) any change in GAAP after the Execution Date, (vii) the failure of Parent or its Subsidiaries to meet internal or published projections, forecasts or revenue or earning predictions for any period (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition), (viii) any natural disasters or acts of God, (ix) any actions taken or not taken pursuant to the express terms of this Agreement or at the written request of the Company prior to the Closing, or (x) the consummation of the Transactions; provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (i), (iii), (iv), (v), (vi) or (viii) is to constitute, and is to be taken into account in determining the occurrence of, a Parent Material Adverse Effect to the extent such change or event has a disproportionate impact on Parent or any of its Subsidiaries, as compared to other companies that operate in the industries in which Parent or such Subsidiary operates.
“Parent SEC Documents” means all reports, schedules, forms, statements, prospectuses, registration statements and other documents filed or furnished by Parent with the SEC since January 1, 2013, including those filed or furnished subsequent to the Execution Date, collectively, together with any exhibits and schedules thereto and other information incorporated therein.
“Patents” means patents, patent applications and work product therefor, together with any reissuance, division, continuation, continuation‑in‑part, revision, extension or reexamination of any such patent or patent application, and including common law and statutory rights therein and therefor, and further including goodwill relating thereto, registrations and renewals thereof and applications for registration therefor.
“Per Share Cash Liquidation Preference” means an amount of cash equal to (i) the Per Share Liquidation Preference multiplied by (ii) the Cash Ratio.
“Per Share Common Cash Consideration” means an amount equal to (i) the Aggregate Common Cash Consideration divided by (ii) the Fully Diluted Company Common Stock.
“Per Share Common Stock Consideration” means a number of shares of CPSI Common Stock equal to (i) the Aggregate Common Stock Consideration divided by (ii) the Fully Diluted Company Common Stock.
“Per Share Liquidation Preference” means an amount of cash per share of Series A Preferred Stock equal to One Thousand Dollars ($1,000) plus all accrued and unpaid dividends on each share of Series A Preferred Stock as of immediately prior to the First Step Merger Effective Time.
“Per Share Stock Liquidation Preference” means a number of shares of CPSI Common Stock equal to (i) (A) the Per Share Liquidation Preference multiplied by (B) the Stock Ratio divided by (ii) the CPSI Share Price.

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“Permitted Encumbrances” means (a) mechanic’s, materialman’s and similar liens arising and incurred in the Ordinary Course, (i) that do not result from a breach, default or violation by the owner of the Asset subject to any such lien, (ii) that are not, individually or in the aggregate, material to the business, operations and financial condition of the owner of the Asset subject to any such lien, and (iii) for which the underlying obligations are not past due or payable, (b) liens for Taxes not yet due or payable or being contested in good faith (and for which adequate accruals or reserves have been established on the Financial Statements (with respect to any of the Company Entities, the Latest Balance Sheets) of the owner of the Asset subject to any such lien in accordance with GAAP), (c) liens affecting the interest of the grantor of any easements benefiting owned real property, (d) liens (other than liens securing Indebtedness for borrowed money), defects or irregularities in title, easements, rights‑of‑way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or continued use and operation of the assets to which they relate, (e) zoning, building and other similar codes and regulations, (f) any conditions that would be disclosed by a current, accurate survey or physical inspection, (g) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached, (h) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Legal Requirements and (i) liens (including non-exclusive licenses) that are de minimis to the business, operations and financial condition of the owner of the Asset subject to any such lien and do not materially impair the use of such Asset.
“Person” means any individual, partnership, limited partnership, limited liability partnership, limited liability company, corporation, unincorporated association, joint stock company, joint venture, trust, business trust or other entity, or any Governmental Authority.
“Personally Identifiable Information” means any information that alone or in combination with other information can be used to specifically identify an individual.
“Post‑Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.
“Pre‑Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.
“Pre‑Closing Tax Refund” is defined in Section 6.4.
“Preferential Right” means any purchase option, call option, right of first refusal, right of first offer, co‑sale right, participation right, preemptive right, subscription right or other similar right.
“Principal Stockholder” means AHR Holdings, LLC.
“Privacy Laws and Standards” is defined in Section 3.6(o).
“Privilege Assets” means (i) any attorney‑client privilege of the Company Entities, the Company Securityholders (in their capacities as such) or the Securityholder Representative as

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of the immediately prior to the First Step Merger Effective Time, in each case, to the extent pertaining to the Merger and the Transactions, and (ii) all emails, correspondence, invoices, recordings, and other documents or files, evidencing or reflecting communications between the Company Entities, the Company Securityholders (in their capacities as such) or the Securityholder Representative, on the one hand, and Shearman, on the other hand, to the extent pertaining to the Merger and the Transactions and as to which there exists any attorney‑client privilege of the Company Entities as of immediately prior to the First Step Merger Effective Time.
“Pro Rata Share” means, in the case of each Company Securityholder, the percentage set forth on the Consideration Spreadsheet with respect to each such Company Securityholder.
“Proceeding” means any claim, counterclaim, charge, complaint, allegation, notice of violation, notice, demand, action, cause of action, enforcement action, lawsuit, litigation, proceeding, hearing, arbitration, mediation, citation, indictment, summons, subpoena, audit or investigation or inquiry of any nature (in each case, whether civil, criminal, administrative, regulatory, investigative or informal, and whether at law or in equity) commenced, conducted, heard or pending by or before any Governmental Authority or mediator.
“Real Property Leases” is defined in Section 3.5(i).
“Related Person” means (a) any shareholder, member, partner, equity holder, director, manager or officer of any of the Company Entities, and (b) any Affiliate or member of the immediate family of any of the foregoing.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within or from any building, structure, improvement, fixture, building system and equipment, or any component thereof).
“Remedial Amendment Period” is defined in Section 3.16(d).
“Representative” means, with respect to any Person, any director, manager, officer, employee, independent contractor, consultant, legal counsel, accountant, financial advisor or other agent or representative of such Person.
“Representative Expense Fund” is defined in Section 2.12(i)(v).
“Required Documentation” is defined in Section 2.10(ix).
“Required Information” is defined in Section 5.8(iv)(iii).
“Restricted Shares” means all Transaction Shares issuable hereunder other than Transaction Shares (i) the offer and sale of which have been registered under a registration statement pursuant to the Securities Act and sold thereunder, (ii) with respect to which a sale or other disposition has been made in reliance on and in accordance with Rule 144 (or any successor provision) under

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the Securities Act, or (iii) with respect to which the holder thereof shall have delivered to Parent either (A) a written opinion of counsel in form and substance reasonably satisfactory to Parent, delivered by a nationally recognized counsel reasonably satisfactory to Parent, or (B) a “no action” letter from the SEC, in either case to the effect that subsequent transfers of such Transaction Shares may be effected without registration under the Securities Act.
“Rycan” means Rycan Technologies, Inc., a Minnesota corporation.
“Rycan Holdings” means Rycan Holdings, Inc., a Delaware corporation.
“Rycan Note” means the Note, entered into by the Company in favor of Rycan Holdings for the principal amounts of Eight Million Eight Hundred Thousand Dollars ($8,800,000) at an interest rate of 5% per annum.
“Rycan Transaction” means the Company’s purchase from Rycan Holdings of all of the issued and outstanding capital stock of Rycan in consideration for the issuance by the Company to Rycan Holdings of the Rycan Note.
“Sarbanes‑Oxley Act” means the Sarbanes‑Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Second Step Certificate of Merger” is defined in Section 2.3.
“Second Step Merger” is defined in the recitals of this Agreement.
“Second Step Merger Effective Time” is defined in Section 2.3.
“Securities Act” means the Securities Act of 1933.
“Securityholder Representative” is defined in the introductory paragraph of this Agreement.
“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.001, of the Company.
“Shearman” is defined in Section 10.12.
“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, modules, libraries, files or other components, higher level of “proprietary” languages, source code, object code and related data, records, documentation and materials.
“Statutory Transfer Restrictions” means, with respect to any security, those transfer restrictions statutorily imposed on such security under the Securities Act and applicable state securities Legal Requirements.

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“Stock Consideration” means a number of shares of CPSI Common Stock equal to (i) Eighty-Eight Million Dollars ($88,000,000) divided by (ii) the CPSI Share Price.
“Stock Ratio” means (i) (A) the Stock Consideration multiplied by (B) the CPSI Share Price divided by (ii) (A) the Estimated Cash Consideration plus (B) (x) the Stock Consideration multiplied by (y) the CPSI Share Price.
“Stockholder Notice” is defined in Section 5.12.

“Stockholder Written Consent” is defined in the recitals of this Agreement.
“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to any contingency) to vote in the election of directors or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof (for this purpose, a Person owns (or Persons own) a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses) or is or controls any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” includes all Subsidiaries of such Subsidiary.
“Successor Sub” is defined in the introductory paragraph of this Agreement.
“Support Agreement” is defined in the recitals of this Agreement.
“Surviving Entity” is defined in the recitals of this Agreement.
“Tail Policy” is defined in Section 5.9(ii).
“Tax” means any federal, state, county, municipal, local, foreign or other tax, duty, fee, excise, premium, impost, levy, assessment, tariff or other charge of any kind whatsoever imposed, assessed or collected by a Governmental Authority, including (a) any gross income, net income, gross receipts, business, royalty, capital, capital gains, goods and services, value added, general service, service use, severance, stamp, franchise, occupation, production, capital stock, sales and use, real property, real property gains, land transfer, personal property, ad valorem, transfer, registration, license, lease, profits, windfall profits, environmental (including under Section 59A of the Code), payroll, employment, unemployment, disability, employer health, pension plan, social security, national insurance contributions, anti‑dumping, countervail, excise, recapture, wealth,

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estate, inheritance, surplus, surtaxes, customs, indebtedness, alternative or add‑on minimum, estimated or premium tax, (b) any withholding on amounts paid to or by the relevant Person, and (c) any fine, penalty, interest and addition to tax or installment in respect thereof or with respect to the nonpayment thereof, whether disputed or not, and all interest in respect of such fine, penalty and addition, (d) any tax imposed, assessed or collected or payable pursuant to tax sharing agreements or other Contracts relating to the sharing or payment of taxes, levies, assessments, tariffs, duties, deficiencies or fees, and (e) any Liability for any of the foregoing as a transferee, successor, guarantor, or by Contract or by operation of law.
“Tax Claim” is defined in Section 6.3(i).
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, and any return, form or other document required to be retained in compliance with applicable Tax reporting and withholding Legal Requirements.
“Third‑Party Claim” is defined in Section 8.6(i).
“Transaction Documents” means this Agreement and all other Contracts, documents and certificates contemplated by this Agreement, including the Company Closing Documents and the Parent Closing Documents.
“Transaction Expenses” means (a) all of the fees, charges, expenses and other costs and Liabilities incurred, paid or required to be paid by the Company Entities in connection with the negotiation of this Agreement, the performance of the Company Entities’ obligations under the Transaction Documents and the preparation for and consummation of the Transactions, including (i) all of the fees, charges, expenses and other costs of legal counsel, accountants, investment bankers, brokers, financial advisors and other representatives and consultants of the Company Entities engaged in connection with the Transactions (including Piper Jaffray & Co.), whether or not such fees, charges, expenses or other costs have been assessed or billed prior to the Closing, (ii) subject to Section 5.6(ii), all of the fees, charges, expenses and other costs associated with providing the necessary or appropriate notices or obtaining the necessary or appropriate Consents of any Governmental Authority or other Person in connection with the Transactions, and (iii) all of the fees, charges, expenses and other costs associated with obtaining the release of the Encumbrances set forth on Schedule 2.13(a)(vii) of the Company Disclosure Letter, (b) payments, bonuses or severance, as to which contractual rights exist prior to the First Step Merger Effective Time, that become due or are otherwise required to be made by the Company Entities as a result of or in connection with entering into the Transaction Documents and consummating the Transactions or as a result of a change of control of any of the Company Entities as contemplated by this Agreement or other similar Contract provisions that are triggered by the Transaction Documents and the Transactions, but excluding any increase in severance due as a result of a termination following a change in control when compared to the severance payable upon a termination prior to a change in control, (c) payroll, employment or other Taxes, if any, required to be paid by Parent (on behalf of any of the Company Entities) with respect to the amounts payable pursuant to this Agreement, (d) fifty percent (50%) of the premium for the Tail Policy, (e) fifty percent (50%) of the Escrow Fee,

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(f) fifty percent (50%) of the Exchange Agent Fee, and (g) fifty percent (50%) of the HSR filing fees.
“Transaction Shares” means the shares of CPSI Common Stock to be issued or to be covered by Assumed Options, in each case, pursuant to this Agreement, but in no event to exceed a number of shares of CPSI Common Stock equal to the Stock Consideration.
“Transactions” is defined in the Recitals.
“Transfer Taxes” means all provisional and final sales, use, transfer, real estate transfer, recording, documentary, stamp, registration, value added, gross receipts, capital gains and all other similar Taxes (including penalties and interest).
“Treasury Regulations” means the income tax regulations, including the temporary regulations, promulgated under the Code.
“Union” means a union, works council, labor organization or similar organization.
“Unvested Company Stock Option” means each Company Option, or portion thereof, that is not a Vested Company Stock Option.
“Vested Company Stock Option” means each Company Option, or portion thereof, as to which, as of the First Step Merger Effective Time, all applicable vesting criteria has been satisfied, is outstanding, and is unexercised.
“Virtual Data Room” means that certain virtual data room managed by the Company at https://ws.onehub.com/.

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Exhibit B

Form of Support Agreement
This SUPPORT AGREEMENT (this “Agreement”), dated as of November 25, 2015 (the “Execution Date”), among Computer Programs and Systems, Inc., a Delaware corporation (“Parent”), HHI Merger Sub I, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), HHI Merger Sub II, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Successor Sub”), AHR Holdings, LLC, a Delaware limited liability company and a stockholder (the “Principal Stockholder”) of Healthland Holding Inc., a Delaware corporation (the “Company”), Francisco Partners II, L.P., a Delaware limited partnership (“FP Fund II”), and Francisco Partners Parallel Fund II, L.P., a Delaware limited partnership (“FP Parallel Fund II” and, together with FP Fund II, the “FP Funds”). Parent, Merger Sub, Successor Sub, the Principal Stockholder, FP Fund II and FP Parallel Fund II are each referred to in this Agreement as a “Party” and are collectively referred to in this Agreement as the “Parties”.
WHEREAS, Parent, Merger Sub, Successor Sub, the Company and the Principal Stockholder, solely as the Securityholder Representative, propose to enter into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), a final draft of which has been made available to the Parties, which provides, upon the terms and subject to the conditions thereof, (i) Merger Sub shall merger with and into the Company (the “First Step Merger”) with the Company continuing as the surviving corporation in the First Step Merger as a direct wholly owned subsidiary of Parent (the “First Step Surviving Corporation”) and (ii) immediately after the First Step Merger, the First Step Surviving Corporation shall merge with and into Successor Sub (the “Second Step Merger” and, together with the First Step Merger, the “Integrated Mergers”) with Successor Sub continuing as the surviving entity in the Second Step Merger as a direct wholly owned subsidiary of Parent (the “Surviving Entity”);
WHEREAS, the Principal Stockholder is the beneficial owner of 31,919 shares of Series A Preferred Stock, par value $0.001, of the Company and 35,979,683 shares of common stock, par value $0.001, of the Company;
WHEREAS, the FP Funds are collectively the beneficial owners of 100% of the limited liability company interests of the Principal Stockholder; and
WHEREAS, as a condition and inducement to Parent’s, Merger Sub’s and Successor Sub’s willingness to enter into the Merger Agreement, the Principal Stockholder and the FP Funds are entering into this Agreement with Parent, Merger Sub and Successor Sub.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the Principal Stockholder and the FP Funds hereby agree as follows:

1.	Confidentiality.

(a)From and after the Closing, the Principal Stockholder and the FP Funds shall, and shall cause their respective Affiliates and the Representatives to whom Confidential Information (as hereinafter defined) was provided prior to the Closing of each of the foregoing to, hold in confidence any and all confidential and proprietary information, whether in written, verbal, graphic or other form, concerning any of the Company Entities (collectively, “Company Confidential Information”), except that the Principal Stockholder and the FP Funds shall have no obligation under this Section 1 with respect to any Company Confidential Information that (i) as of the Execution Date is, or after the Execution Date becomes, generally available to the public other than through a breach of this Section 1 by the Principal Stockholder, either of the FP Funds, any of their respective Affiliates or any of the Representatives of any of the foregoing, (ii) is provided on a non-confidential basis to the Principal Stockholder, either of the FP Funds, any of their respective Affiliates or any of the officers, directors or employees of any of the foregoing by any Person other than the Surviving Entity or any of its Affiliates (including Parent) that was not known to the receiving party, after due inquiry, to be bound by any duty of confidentiality to the Surviving Entity or any of its Affiliates (including Parent), or (iii) is independently developed by the Principal Stockholder or any of its Affiliates after the Closing Date without use of or reference to any Company Confidential Information and without otherwise violating this Agreement.
(b)The Principal Stockholder and the FP Funds shall, and shall cause their respective Affiliates and the Representatives of each of the foregoing to take the same degree of care to protect the Company Confidential Information that such Person uses to protect such Person’s own confidential and proprietary information of a similar nature, but in no event less than a commercially reasonable degree of care.
(c)Notwithstanding the foregoing, neither the Principal Stockholder nor the FP Funds shall be in breach of this Section 1 as a result of any disclosure of Company Confidential Information that is required by applicable law or that is requested or required by any Governmental Authority or under any subpoena, civil investigative demand or other similar process, provided that the Principal Stockholder and the FP Funds, as applicable, shall promptly notify Parent, if allowed under applicable law, of the existence, terms and circumstances surrounding such requested or compelled disclosure, and shall cooperate with Parent, at Parent’s expense, in connection with any of Parent’s efforts to prevent or limit the scope of such disclosure. The Principal Stockholder and the FP Funds shall only disclose that portion of the Company Confidential Information that is legally required to be disclosed in accordance with the foregoing sentence.
2.Non-Solicitation. The Principal Stockholder and the FP Funds agree that for a period of eighteen (18) months from and after the Closing Date (the “Restricted Period”), without the prior written consent of Parent, the Principal Stockholder and the FP Funds shall not, and shall cause their respective controlled Affiliates (which, for the purposes of this Section 2 shall include the general partner of the FP Funds and its controlled Affiliates) not to, directly or indirectly, (a) solicit for the purpose of offering employment to (whether as an employee, consultant, agent, independent contractor or otherwise), any of the employees of any of the Company Entities who were paid a base salary of at least One Hundred Thousand Dollars ($100,000) on the Closing Date (collectively, the “Covered Persons”) or (b) otherwise interfere with, or attempt to interfere with, the relationship between any Covered Person and any of the Company Entities; provided, however, that (i) general solicitations of employment published in a newspaper, over the internet, or in another publication of general circulation and not specifically directed towards any Covered Person shall not be deemed to constitute a prohibited solicitation for purposes of this Section 2, and (ii) the hiring of any Covered Person (or the engagement of any such Covered Person as a consultant) shall not violate this Section 2 if such Covered Person’s employment with any of the Company Entities was terminated by any of the Company Entities or by the Covered Person and, in each such case, at least three (3) months shall have elapsed since the date of any such termination or resignation. The Principal Stockholder and the FP Funds acknowledge that the provisions of this Section 2 are (A) reasonable and not any greater than reasonably necessary to protect Parent, Merger Sub, Successor Sub and their respective Affiliates, and (B) in consideration of (1) the Transactions, including the Principal Stockholder’s right to receive its portion of the Aggregate Merger Consideration, and (2) additional good and valuable consideration as set forth in this Agreement, the Merger Agreement and the other Transaction Documents. The Principal Stockholder and the FP Funds acknowledge that the potential harm to Parent, Merger Sub, Successor Sub and their respective Affiliates of the non-enforcement of any provision of this Section 2 outweighs any potential harm to the Principal Stockholder or either of the FP Funds of the enforcement of any provision of this Section 2 by injunction or otherwise.
3.Release.
(a)For and in consideration of the covenants and promises set forth in this Agreement, the Merger Agreement and the other Transaction Documents, effective as of, from, and after the First Step Merger Effective Time, the Principal Stockholder and each of the FP Funds, on behalf of itself and its respective past, present and future Affiliates, and on behalf of the investors, shareholders, members, principals, partners, trustees, beneficiaries, heirs, executors of each of the foregoing, the Representatives of each of the foregoing, and the predecessors, successors and assigns of each of the foregoing (collectively, the “Releasing Parties”), hereby fully, finally, unconditionally and irrevocably release, acquit and forever discharge, the Company Entities, and their respective present and future Affiliates (including, without limitation, Parent, Merger Sub and Successor Sub), the investors, shareholders, members, principals, partners, trustees, beneficiaries, heirs, executors, joint ventures and insurers of each of the foregoing, the Representatives of each of the foregoing, and the predecessors, successors (including, without limitation, the Surviving Entity) and assigns of each of the foregoing (collectively, the “Released Parties”) from any and all covenants, Proceedings, torts, debts, Damages, demands, offsets and compensation of every kind and nature whatsoever, past, present, or future, at law or in equity (including, without limitation, with respect to conduct that is negligent, grossly negligent, willful, intentional, with or without malice, or a breach of any duty or Legal Requirement), whether known or unknown, whether concealed or hidden, whether disclosed or undisclosed, whether fixed, contingent or otherwise, whether asserted or unasserted, whether accrued or unaccrued, whether matured or unmatured, whether liquidated or unliquidated, whether due or to become due and whether secured or unsecured, that such Releasing Parties, or any of them, had, have, or ever in the future may have (excluding any claims by employees that such employees may have under employment, option or other agreements with the Company) against the Released Parties, or any of them, in each case based on (i) acts, events, circumstances, conditions or omissions occurring at or prior to the First Step Merger Effective Time, or (ii) Liabilities of the Principal Stockholder or the FP Funds arising under this Agreement, the Merger

Agreement (including, without limitation, Section 2.14 of the Merger Agreement or Article VIII of the Merger Agreement) or any of the other Transaction Documents (collectively, for the purposes of this Section 3, “Causes of Action”), excluding Causes of Action related to the Principal Stockholder’s rights (A) explicitly arising under the Merger Agreement, and (B) to indemnification under the provisions of the Governance Documents or the Constitutive Documents of any of the Company Entities (or any directors’ and officers’ liability insurance policy maintained by any of the Company Entities in respect of the same) if any Releasing Party is made a party to a Proceeding as a result of such Releasing Party’s status as a director, officer or employee of any of the Company Entities with respect to any act, omission, event or transaction occurring at or prior to the First Step Merger Effective Time (the “Reserved Causes of Action”). The Principal Stockholder and the FP Funds hereby acknowledge and agree that they do not have any claim or right to indemnity or contribution from any of the Released Parties with respect to any amounts paid by the Principal Stockholder or either of the FP Funds pursuant to this Agreement, the Merger Agreement or otherwise. The Principal Stockholder and the FP Funds agree that in no event will any of the Released Parties have any Liability whatsoever to the Principal Stockholder or either of the FP Funds for any inaccuracies, breaches, non-fulfillment or non-performance of the representations, warranties, covenants, obligations or agreements of the Company under the Merger Agreement, and that the Principal Stockholder and the FP Funds shall not seek to recover any amounts in connection therewith or thereunder from the Released Parties. In executing this Agreement, each Releasing Party acknowledges that it has been informed that the Company Entities may from time to time enter into agreements for additional types of financing, including, without limitation, recapitalizations, mergers and initial public offerings of capital stock of any of the Company Entities, and also may pursue acquisitions or enter into agreements for the sale of any of the Company Entities or all or a portion of any of the Company Entities’ assets, which may result in or reflect an increase in equity value or enterprise value, and that any and all claims arising from or relating to such transactions or such increases in equity value or enterprise value (without limitation) are encompassed within the scope of the release under this Section 3(a).
(b)Except as specifically set forth in this Agreement, the Principal Stockholder and the FP Funds hereby represent to the Released Parties that (i) no Releasing Party has assigned any Causes of Action or possible Causes of Action against any Released Party, (ii) each Releasing Party fully releases, and intends to fully release, all Causes of Action against the Released Parties including, without limitation, unknown and contingent Causes of Action (other than the Reserved Causes of Action), and (iii) each Releasing Party has consulted with counsel with respect to the execution and delivery of this Agreement and has been fully apprised of the consequences of this Section 3. The Principal Stockholders and the FP Funds agree not to, and shall cause the other Releasing Parties not to, institute or maintain any Proceeding against any Released Party with respect to any Causes of Action (other than the Reserved Causes of Action).
(c)Each Releasing Party understands that this Section 3 includes a full and final release covering all Causes of Actions (other than the Reserved Causes of Action), including, without limitation, all known and unknown, suspected or unsuspected injuries, debts, claims or damages that have arisen or may have arisen from any matters, acts, omissions or dealings actually released in this Section 3. Each Releasing Party acknowledges that there is a risk that after the execution and delivery of this Agreement, such Releasing Party may discover a Cause of Action that is released under this Section 3, but that is presently unknown to such Releasing Party, and the Releasing Party assumes such risk and understands that this release shall apply to any such Cause of Action. Therefore, each Releasing Party expressly waives the provisions of California Civil Code Section 1542, or any similar provision of other applicable Legal Requirement, which states:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

4.	Transfer of Shares.

(a)	Transfer of Shares.
(i)    The Principal Stockholder hereby agrees that, at all times during the period commencing on the Execution Date until the earlier to occur of (A) the First Step Merger Effective Time and (B) the termination of the Merger Agreement in accordance with its terms (such earlier time, the “Expiration Time”), the Principal Stockholder shall not cause or permit any Transfer of any of the Shares to be effected or make any offer regarding any Transfer of any of the Shares; provided, however, that the Principal Stockholder (and any transferee of the Principal Stockholder) may Transfer Shares to an Affiliate of the Principal Stockholder, provided that, as a condition to any such Transfer to such Affiliate, such Affiliate has agreed with Parent in writing to be bound by the terms of this Agreement and to hold such Shares subject to all the terms and provisions of this Agreement.
(ii)    A Person shall be deemed to have effected a “Transfer” of a Share if such Person directly or indirectly (A) sells, pledges, encumbers, grants an option with respect to (including any short sale), transfers or otherwise disposes of such Share or any interest therein or (B) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to (including any short sale), transfer of or other disposition of such Share or any interest therein.
(iii)    The term “Shares” means (A) all shares of Company Capital Stock and all options to acquire shares of Company Capital Stock owned by the Principal Stockholder as of the Execution Date, with the number and type of such shares set forth in the recitals to this Agreement, (B) all of the issued and outstanding shares of capital stock of Rycan Holdings, Inc. (“Rycan Holdings”), which are beneficially owned by the Principal Stockholder as of the Execution Date, and (C) all additional shares of Company Capital Stock and capital stock of Rycan Holdings and all additional options to acquire shares of Company Capital Stock of which the Principal Stockholder acquires beneficial ownership during the period commencing with the Execution Date until the Expiration Time; provided, that solely with respect to any obligation of the Principal Stockholder hereunder relating to the voting of securities or the granting of proxies with respect to securities, the term “Shares” shall include only such of the foregoing securities as confer voting rights upon the holders thereof and then only to the extent of such voting rights.

(b)Transfer of Voting Rights. The Principal Stockholder hereby agrees that, at all times during the period commencing on the Execution Date until the Expiration Time, the Principal Stockholder shall not deposit, or permit the deposit of, any Shares in a voting trust, grant any proxy in respect of the Shares, or enter into any voting agreement or similar arrangement, commitment or understanding in a manner inconsistent with the terms of Section 5 of this Agreement or otherwise in contravention of the obligations of the Principal Stockholder under this Agreement, with respect to any of the Shares.
5.Agreement to Vote Shares. Until the Expiration Time, at every meeting of stockholders of the Company and Rycan Holdings, as applicable, called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company and Rycan Holdings, as applicable, with respect to any of the following, the Principal Stockholder shall, or shall cause the holder of record on any applicable record date to, in each case, to the fullest extent that such matters are submitted for the vote or written consent of the Principal Stockholder and that the Shares are entitled to vote thereon or consent thereto, vote the Shares:
(a)    in favor of (i) adoption of the Merger Agreement, (ii) each of the actions contemplated by the Merger Agreement (including the Rycan Transaction), and (iii) any proposal or action that could reasonably be expected to facilitate the Integrated Mergers and the other Transactions;
(b)    against any proposal or action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Integrated Mergers or any of the other Transactions; and
(c)    against any Acquisition Proposal.
Until the Expiration Time, in the event that any meeting of the stockholders of the Company or Rycan Holdings, as applicable, is held with respect to any of the foregoing (and at every adjournment or postponement thereof), the Principal Stockholder shall, or shall cause the holder of record of Shares on any applicable record date to, appear at such meeting or otherwise cause his, her or its Shares to be counted as present thereat for purposes of establishing a quorum.

6.	Merger Agreement.
(a)The Principal Stockholder and the FP Funds acknowledge that they have received, read and reviewed with their respective counsel and advisors copies of the Merger Agreement, and that they fully understand and agree to the terms and conditions thereof.
(b)The Principal Stockholder and the FP Funds acknowledge and consent to the terms, conditions and limitations of Section 8.11 of the Merger Agreement, which provides for the appointment of the Securityholder Representative as the Principal Stockholder’s agent (i) to act on behalf of the Principal Stockholder with respect to the Merger Agreement and the Transactions in accordance with the terms and provisions of the Merger Agreement, (ii) to act on behalf of the Principal Stockholder in any litigation involving the Merger Agreement, and (iii) to do or refrain from doing all such further acts and things and to execute all such documents as the Securityholder Representative shall deem necessary or appropriate in connection with the Transactions, including all of the powers listed in Section 8.11 of the Merger Agreement.
(c)The Principal Stockholder and the FP Funds acknowledge and consent to the terms and conditions of Section 2.14 of the Merger Agreement, which provides that the Company Securityholders (which includes the Principal Stockholder) shall pay any unpaid portion of the amount payable to Parent pursuant to Section 2.14(e) of the Merger Agreement.
(d)The Principal Stockholder and the FP Funds acknowledge and consent to the terms, conditions and limitations of the indemnification and escrow provisions provided for in the Merger Agreement and the Escrow Agreement, which provide that the Company Securityholders (which includes the Principal Stockholder) shall indemnify the Parent Indemnified Persons as set forth in the Merger Agreement, subject to the terms, conditions and limitations thereof.
(e)The Principal Stockholder and the FP Funds acknowledge that they are aware of and have read the covenants contained in Section 5.4 (Exclusivity) of the Merger Agreement and agree not to take, and to cause their respective Affiliates and the Representatives of each of the foregoing not to take, any action prohibited thereby.
7.No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares prior to the First Step Merger Effective Time. Until the First Step Merger Effective Time, all rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Principal Stockholder, and Parent shall have no authority to exercise any power or authority to direct the Principal Stockholder in the voting of any of the Shares or in the performance of the Principal Stockholder’s duties or responsibilities as a stockholder of the Company or Rycan Holdings, in each case, except as otherwise specifically provided in this Agreement.
8.Representations and Warranties of the Principal Stockholder and the FP Funds. The Principal Stockholder and the FP Funds hereby represent and warrant to Parent, Merger Sub and Successor Sub that, as of the Execution Date and at all times until the Expiration Time:
(a)the Principal Stockholder is (and, except to the extent a Transfer is made in accordance with the proviso in Section 4(a)(i) of this Agreement, will be) the legal and beneficial owner of the Shares with full power to vote or direct the voting of the Shares for and on behalf of all legal and beneficial owners of the Shares;
(b)the Shares are (and will be) free and clear of all Encumbrances (other than Statutory Transfer Restrictions);
(c)the Principal Stockholder does not legally or beneficially own any securities of the Company or Rycan Holdings other than the Shares;
(d)the Principal Stockholder and the FP Funds have (and will have) full power and authority to make, enter into and carry out the terms of this Agreement;

(e)the execution, delivery and performance of this Agreement by the Principal Stockholder and the FP Funds does not, and the consummation by the Principal Stockholder and the FP Funds of the transactions contemplated by this Agreement will not, result in a violation or breach of, contravene, conflict with or result in a violation or breach of, constitute a default under, or give rise to any right to declare a default (or an event which, with the giving of due notice or lapse of time or both, would become a default) or exercise any remedy under, accelerate the maturity or performance of or payment under, or cancel, terminate or modify (with or without due notice or lapse of time or both) any applicable Legal Requirement or any contract to which the Principal Stockholder or either of the FP Funds is a party or that is binding on it or its assets and will not result in the creation of any Encumbrances on any of the assets or properties of the Principal Stockholder (other than solely those obligations contemplated by this Agreement with respect to the Shares) or either of the FP Funds;
(f)this Agreement has been duly and validly executed by the Principal Stockholder and the FP Funds and constitutes the valid and legally binding obligation of the Principal Stockholder and the FP Funds, enforceable against the Principal Stockholder and the FP Funds in accordance with its terms, except as enforceability is limited by the Enforceability Exceptions;
(g)no notices, reports or other Filings are required to be made by the Principal Stockholder or either of the FP Funds with, nor are any Consents, registrations or permits required to be obtained by the Principal Stockholder or either of the FP Funds from, any Governmental Authority or any other Person, in connection with the execution and delivery of this Agreement or consummation of the transaction contemplated by this Agreement by the Principal Stockholder and the FP Funds; and
(h)the method of terminating the Stockholders Agreement, the Registration Rights Agreement and the Fee Agreement as contemplated by Sections 9, 10 and 11 of this Agreement, respectively, complies in all respects with the terms of the Stockholders Agreement, the Registration Rights Agreement and the Fee Agreement and is sufficient to irrevocably and unconditionally terminate the Stockholders Agreement, the Registration Rights Agreement and the Fee Agreement, effective at the First Step Merger Effective Time.
9.Termination of Stockholders Agreement. The Principal Stockholder irrevocably hereby agrees that the Stockholders Agreement (the “Stockholders Agreement”) dated as of June 7, 2007, and as amended by that Amendment No. 1 to Stockholders Agreement dated March 31, 2015, by and between the Company and the Company Stockholders a party thereto is hereby, effective at the First Step Merger Effective Time, terminated, with no Liabilities of any of the Company Entities thereunder surviving the First Step Merger Effective Time. For the avoidance of doubt, such termination shall not affect any indemnification or contribution rights in favor of the Principal Stockholder or its Affiliates from the Company Securityholders. The Principal Stockholder shall timely notify all other parties to the Stockholders Agreement that the Stockholders Agreement has been terminated.
10.Termination of Registration Rights Agreement. The Principal Stockholder irrevocably hereby agrees that the Registration Rights Agreement (the “Registration Rights Agreement”) dated as of June 1, 2007, by and between the Company and the Company Stockholders a party thereto is hereby, effective at the First Step Merger Effective Time, terminated, with no Liabilities of any of the Company Entities thereunder surviving the First Step Merger Effective Time. The Principal Stockholder shall timely notify all other parties to the Registration Rights Agreement that the Registration Rights Agreement has been terminated.
11.Termination of Fee Agreement. The Principal Stockholder irrevocably hereby agrees to cause the Fee Agreement dated as of June 1, 2007, by and between the Company and Francisco Partners Management, LLC to be terminated at or prior to the First Step Merger Effective Time, with no Liabilities of any of the Company Entities thereunder surviving the First Step Merger Effective Time.
12.Guarantee by the FP Funds.
(a)    At all times on and after the Execution Date, the FP Funds hereby irrevocably and unconditionally guarantee, jointly and severally, the payment and performance of (1) all Liabilities of the Company Securityholders (including, without limitation, the Principal Stockholder) under Section 2.14 of the Merger Agreement, (2) all Liabilities of the Company Securityholders (including, without limitation, the Principal Stockholder) under Section 8.2(d)(vi) of the Merger Agreement, (3) all Liabilities of the Principal Stockholder under the Merger Agreement, including, without limitation, Article VIII of the Merger Agreement, and (4) all Liabilities of the Principal Stockholder under the other Transaction Documents to which the Principal Stockholder is a party or is otherwise subject, including, without limitation, this Agreement (collectively, the “Guaranteed Obligations”). The Liability of the FP Funds under this Section 12 is absolute, unconditional and irrevocable irrespective of the following:
(i)the lack of power or authority of (A) the FP Funds to execute and deliver this Agreement, (B) the Company to execute and deliver the Merger Agreement, or (C) the Principal Stockholder to execute and deliver any of the Transaction Documents to which the Principal Stockholder is a party or is otherwise subject, including, without limitation, this Agreement;
(ii)the existence or continuance of any Beneficiary, Company Securityholder or any of their respective Affiliates as a legal entity, as applicable;
(iii)the consolidation or merger of any Company Securityholder or any Affiliate thereof with or into any other Person, or the sale, lease or other disposition by any Company Securityholder or any Affiliate thereof of all or substantially all of its assets to any other Person, whether or not effected in compliance with the provisions of the Merger Agreement;
(iv)the bankruptcy or insolvency of any Company Securityholder or any Affiliate thereof, the admission in writing by any Company Securityholder or any Affiliate thereof of its inability to pay its debts as they mature, or its making of a general assignment for the benefit of, or entering into a composition or arrangement with creditors; or
(v)any act, failure to act, delay or omission whatsoever on the part of any Company Securityholder (other than the timely payment and performance of the Guaranteed

Obligations) or any failure to give either of the FP Funds notice of default in the making of any payment that constitutes a Guaranteed Obligation.

(b)	The FP Funds hereby:
(i)agree that, to the fullest extent permitted by applicable Legal Requirements, their performance of the Guaranteed Obligations is not conditional on (A) the validity or enforceability of any of the Transaction Documents or the Guaranteed Obligations, (B) the taking of any action by any Person or (C) any other circumstances;
(ii)agree that a separate Proceeding may be brought by Parent, Merger Sub, Successor Sub or any other Parent Indemnified Person, as applicable (each, a “Beneficiary”), whether or not any Proceeding is brought or prosecuted against any of the Company Securityholders with respect to Section 12(a)(1) and (2) or whether any of the Company Securityholders with respect to Section 12(a)(1) and (2) is joined to any such Proceeding; provided, that, at least 30 days shall have elapsed since making a demand on such Company Securityholders;
(iii)agree that, notwithstanding anything in this Agreement, the Merger Agreement, the Escrow Agreement or any of the other Transaction Documents to the contrary, the Beneficiaries are entitled to seek recovery under Section 12(a)(2) of this Agreement directly from the FP Funds, on a joint and several basis, and are not required to first seek recovery against the Escrow Fund or any of the Company Securityholders;
(iv)authorize each Beneficiary to take and hold security for the payment and performance of the Guaranteed Obligations, and exchange, enforce, waive or release any such security or any part thereof, and apply any such security and direct the order or manner of sale thereof as such Beneficiary determines in such Beneficiary’s reasonable discretion;
(v)authorize each Beneficiary, at such Beneficiary’s election, to exercise any right or remedy such Beneficiary may have against the Company Securityholders or any security held by such Beneficiary, including, without limitation, the right to foreclose upon any such security by judicial or non-judicial sale, without affecting or impairing in any way the Liability of the FP Funds under this Section 12; and
(vi)assume the responsibility of being and keeping informed of the financial condition of the Company Securityholders and all of the other circumstances bearing upon the risk of non-performance of the Guaranteed Obligations that diligence inquiry would reveal, and agree that no Beneficiary has any duty to advise them of information known to such Beneficiary regarding such condition or any such circumstances.
(c)    The FP Funds hereby expressly waive the following: (i) notice of acceptance of this Agreement; (ii) any requirement to first pursue, with respect to Section 12(a)(1) and Section 12(a)(2) of this Agreement, any of the Company Securityholders or exhaust any remedies against the Principal Stockholder (and, with respect to Section 12(a)(1) and Section 12(a)(2) of this Agreement, any of the Company Securityholders); (iii) any requirement of promptness, diligence, presentment, notice of acceleration, demands for performance, notice of demand, notice of non-

performance, notice of default or delinquency, notice of dishonor, notice of non-payment, protest, notice of protest, and notice of acceptance, other than those required under Article VIII of the Merger Agreement; (iv) any defense arising out of the absence, impairment or loss of any right of reimbursement, contribution or subrogation or any other right or remedy of the FP Funds against any Company Securityholder; (v) all rights and benefits that might otherwise be available to the FP Funds with respect to the Merger Agreement and this Section 12 under applicable laws of suretyship and guarantor’s defenses generally; (vi) any defense based upon (A) any amendment, modification or extension of the obligations hereby guaranteed or (B) any assertion or claim that the automatic stay provided by 11 U.S.C. §362 (arising upon the voluntary or involuntary bankruptcy proceeding of any Company Securityholder or any permitted assignee), or any other stay provided under any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, shall operate or be interpreted to stay, enjoin, condition, reduce or impair the ability of a Beneficiary to enforce any rights, whether now existing or hereafter acquired, that Beneficiary may have against either of the FP Funds related to the Guaranteed Obligations.
(d)    The guarantee contemplated by this Section 12 shall continue to be effective or be automatically reinstated, as the case may be, if and to the extent that at any time any performance of all or any portion of the Guaranteed Obligations or any amount owed by either of the FP Funds pursuant to this Section 12 is rescinded or must otherwise be returned upon the insolvency, bankruptcy or reorganization of either of the FP Funds or any of the Company Securityholders.
(e)    Payments made hereunder by the FP Funds may be made in cash, or a combination of cash and Transaction Shares, as provided in Section 8.8 of the Merger Agreement.

13.	Miscellaneous.
(a)    Notices. All notices, Consents and other communications under this Agreement must be in writing and are to be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by facsimile with confirmation of transmission by the transmitting equipment during regular business hours, or if not during regular business hours, the next Business Day, (iii) sent by electronic mail during regular business hours, or if not during regular business hours, the next Business Day, (iv) received by the addressee, if sent by certified mail, return receipt requested, or (v) received by the addressee, if sent by a nationally recognized overnight delivery service, return receipt requested, in each case to the appropriate addresses or facsimile numbers set forth below (or to such other addresses or facsimile numbers as a Party designates by notice to the other Parties in accordance with this Section 13(a)):
If to Parent, Merger Sub of Successor Sub, to:
Computer Programs and Systems, Inc.
6600 Wall Street
Mobile, Alabama 36695
Attention: Boyd Douglas
Electronic Mail: Boyd.douglas@CPSI.com
Facsimile: 251‑639‑8214

With copies sent contemporaneously to (which does not constitute notice to Parent, Merger Sub or Successor Sub):
Maynard, Cooper & Gale, P.C.
1901 Sixth Avenue North
2400 Regions Harbert Plaza
Birmingham, Alabama 35203
Attention: Gregory S. Curran and Brad Wood
Electronic Mail:    gcurran@maynardcooper.com and
bwood@maynardcooper.com
Facsimile: 205‑254‑1999
If to the Principal Stockholder or the FP Funds, to:
c/o Francisco Partners II, L.P.
One Letterman Drive
Building C, Suite 410
San Francisco, CA 94129
Attention: Ezra Perlman and Brian Decker
Electronic Mail:    perlman@franciscopartners.com and
decker@franciscopartners.com
Facsimile No.: (415) 418-2999
With copies sent contemporaneously to (which does not constitute notice to the Principal Stockholder or the FP Funds):
Shearman & Sterling LLP
Four Embarcadero Center, Ste. 3800
San Francisco, CA 94111
Attention: Michael J. Kennedy, Esq. and Dana Kromm, Esq.
Electronic Mail:    mkennedy@shearman.com and
dana.kromm@shearman.com
Facsimile: (415) 616-1199
(b)    Entire Agreement. This Agreement, the Merger Agreement and the other Transaction Documents constitute the entire agreement among the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties or between any of them, with respect to the subject matter hereof and thereof.
(c)    Amendment. Subject to applicable Legal Requirements, this Agreement may not be amended, modified or supplemented except by an instrument in writing signed by the Parties. No course of dealing between or among any Persons having any interest in this Agreement is to be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

(d)    Benefits; Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. This Agreement shall not be transferred or assigned (i) by Parent, Merger Sub or Successor Sub without the prior written consent of the Principal Stockholder and the FP Funds or (ii) by the Principal Stockholder or either of the FP Funds without the prior written consent of Parent. Notwithstanding the foregoing: (A) each of Parent, Merger Sub and Successor Sub may assign this Agreement (in whole but not in part) without the prior written consent of the Principal Stockholder or the FP Funds to any of their respective Affiliates, (B) any or all of the rights and interests and/or obligations of Parent, Merger Sub or Successor Sub under this Agreement: (1) may be assigned and/or delegated without the prior written consent of the Principal Stockholder or the FP Funds to any purchaser of all or substantially all of the assets of Parent, Merger Sub, Successor Sub or any of their respective Affiliates; and (2) may be assigned without the prior written consent of the Principal Stockholder or the FP Funds as a matter of law to the surviving entity in any merger, consolidation, share exchange or reorganization involving Parent, Merger Sub, Successor Sub or any of their respective Affiliates; and (C) each of Parent, Merger Sub, Successor Sub and their respective Affiliates shall be permitted to collaterally assign, at any time and in their sole discretion, their respective rights under this Agreement without the prior written consent of the Principal Stockholder or the FP Funds to any lender or lenders providing financing to Parent, Merger Sub, Successor Sub or any of their respective Affiliates (including any agent for any such lender or lenders) or to any assignee or assignees of such lender, lenders or agent; provided, in each case, including pursuant to subsections (A), (B) and (C), that no such assignment shall relieve Parent, Merger Sub or Successor Sub from their respective obligations hereunder.
(e)    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the maximum extent possible.
(f)    Expenses. Except as otherwise provided in this Agreement or the Merger Agreement, all fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such expenses whether or not the Transactions are consummated; provided, however, that Parent may pay any such fees, costs and expenses incurred by Parent, Merger Sub or Successor Sub or on their behalf directly or through one of its Affiliates (including the Company Entities following the Closing).
(g)    Counterparts and Delivery. This Agreement may be executed in multiple counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when the Parties shall have executed this Agreement and each Party has received counterparts signed by each of the other Parties. Delivery of a signed counterpart signature page to this Agreement by facsimile transmission, by electronic mail in portable document format (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute valid and sufficient delivery thereof.
(h)    Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party in the exercise of any right under this Agreement shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. No waiver of any of the provisions of this Agreement is to be deemed or is to constitute a waiver of any other provisions of this Agreement, whether or not similar, nor is any waiver to constitute a continuing waiver. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.
(i)    Specific Performance; Injunctive Relief.
(i)Any and all remedies available to a Party under the law will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
(ii)The Parties hereby agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such non-performance or breach. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by the Principal Stockholder or either of the FP Funds, on the one hand, or Parent, Merger Sub and Successor Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Principal Stockholder and the FP Funds, on the one hand, and Parent, Merger Sub and Successor Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, without posting any bond or other undertaking or proving damages. Parent, Merger Sub and Successor Sub hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Parent, Merger Sub and Successor Sub, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Parent, Merger Sub and Successor Sub under this Agreement. The Principal Stockholder and the FP Funds hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Principal Stockholder or either of the FP Funds, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Principal Stockholder and the FP Funds under this Agreement. The Parties further agree that (A) by seeking the remedies provided for in this Section 13(i)(ii), a

Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 13(i)(ii) are not available or otherwise are not granted, and (B) nothing set forth in this Section 13(i)(ii) shall require any Party to institute any Proceeding for (or limit any Party’s right to institute any Proceeding for) specific performance under this Section 13(i)(ii) prior or as a condition to exercising any termination right hereunder (or pursuing damages prior to or after such termination), nor shall the commencement of any Proceeding pursuant to this Section 13(i)(ii) or anything set forth in this Section 13(i)(ii) restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of this Agreement or pursue any other remedies under this Agreement that may be available then or thereafter.
(j)    Governing Law; Waiver of Jury Trial. THIS AGREEMENT, AS WELL AS ALL MATTERS IN DISPUTE AMONG THE PARTIES, WHETHER ARISING FROM OR RELATING TO THIS AGREEMENT OR ARISING FROM OR RELATING TO ALLEGED EXTRA‑CONTRACTUAL FACTS PRIOR TO, DURING OR SUBSEQUENT TO THIS AGREEMENT, INCLUDING FRAUD, MISREPRESENTATION, NEGLIGENCE OR ANY OTHER ALLEGED TORT OR VIOLATION OF THIS AGREEMENT, REGARDLESS OF THE LEGAL THEORY UPON WHICH SUCH MATTER IS ASSERTED, ARE TO BE GOVERNED BY, CONSTRUED UNDER AND ENFORCED IN ACCORDANCE WITH THE LEGAL REQUIREMENTS OF THE STATE OF DELAWARE WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LEGAL REQUIREMENTS. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. EACH PARTY IS PERMITTED TO FILE A COPY OF THIS SECTION 13(j) WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT AMONG THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY, AND THAT ANY PROCEEDING WHATSOEVER AMONG THE PARTIES RELATING TO THIS AGREEMENT IS INSTEAD TO BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
(k)    Consent to Jurisdiction. THE PARTIES SHALL BRING ANY PROCEEDING WITH RESPECT TO THIS AGREEMENT IN THE FEDERAL OR STATE COURTS LOCATED IN THE STATE OF DELAWARE AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE PARTIES HEREBY ACCEPT FOR THEMSELVES AND IN RESPECT OF THEIR ASSETS, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES, IN CONNECTION WITH ANY SUCH PROCEEDING, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE VENUE BASED ON THE GROUND OF FORUM NON-CONVENIENS, THAT SUCH PARTY NOW OR HEREAFTER HAS TO THE BRINGING OF ANY SUCH PROCEEDING IN SUCH JURISDICTION. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE REPAID, TO SUCH PARTY AT SUCH

PARTY’S ADDRESS SET FORTH IN SECTION 13(a) OF THIS AGREEMENT. NOTHING IN THIS AGREEMENT IS TO AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LEGAL REQUIREMENTS.
(l)    Third Party Beneficiaries. Nothing in this Agreement is to be construed to give any Person other than the Parties any legal or equitable right under or with respect to this Agreement or any provision of this Agreement, except such rights as will inure to a successor or permitted assignee pursuant to Section 13(d) of this Agreement. Notwithstanding the foregoing, each Released Party and each Beneficiary that is not a Party is an intended third party beneficiary of this Agreement and each such Person is entitled to enforce the provisions of this Agreement as though such Person were a Party.
[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.
PARENT:
Computer Programs and Systems, Inc.
By:
Name:
Title:
MERGER SUB:
HHI Merger Sub I, Inc.
By:
Name:
Title:
SUCCESSOR SUB:
HHI Merger Sub II, Inc.
By:
Name:
Title:
PRINCIPAL STOCKHOLDER:
AHR Holdings, LLC
By:
Name:
Title:
FP FUND II:
Francisco Partners II, L.P.
By:
Name:
Title:

B‑17

FP PARALLEL FUND II:
Francisco Partners Parallel Fund II, L.P.
By:
Name:
Title:

B‑18

Exhibit C

Form of Investor Agreement

INVESTOR AGREEMENT
BY AND AMONG
COMPUTER PROGRAMS AND SYSTEMS, INC.,
AHR HOLDINGS, LLC,
FRANCISCO PARTNERS II, L.P.
AND
FRANCISCO PARTNERS PARALLEL FUND II, L.P.
[●], 201[●]

TABLE OF CONTENTS
ARTICLE I EFFECTIVENESS    3

Section 1.1.	Effectiveness 3

ARTICLE II DEFINITIONS    3

Section 2.1.	Definitions 3

Section 2.2.	Other Interpretive Provisions 8

ARTICLE III REGISTRATION RIGHTS    8

Section 3.1.	Demand Registration 8

Section 3.2.	Shelf Registration. 11

Section 3.3.	Piggyback Registration. 14

Section 3.4.	Lock-Up; Volume Limitation 16

Section 3.5.	Registration Procedures 16

Section 3.6.	Underwritten Offerings 22

Section 3.7.	No Inconsistent Agreements; Additional Rights 24

Section 3.8.	Registration Expenses 24

Section 3.9.	Indemnification 25

Section 3.10.	Rules 144 and 144A and Regulation S 27

Section 3.11.	Existing Registration Statements 28

Section 3.12.	Standstill 28

Section 3.13.	Voting Agreement 29

ARTICLE IV MISCELLANEOUS    30

Section 4.1.	Authority; Effect 30

Section 4.2.	Notices 30

Section 4.3.	Termination and Effect of Termination 31

Section 4.4.	Permitted Transferees 32

Section 4.5.	Remedies 32

Section 4.6.	Amendments 32

Section 4.7.	Governing Law 32

Section 4.8.	Consent to Jurisdiction 32

Section 4.9.	WAIVER OF JURY TRIAL 33

Section 4.10.	Binding Effect, Etc 33

Section 4.11.	Counterparts 33

Section 4.12.	Severability 34

INVESTOR AGREEMENT

This INVESTOR AGREEMENT (as amended, modified and supplemented from time to time, this “Agreement”), dated as of [●], 201[●], by and among Computer Programs and Systems, Inc., a Delaware corporation (the “Company”), AHR Holdings, LLC, a Delaware limited liability company (“AHR”), Francisco Partners II, L.P., a Delaware limited partnership (“FP II”), Francisco Partners Parallel Fund II, L.P., a Delaware limited partnership (“FP II Parallel” and, together with AHR and FP II, the “Holders” and, the Holders together with the Company, the “Parties”).

RECITALS

A.    The Company and AHR entered into an Agreement and Plan of Merger and Reorganization, dated as of November 25, 2015 (the “Purchase Agreement”), pursuant to which AHR is receiving shares of common stock, par value $.001 per share, of the Company (the “Common Stock”), at the Closing.

B.    FP II and FP II Parallel are the beneficial owners of the Common Stock and own 100% of the outstanding equity of AHR.

C.    As an inducement for the Parties to enter into and consummate the transactions contemplated by the Purchase Agreement, the Parties have agreed to the matters set forth in this Agreement.

AGREEMENT

The Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
EFFECTIVENESS
Section 1.1.    Effectiveness. This Agreement shall become effective immediately after the Closing (as defined below).
ARTICLE II
DEFINITIONS
Section 2.1.    Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the Board of Directors after consultation with outside counsel to the Company: (i) would be required to be made in any Registration Statement or report, as applicable, filed with the SEC by the Company so that such Registration Statement or report, as applicable, would not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) would not be required to be made at such time but for the filing or such Registration Statement or report, as applicable, or the effectiveness or continued use of such Registration Statement or report; and (iii) the Company has a bona fide business purpose for not disclosing publicly, and has concluded that such disclosure would be detrimental to the Company.

“Affiliate” means, with respect to any specified Person, (i) any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person or (ii) in the event that the specified Person is a natural Person, a Member of the Immediate Family of such Person; provided that the Company and each of its subsidiaries shall be deemed not to be Affiliates of the Holders. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“AHR” shall have the meaning set forth in the Preamble

“Board of Directors” shall mean the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by law to be closed in the City of New York.

“Closing” shall have the meaning set forth in the Purchase Agreement.

“Closing Date” shall have the meaning set forth in the Purchase Agreement.

“Common Stock” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Preamble.

“Demand Registration” shall have the meaning set forth in Section 3.1.1(a).

“Demand Registration Request” shall have the meaning set forth in Section 3.1.1(a).

“Demand Registration Statement” shall have the meaning set forth in Section 3.1.1(c).

“Demand Suspension” shall have the meaning set forth in Section 3.1.7.

“Derivative Securities” shall have the meaning set forth in Section 3.12.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“FINRA” means the Financial Industry Regulatory Authority.

“FP II” shall have the meaning set forth in the Preamble.

“FP II Parallel” shall have the meaning set forth in the Preamble

“Holders” shall have the meaning set forth in the Preamble.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of the Registrable Securities.

“Issuer Shares” means the shares of Common Stock or other equity securities of the Company, and any securities into which such shares of Common Stock or other equity securities shall have been converted or any securities resulting from any reclassification or recapitalization of such shares of Common Stock or other equity securities.

“Loss” shall have the meaning set forth in Section 3.9.1.

“Member of the Immediate Family” means, with respect to any Person who is an individual, (i) each parent, spouse (but not including a former spouse or a spouse from whom such Person is legally separated) or child (including those adopted) of such individual and (ii) each trustee, solely in his or her capacity as trustee, for a trust naming only one or more of the Persons listed in clause (i) as beneficiaries.

“Parties” shall have the meaning set forth in the Preamble.

“Permitted Transferee” shall have the meaning set forth in Section 4.4.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Piggyback Notice” shall have the meaning set forth in Section 3.3.1.

“Piggyback Registration” shall have the meaning set forth in Section 3.3.1.

“Preemption Notice” shall have the meaning set forth in Section 3.1.3.

“Prospectus” means (i) the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments, and all other material incorporated by reference in such prospectus, and (ii) any Issuer Free Writing Prospectus.

“Public Offering” means the offer and sale of securities of the Company, including Registrable Securities, for cash pursuant to an effective Registration Statement under the Securities Act (other than a Registration Statement on Form S-4 or Form S-8 or any successor form thereto).

“Purchase Agreement” shall have the meaning set forth in the Recitals.

“Registrable Securities” means (i) all shares of Common Stock issued to a Holder pursuant to the Purchase Agreement and (ii) all shares of Common Stock issued or issuable with respect to the securities referred to in clause (i) above by way of stock dividend or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (w) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement, (x) such securities shall have been Transferred to the public pursuant to Rule 144, (y) the aggregate number of such securities held by the applicable Holder and its Affiliates is less than the number that would subject the distribution thereof to any volume limitation or other restrictions on transfer under Rule 144 and such Holder is able to immediately distribute such securities publicly without any restrictions on transfer (including without application of paragraphs (c), (d), (e), (f) and (h) of Rule 144), or (z) such securities shall have ceased to be outstanding.

“Registration” means registration under the Securities Act of the offer and sale to the public of any Issuer Shares under a Registration Statement. The terms “register”, “registered” and “registering” shall have correlative meanings.

“Registration Expenses” shall have the meaning set forth in Section 3.8.

“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related Prospectus) filed on Form S-4 or Form S-8 or any successor form thereto.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, partners or managers or other Person acting on behalf of such Person.

“Restricted Period” shall have the meaning set forth in Section 3.12.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule).

“SEC” means the Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Shelf Period” shall have the meaning set forth in Section 3.2.2.

“Shelf Registration” shall have the meaning set forth in Section 3.2.1(a).

“Shelf Registration Request” shall have the meaning set forth in Section 3.2.1(a).

“Shelf Registration Statement” shall have the meaning set forth in Section 3.2.1(a).

“Shelf Suspension” shall have the meaning set forth in Section 3.2.3.

“Shelf Takedown” shall have the meaning set forth in Section 3.2.4(a).

“Shelf Takedown Request” shall have the meaning set forth in Section 3.2.4(a).

“Threshold Amount” shall have the meaning set forth in Section 3.1.1(a).

“Transfer” means, with respect to any Registrable Security, any interest therein, or any other securities or equity interests, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition thereof, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise. “Transferred” shall have a correlative meaning.

“Underwritten Public Offering” means a Public Offering in which securities of the Company, including Registrable Securities, are sold to one or more underwriters for reoffering to the public, including any bought deal or block sale to a financial institution conducted as an underwritten Public Offering.

“Underwritten Shelf Takedown” means an Underwritten Public Offering pursuant to an effective Shelf Registration Statement.

“Volume Limitation” shall have the meaning set forth in Section 3.4.2.

“WKSI” means any Securities Act registrant that is a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act at the most recent eligibility determination date specified in paragraph (2) of that definition.

Section 2.2.    Other Interpretive Provisions. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(a)    The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and section references are to this Agreement unless otherwise specified.
(b)    The term “including” is not limiting and means “including without limitation.”
(c)    The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
(d)    Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.
ARTICLE III
REGISTRATION RIGHTS
Section 3.1.    Demand Registration
Section 3.1.1 Request for Demand Registration.

(a)
Unless a Shelf Registration Statement is then in effect pursuant to Section 3.2.1, at any time after the date that is one hundred twenty (120) days after the Closing Date, the Holders shall have the right to make a written request from time to time (a “Demand Registration Request”) to the Company for Registration of either (i) an aggregate number of Registrable Securities equaling at least thirty three percent (33.0%) of the total number of shares of Common Stock issued to the Holders at the Closing or (ii) all remaining outstanding Registrable Securities held by the Holders (subject, with respect to both clauses (i) and (ii), to the limitations on Transfer in Section 3.4.2 of this Agreement) (the “Threshold Amount”). Any such Registration pursuant to a Demand Registration Request shall hereinafter be referred to as a “Demand Registration.”

(b)	Each Demand Registration Request shall specify (i) the number of Registrable Securities to be registered, and (ii) the intended method or methods of disposition thereof.

(c)
Upon receipt of a Demand Registration Request, the Company shall as promptly as practicable (but in no event more than ninety (90) days after receipt of the Demand Registration Request) file a Registration Statement (a “Demand Registration Statement”), as specified in the Demand Registration Request for such Demand Registration, relating to such Demand Registration, and use its commercially reasonable efforts to cause such

Demand Registration Statement to be promptly declared effective under the Securities Act; provided that the Company shall not be required to take any action to cause any Demand Registration Statement to become effective under the Securities Act on a date that is prior to the one hundred eightieth (180th) day after the Closing Date.
Section 3.1.2    Limitation on Demand Registrations. The Company shall not be obligated to take any action to effect more than two (2) Public Offerings pursuant to Section 3.1 of this Agreement in any consecutive twelve (12) month period. In addition, the Company shall not be obligated to take any action to effect any Demand Registration if a Demand Registration was declared effective or an Underwritten Shelf Takedown was consummated in the preceding ninety (90) days (unless otherwise consented to by the Board of Directors).
Section 3.1.3    Preemption. The Company may preempt a Demand Registration Request in order to conduct an Underwritten Public Offering of its Common Stock for its own account (and/or, at the Company’s sole discretion, for the account or accounts of any or all of the Holders) by delivering written notice of such intention (the “Preemption Notice”) to the Holders within five (5) Business Days after the Company has received the Demand Registration Request. The Demand Registration Request so preempted shall be automatically withdrawn by the Holders and will not count as a Demand Registration; provided, however, that if such Underwritten Public Offering of its Common Stock for the Company’s own account is not completed, the Company shall promptly recommence such withdrawn Demand Registration, unless advised otherwise by the Holders. The period of preemption shall not exceed sixty (60) days following the date of the Preemption Notice. Notwithstanding anything to the contrary herein, the Company shall not be entitled to exercise its right to preempt a Demand Registration pursuant to this Section 3.1.3 more than once in any consecutive twelve (12)-month period.
Section 3.1.4    Demand Withdrawal. Either Holder may withdraw all or any portion of its Registrable Securities included in a Demand Registration from such Demand Registration at any time prior to the effectiveness of the applicable Demand Registration Statement or, in the case of an Underwritten Public Offering, prior to the Registration Statement’s latest effective date with regard to the Demand Registration (as determined for purposes of Rule 430B(f)(2) under the Securities Act); provided, however, that the aggregate number of Registrable Securities that remain in the Demand Registration must equal or exceed the Threshold Amount. Upon receipt of a notice to such effect from the Holders with respect to a number of the Registrable Securities included in a Demand Registration that would result in the aggregate number of Registrable Securities included in such Demand Registration to be less than the Threshold Amount, the Company shall cease all efforts to secure effectiveness of the applicable Demand Registration Statement.
Section 3.1.5    Effective Registration. The Company shall use commercially reasonable efforts to cause the Demand Registration Statement to become effective and remain effective for not less than one hundred twenty (120) days (or such shorter period as will terminate when all Registrable Securities covered by such Demand Registration Statement have been sold or withdrawn or are no longer Registrable Securities), or, if such Demand Registration Statement relates to an Underwritten Public Offering, such longer period as, in the opinion of counsel for the underwriter or underwriters, a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer.
Section 3.1.6    Delay in Filing; Suspension of Registration. If the filing, initial effectiveness or continued use of a Demand Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, the Demand Registration Statement (a “Demand Suspension”); provided, however, that the Company shall not be permitted to exercise a Demand Suspension (i) more than twice during any consecutive twelve (12) month period or (ii) for a period exceeding ninety (90) days on any one occasion. In the case of a Demand Suspension, the Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders in writing upon the termination of any Demand Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request. The Company shall, if necessary, supplement or make amendments to the Demand Registration Statement, if required by the registration form used by the Company for the Demand Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holders.
Section 3.1.7    Priority of Securities Registered Pursuant to Demand Registrations. If the managing underwriter or underwriters of a proposed Underwritten Public Offering of the Registrable Securities included in a Demand Registration informs the Company in writing that, in its or their opinion, the number of securities requested to be included in such Demand Registration (including securities of the Company for its own account or for the account of Persons other than the Holders) exceeds the number that can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the number of securities to be included in such Demand Registration shall be reduced to the number recommended by the managing underwriter or underwriters and allocated as follows: (i) first, pro rata among the Holders that have requested to participate in such Demand Registration on the basis of the relative number of Registrable Securities then held by each such Holder, provided that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining requesting Holders in like manner; (ii) second, and only if all of the Registrable Securities included in the Demand Registration Notice by the Holders have been included in the Demand Registration pursuant to clause (i) above, such additional securities that the Company requests to be included for its own account; and (iii) third, and only if all of the Registrable Securities included in the Demand

Registration Notice by the Holders and requested by the Company to be included for its own account have been included in the Demand Registration pursuant to clauses (i) and (ii) above, such additional securities that the Company requests to be included for the account of Persons other than the Holders and the Company.
Section 3.2.    Shelf Registration.
Section 3.2.1    Request for Shelf Registration.

(a)
Subject to the Company’s ability to use Form S-3 for the Registration of Registrable Securities for resale by the Holders, and provided that a Shelf Registration Statement registering Registrable Securities for resale by the Holders is not otherwise then effective, then upon the written request of the Holders from time to time after the date that is one hundred twenty (120) days after the Closing Date (a “Shelf Registration Request”), the Company shall, as promptly as practicable (but in no event more than ninety (90) days after receipt of the Shelf Registration Request), file with the SEC a shelf Registration Statement on Form S-3 pursuant to Rule 415 under the Securities Act (“Shelf Registration Statement”) relating to the offer and sale of Registrable Securities by the Holders thereof from time to time in accordance with the methods of distribution elected by such Holders and set forth in the Shelf Registration Statement and the Company shall use its commercially reasonable efforts to cause such Shelf Registration Statement to promptly become effective under the Securities Act; provided that the Company shall not be required to take any action to cause any Shelf Registration Statement to become effective under the Securities Act on a date that is prior to the one hundred eightieth (180th) day after the Closing Date. Any such Registration pursuant to a Shelf Registration Request shall hereinafter be referred to as a “Shelf Registration.”

(b)
Notwithstanding anything to the contrary herein, the Company shall promptly file with the SEC within ninety (90) days of the Closing Date a Shelf Registration Statement covering all Registrable Securities then outstanding and shall use its reasonable best efforts to cause such Shelf Registration Statement to become effective within one hundred eighty (180) days of the Closing Date and remain effective under the Securities Act until all such shares are sold thereunder by such Holders or such shares otherwise no longer constitute Registrable Securities. For the avoidance of doubt, the Shelf Registration Statement described in this Section 3.2.1(b) shall not be deemed a Demand Registration.

(c)
If on the date of the Shelf Registration Request: (i) the Company is a WKSI, then the Shelf Registration Request shall request Registration of an unspecified amount of Registrable Securities and any other securities to be registered by the Company; and (ii) the Company is not a WKSI, then the

Shelf Registration Request shall specify the number of Registrable Securities to be registered.
Section 3.2.2    Continued Effectiveness. The Company shall use its commercially reasonable efforts to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the Prospectus forming part of the Shelf Registration Statement to be usable by the Holders until the earlier of: (i) the date as of which all of the Holders’ Registrable Securities have been sold pursuant to the Shelf Registration Statement or another Registration Statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder); and (ii) the date as of which no Holder holds Registrable Securities (such period of effectiveness, the “Shelf Period”).
Section 3.2.3    Suspension of Registration. If the continued use of such Shelf Registration Statement at any time would require the Company, in its sole judgment, to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Holders, suspend use of the Shelf Registration Statement (a “Shelf Suspension”); provided, however, that the Company shall not be permitted to exercise a Shelf Suspension (i) more than two (2) times during any consecutive twelve (12)-month period, or (ii) for a period exceeding ninety (90) days on any one occasion; provided, however, that for the period commencing on the Closing Date to the one year anniversary of the Closing Date, the ninety (90) day period specified in subclause (ii) shall be sixty (60) days, and there shall be at least forty-five (45) days between any Shelf Suspensions. In the case of a Shelf Suspension, the Holders agree to suspend use of the applicable Prospectus and in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders in writing upon the termination of any Shelf Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request. The Company shall, if necessary, supplement or make amendments to the Shelf Registration Statement, if required by the registration form used by the Company for the Shelf Registration Statement or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holders.
Section 3.2.4    Shelf Takedown

(a)
At any time during which the Company has an effective Shelf Registration Statement with respect to the Registrable Securities, by notice to the Company specifying the intended method or methods of disposition thereof, the Holders may make a written request (a “Shelf Takedown Request”) to the Company to effect a Public Offering, including an Underwritten Shelf Takedown, off of such Shelf Registration Statement (a “Shelf Takedown”), of an aggregate number of Registrable Securities equaling at least the Threshold Amount (subject to the limitations on Transfer in Section 3.4.2 of this Agreement), and the Company shall promptly amend or supplement the Shelf Registration Statement for such purpose.

(b)
The Company shall not be obligated to take any action to effect more than two (2) Underwritten Shelf Takedowns pursuant to this Section 3.2 in any consecutive twelve (12) month period; provided, however, there shall be no limit to the number of Shelf Takedowns available to the Holders, so long as such Shelf Takedowns do not constitute Underwritten Shelf Takedowns. In addition, the Company shall not be obligated to take any action to effect any Underwritten Shelf Takedown if a Demand Registration was declared effective or an Underwritten Shelf Takedown was consummated within the preceding ninety (90) days (unless otherwise consented to by the Board of Directors).

(c)
The Company may preempt a Shelf Takedown Request in order to conduct an Underwritten Public Offering of its Common Stock for its own account (and/or, at the Company’s sole discretion, for the account or accounts of any or all of the Holders) by a Preemption Notice to the Holders within five (5) Business Days after the Company has received the Shelf Takedown Request. The Shelf Takedown Request shall be automatically withdrawn by the Holders and will not count as a Shelf Takedown; provided, however, that if such Underwritten Public Offering of its Common Stock for its own account is not completed, the Company shall promptly recommence such withdrawn Shelf Takedown, unless advised otherwise by the Holders. The period of preemption shall not exceed sixty (60) days following the date of the Preemption Notice. Notwithstanding anything to the contrary herein, the Company shall not be entitled to exercise its right to preempt a Shelf Takedown Request pursuant to this Section 3.2.4(c) more than once in any consecutive twelve (12)-month period.

Section 3.2.5    Priority of Securities Sold Pursuant to Shelf Takedowns. If the managing underwriter or underwriters of a proposed Underwritten Shelf Takedown pursuant to Section 3.2.4 informs the Company in writing that, in its or their opinion, the number of securities requested to be included in the proposed Underwritten Shelf Takedown (including securities of the Company for its own account or for the account of Persons other than the Holders) exceeds the number that can be sold in such Underwritten Shelf Takedown without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the number of Registrable Securities to be included in such Underwritten Shelf Takedown shall be reduced to the number recommended by the managing underwriter or underwriters and allocated as follows: (i) first, pro rata among the Holders that have requested to participate in such Underwritten Shelf Takedown on the basis of the relative number of Registrable Securities then held by each such Holder, provided that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining requesting Holders in like manner; (ii) second, and only if all of the Registrable Securities included in the Shelf

Takedown Request by the Holders have been included in the Underwritten Shelf Takedown pursuant to clause (i) above, such additional securities that the Company requests to be included for its own account; and (iii) third, and only if all of the Registrable Securities included in the Shelf Takedown Request by the Holders and requested by the Company to be included for its own account have been included in the Underwritten Shelf Takedown pursuant to clauses (i) and (ii) above, such additional securities that the Company requests to be included for the account of Persons other than the Holders and the Company.
Section 3.3.    Piggyback Registration.
Section 3.3.1    Participation. If the Company at any time proposes to file a Registration Statement under the Securities Act or to conduct a Public Offering with respect to any offering of its equity securities for its own account or for the account of any other Persons (other than (i) a Registration under Sections 3.1 or 3.2, (ii) a Registration on Form S-4 or Form S-8 or any successor form to such Forms, (iii) a Registration of securities solely relating to an offering and sale to employees or directors of the Company or its subsidiaries pursuant to any employee stock plan or other employee benefit plan arrangement, (iv) a Registration pursuant to a dividend reinvestment or similar plan, (v) a Registration not otherwise covered by clause (ii) above pursuant to which the Company is offering to exchange its own securities for other securities or (vi) a Shelf Registration Statement pursuant to which only the initial purchasers and subsequent transferees of debt securities of the Company or any of its subsidiaries that are convertible or exchangeable for Common Stock and that are initially issued pursuant to Rule 144A and/or Regulation S (or any successor provisions) of the Securities Act may resell such debt securities and/or sell the Common Stock into which such debt securities may be converted or exchanged), then, as soon as practicable (but in no event less than fifteen (15) days prior to the proposed date of filing of such Registration Statement or, in the case of any such Public Offering, the anticipated pricing or trade date), the Company shall give written notice (a “Piggyback Notice”) of such proposed filing or Public Offering to the Holders, and such Piggyback Notice shall offer the Holders the opportunity to register under such Registration Statement, or to sell in such Public Offering, such number of Registrable Securities as the Holders may request in writing (a “Piggyback Registration”). Subject to Section 3.3.2, the Company shall include in such Registration Statement or in such Public Offering as applicable, all such Registrable Securities that are requested to be included therein within two (2) Business Days after the receipt by the Holders of any such notice; provided, however, that if at any time after giving written notice of its intention to register or sell any securities and prior to the effective date of the Registration Statement filed in connection with such Registration, or the pricing or trade date of such Public Offering, the Company shall determine for any reason not to register or sell or to delay Registration or the sale of such securities, the Company shall give written notice of such determination to the Holders and, thereupon, (i) in the case of a determination not to register or sell, shall be relieved of its obligation to register or sell any Registrable Securities in connection with such Registration or Public Offering (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of the Holders entitled to request that such Registration or sale be effected as a Demand Registration under Section 3.1 or an Underwritten Shelf

Takedown under Section 3.2, as the case may be, and (ii) in the case of a determination to delay Registration or sale, in the absence of a request for a Demand Registration or an Underwritten Shelf Takedown, as the case may be, shall be permitted to delay registering or selling any Registrable Securities, for the same period as the delay in registering or selling such other securities. If the offering pursuant to such Registration Statement or Public Offering is to be underwritten, then each Holder making a request for a Piggyback Registration pursuant to this Section 3.3.1 shall, and the Company shall make such arrangements with the managing underwriter or underwriters so that each such Holder may, participate in such underwritten offering. If the offering pursuant to such Registration Statement or Public Offering is to be on any other basis, then each Holder making a request for a Piggyback Registration pursuant to this Section 3.3.1 shall, and the Company shall make such arrangements so that each such Holder may, participate in such offering on such basis. The Holders shall have the right to withdraw all or part of their request for inclusion of their Registrable Securities in a Piggyback Registration by giving written notice to the Company of their request to withdraw; provided that such request must be made in writing prior to the effectiveness of such Registration Statement or, in the case of a Public Offering, at least five (5) Business Days prior to the earlier of (i) the anticipated filing of the “red herring” Prospectus, if applicable, and (ii) the anticipated pricing or trade date.
Section 3.3.2    Priority of Piggyback Registration. If the managing underwriter or underwriters of any proposed offering of Registrable Securities included in a Piggyback Registration informs the Company and participating Holders in writing that, in its or their opinion, the number of securities that such Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, one hundred percent (100%) of the securities that the Company or (subject to Section 3.7) any Person (other than a Holder) exercising a contractual right to demand Registration, as the case may be, proposes to sell, (ii) second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated pro rata among the Holders that have requested to participate in such Registration on the basis of the relative number of Registrable Securities then held by each such Holder (provided that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining requesting Holders in like manner) and (iii) third, and only if all of the Registrable Securities referred to in clause (ii) have been included in such Registration, any other securities eligible for inclusion in such Registration.
Section 3.3.3    No Effect on Other Registrations. No Registration of Registrable Securities effected pursuant to a request under this Section 3.3 shall be deemed to have been effected pursuant to Sections 3.1 or 3.2 or shall relieve the Company of its obligations under Sections 3.1 or 3.2.

Section 3.4.    Lock-Up; Volume Limitation
Section 3.4.1    Post-Closing Lock-Up. The Holders each agree that, for a period (the “Lock-Up Period”) beginning on the date hereof and ending on, and including, the date that is one hundred eighty (180) days after the Closing Date, the Holders and their respective Affiliates will not, without the prior written consent of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any Registrable Securities, (ii) enter into any swap or other arrangement that Transfers to another, in whole or in part, any of the economic consequences of ownership of Registrable Securities, whether any such transaction is to be settled by delivery of Common Stock, in cash or otherwise or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii).
Section 3.4.2    Post-Lock-Up Period Volume Limitation. Following the expiration of the Lock-Up Period, the Holders will not, without the advance written consent of the Company, Transfer more than 984,284 shares of Registrable Securities (as adjusted for stock splits, stock dividends, recapitalizations and similar readjustments of shares) in any consecutive three (3)-month period (the “Volume Limitation”); provided, however, that (i) the Volume Limitation shall not apply to Underwritten Public Offerings and (ii) the Volume Limitation shall be increased by the amount of Registrable Securities that could have been sold by the Holders pursuant to Rule 144 during any suspension period in effect as a result of the Company exercising its preemption rights under Section 3.1.3 or 3.2.4(c).
Section 3.4.3    Stop Transfer Instructions. The Holders agree and consent to the entry of stop transfer instructions with the Company’s transfer agent and registrar relating to the transfer of the Holder’s shares of Common Stock except in compliance with the restrictions set forth in this Section 3.4.
Section 3.4.4    Underwritten Public Offerings. In connection with each Registration or sale of Registrable Securities pursuant to Section 3.1, 3.2 or 3.3 conducted as an Underwritten Public Offering, except with respect to any shares to be sold by a Holder in such Underwritten Public Offering, each Holder agrees, if requested, to become bound by and to execute and deliver such lock-up agreement with the underwriter(s) of such Public Offering restricting such Holder’s right to (a) Transfer, directly or indirectly, any Registrable Securities or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of Registrable Securities, as the underwriter(s) shall request; provided, however, that no Holder shall be required to enter into a lock-up agreement covering a period of greater than ninety (90) days after the date of the final Prospectus relating to such offering.
Section 3.5.    Registration Procedures
Section 3.5.1    Requirements. In connection with the Company’s obligations under Sections 3.1, 3.2 and 3.3, and except as may be otherwise provided in Section 3.2.1(b), the

Company shall use its commercially reasonable efforts to effect such Registration and to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Company shall:

(a)
prepare the required Registration Statement, including all exhibits and financial statements required under the Securities Act to be filed therewith, and, before filing a Registration Statement or Prospectus or any amendments or supplements thereto, (x) furnish to the underwriters, if any, and to the selling Holders, copies of all documents prepared to be filed, which documents shall be subject to the review of such underwriters and the selling Holders and their respective counsel, (y) make such changes in such documents concerning the selling Holders prior to the filing thereof as the selling Holders, or their counsel, may reasonably request and (z) except in the case of a Registration under Section 3.3, not file any Registration Statement or Prospectus or amendments or supplements thereto to which the selling Holders, or the underwriters, if any, shall reasonably object;

(b)
prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement and supplements to the Prospectus as may be (i) reasonably requested by the selling Holders (to the extent such request relates to information relating to the selling Holders), or (ii) necessary to keep such Registration Statement effective for the period of time required by this Agreement, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;

(c)
notify the selling Holders and the managing underwriter or underwriters, if any, and (if requested) confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (a) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus or any amendment or supplement thereto has been filed, (b) of any written comments by the SEC, or any request by the SEC or other federal or state governmental authority for amendments or supplements to such Registration Statement or such Prospectus, or for additional information (whether before or after the effective date of the Registration Statement) or any other correspondence with the SEC relating to, or which may affect, the Registration, (c) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes, (d) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in all material respects and (e) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(d)
promptly notify the selling Holders and the managing underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the applicable Registration Statement or the Prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus or any preliminary Prospectus, in light of the circumstances under which they were made) not misleading, when any Issuer Free Writing Prospectus includes information that may conflict with the information contained in the Registration Statement, or, if for any other reason it shall be necessary during such time period to amend or supplement such Registration Statement or Prospectus in order to comply with the Securities Act and, as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the selling Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement or Prospectus, which shall correct such misstatement or omission or effect such compliance;

(e)
to the extent the Company is eligible under the relevant provisions of Rule 430B under the Securities Act, if the Company files any Shelf Registration Statement, the Company shall include in such Shelf Registration Statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the selling Holders may be added to such Shelf Registration Statement at a later time through the filing of a Prospectus supplement rather than a post-effective amendment;

(f)	use its commercially reasonable efforts to prevent, or obtain the withdrawal of, any stop order or other order or notice preventing or suspending the use of any preliminary or final Prospectus;

(g)
promptly incorporate in a Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment such information as the managing underwriter or underwriters and the selling Holders agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment;

(h)
furnish to the selling Holders and each underwriter, if any, without charge, such numbers of conformed copies as the selling Holders or underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment or supplement thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(i)
deliver to the selling Holders and each underwriter, if any, without charge, such numbers of copies of the applicable Prospectus (including each preliminary prospectus) and any amendment or supplement thereto and such other documents as the selling Holders or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by the selling Holders or underwriter (it being understood that the Company shall consent to the use of such Prospectus or any amendment or supplement thereto by each of the selling Holders and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto);

(j)
on or prior to the date on which the applicable Registration Statement becomes effective, use its commercially reasonable efforts to register or qualify, and cooperate with the selling Holders, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the Registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction as any such selling Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such Registration or qualification in effect for such period as required by Section 3.1 or Section 3.2, as applicable, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(k)
use its commercially reasonable efforts to cooperate with the selling Holders and the managing underwriter or underwriters, if any, to enable the Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request at least two (2) Business Days prior to any sale of Registrable Securities to the underwriters;

(l)	use its commercially reasonable efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the selling Holders or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

(m)
make such representations and warranties to the selling Holders and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in public offerings similar to the offering then being undertaken;

(n)
enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as the selling Holders or the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the Registration and disposition of such Registrable Securities;

(o)
obtain for delivery to the selling Holders and to the underwriter or underwriters, if any, an opinion or opinions from counsel for the Company dated the most recent effective date of the Registration Statement or, in the event of an Underwritten Public Offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinion or opinions shall be reasonably satisfactory to the selling Holders or such underwriters, as the case may be, and their respective counsel;

(p)
in the case of an Underwritten Public Offering, obtain for delivery to the Company and the managing underwriter or underwriters, with copies to the selling Holders, a comfort letter from the Company’s independent certified public accountants or independent auditors (and, if necessary, any other independent certified public accountants or independent auditors of any subsidiary of the Company or any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement) in customary form and covering such matters of the type customarily covered by comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

(q)
cooperate with each selling Holder and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(r)
use its commercially reasonable efforts to comply with all applicable securities laws and, if a Registration Statement was filed, make available, including through the SEC’s EDGAR filing system or any successor system, to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(s)
provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(t)
use its commercially reasonable efforts to cause all Registrable Securities covered by the applicable Registration Statement to be listed on each securities exchange on which the Common Stock is then listed or quoted and on each inter-dealer quotation system on which the Common Stock is then quoted;

(u)
make available upon reasonable notice at reasonable times and for reasonable periods for inspection by a representative appointed by the selling Holders, by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by the selling Holders or any such underwriter, all pertinent financial and other records and pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified the Company’s financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Person in connection with such Registration Statement; provided, however, that any such Person gaining access to information regarding the Company pursuant to this Section 3.5.1(u) shall agree to hold in strict confidence and shall not make any disclosure or use any information regarding the Company that the Company determines in good faith to be confidential, and of which determination such Person is notified, unless (i) the release of such information is requested or required (by deposition, interrogatory, requests for information or documents by a governmental entity, subpoena or similar process), (ii) the disclosure of such information, in the opinion of counsel to such Person, is otherwise required by law or (iii) such information is or becomes publicly known other than through a breach of this or any other agreement of which such Person has knowledge;

(v)
in the case of a marketed Public Offering, instruct the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter or underwriters in any such offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

(w)	take no direct or indirect action prohibited by Regulation M under the Exchange Act;

(x)
take all reasonable action to ensure that any Issuer Free Writing Prospectus utilized in connection with any Registration complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related Prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(y)
take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms of this Agreement.

Section 3.5.2    Company Information Requests. The Company may require each seller of Registrable Securities as to which any Registration or sale is being effected to furnish to the Company such information regarding the distribution of such securities and such other information relating to such Holder and its ownership of Registrable Securities as the Company may from time to time reasonably request in writing and the Company may exclude from such Registration or sale the Registrable Securities of any such Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request. Each Holder agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.
Section 3.5.3    Discontinuing Registration. Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.5.1(d), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3.5.1(d), or until such Holder is advised in writing by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus, or any amendments or supplements thereto, and if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus contemplated by Section 3.5.1(d) or is advised in writing by the Company that the use of the Prospectus may be resumed.
Section 3.6.    Underwritten Offerings
Section 3.6.1    Shelf and Demand Registrations. If requested by the underwriters for any Underwritten Public Offering, pursuant to a Registration or sale under Sections 3.1 or 3.2, the Company shall enter into an underwriting agreement with such underwriters, such agreement to be reasonably satisfactory in substance and form to each of the Company, the Holders and the underwriters, and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including indemnities no less favorable to the recipient thereof than those provided in Section 3.9. The Holders shall cooperate with the Company in the negotiation of the underwriting agreement and shall give consideration to the reasonable suggestions of the Company regarding the form thereof. The Holders of the Registrable Securities to be distributed by such underwriters shall be parties to such underwriting agreement, which underwriting agreement shall: (i) contain such representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such Holders as are customarily made by issuers to selling stockholders in public offerings similar to the applicable offering; and (ii) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also shall be conditions precedent to the obligations of such Holders. Any such Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s intended method of distribution and any other representations required to be made by the Holder under applicable law, and the aggregate amount of the liability of such Holder under such underwriting agreement shall not exceed such Holder’s net proceeds from such offering.
Section 3.6.2    Piggyback Registrations. If the Company proposes to register or sell any of its securities under the Securities Act as contemplated by Section 3.3 and such securities are to be distributed through one or more underwriters, the Company shall, if requested by the Holders pursuant to Section 3.3 and, subject to the provisions of Section 3.3.2, use its commercially reasonable efforts to arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such Registration or sale all the Registrable Securities to be offered and sold by the Holders among the securities of the Company to be distributed by such underwriters in such Registration or sale. The Holders of Registrable Securities to be distributed by such underwriters shall be parties to the underwriting agreement between the Company and such underwriters, which underwriting agreement shall (i) contain such representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such Holders as are customarily made by issuers to selling stockholders in secondary public offerings and (ii) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also shall be conditions precedent to the obligations of such Holders. Any such Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities and such Holder’s intended method of distribution or any other representations required to be made by the Holder under applicable law, and the aggregate amount of the liability of such Holder under such underwriting agreement shall not exceed such Holder’s net proceeds from such offering.
Section 3.6.3    Participation in Underwritten Registrations. Subject to the provisions of Section 3.6.1 and Section 3.6.2 above, no Person may participate in any Underwritten

Public Offering hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.
Section 3.6.4    Selection of Underwriters. In the case of an Underwritten Public Offering under Section 3.1 or Section 3.2, the managing underwriter or underwriters to administer the offering shall be determined by the Company with the prior written consent of the Holders, not to be unreasonably withheld. In the case of an Underwritten Public Offering under Section 3.3, the managing underwriter or underwriters to administer the offering shall be determined by the Company.
Section 3.7.    No Inconsistent Agreements; Additional Rights. Neither the Company nor any of its subsidiaries shall hereafter enter into, and neither the Company nor any of its subsidiaries is currently a party to, any agreement with respect to its securities that is inconsistent with the rights granted to the Holders by this Agreement. The Company hereby represents and warrants that, as of the date hereof, no registration rights have been granted to any other Person other than pursuant to this Agreement.
Section 3.8.    Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement shall be paid by the Company, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or FINRA, (ii) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws, (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses, (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants or independent auditors of the Company and any subsidiaries of the Company (including the expenses of any special audit and comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (vii) all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration or sale, (viii) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), (ix) all expenses related to the “road-show” for any Underwritten Public Offering, including all travel, meals and lodging and (x) the reasonable fees and disbursements of one counsel for the Holders, not to exceed $50,000 in the aggregate for all offerings of Registrable Securities pursuant to this Agreement. All such expenses are referred to herein as “Registration Expenses”. Each Holder of Registrable Securities sold pursuant to a Registration Statement shall bear the expense of any broker’s commission or underwriter’s discount or commission relating to the registration and sale of such Holder’s Registrable Securities and shall bear the fees and expenses of their own counsel. The Company shall not be required to pay any fees and disbursements to underwriters not customarily paid by the issuers of securities in an offering similar to the applicable offering, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities, and, except as expressly provided for herein, the Company shall not be required to pay any fees of counsel to the Holders.
Section 3.9.    Indemnification
Section 3.9.1    Indemnification by the Company. The Company shall indemnify and hold harmless, to the full extent permitted by law, each Holder of Registrable Securities, each shareholder, member, limited or general partner thereof, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons and each of their respective Representatives from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses, joint or several (including reasonable costs of investigation and legal expenses) (each, a “Loss” and collectively “Losses”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities are registered or sold under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or any other disclosure document produced by or on behalf of the Company or any of its subsidiaries including any report and other document filed under the Exchange Act or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading; provided, that no selling Holder shall be entitled to indemnification pursuant to this Section 3.9.1 for any Losses arising out of or based upon an untrue statement or omission occurring in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such selling Holder to the Company; provided, further, that in the absence of written information furnished expressly for use in connection with such registration by such selling Holder, the only information presumed to be furnished to the Company is limited to (i) the legal name of the selling Holder, (ii) the address of the selling Holder, (iii) the name and address of the natural person or persons who have or share voting or dispositive control over the shares to be offered and sold by the selling Holder and (iv) the number of shares to be sold by the selling Holder. This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the Transfer of such securities by such Holder. The Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above with respect to the indemnification of the indemnified parties.
Section 3.9.2    Indemnification by the Holders. The Holders of Registrable Securities agree, jointly and severally, to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers and each Person who controls the

Company (within the meaning of the Securities Act or the Exchange Act) from and against any Losses resulting from (i) any untrue statement of a material fact in any Registration Statement under which such Registrable Securities were registered or sold under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission is contained in any information furnished in writing by either Holder (or an advisor to either Holder) to the Company specifically for inclusion in such Registration Statement and has not been corrected in a subsequent writing prior to or concurrently with the sale of the Registrable Securities to the Person asserting the claim.
Section 3.9.3    Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it is actually and materially prejudiced by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (i) the indemnifying party has agreed in writing to pay such fees or expenses, (ii) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person or (iii) if in the reasonable opinion of outside counsel to the indemnified party, there exists a conflict of interest between the indemnifying party and the indemnified party in such proceeding. If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action without the consent of the indemnified party (such consent not to be unreasonably withheld, conditioned or delayed). No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation without the prior written consent of such indemnified party (such consent not to be unreasonably withheld, conditioned or delayed). If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld. It is understood that the indemnifying party or parties shall not, except as specifically set forth in this Section 3.9.3, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate counsel admitted to practice in such jurisdiction at any one time unless the employment of more than one counsel has been authorized in writing by the indemnifying party or parties.

Section 3.9.4    Contribution. If, for any reason, the indemnification provided for in Section 3.9.1 and Section 3.9.2 is unavailable to an indemnified party (other than as a result of exceptions contained in Section 3.9.1 and Section 3.9.2) or insufficient in respect of any Losses referred to therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party or parties, on the other hand, in connection with the acts, statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. In connection with any Registration Statement filed with the SEC by the Company, the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and such parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Parties agree that it would not be just or equitable if contribution pursuant to this Section 3.9.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 3.9.4. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the Losses referred to in Sections 3.9.1 and 3.9.2 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 3.9.4, in connection with any Registration Statement filed by the Company, a selling Holder of Registrable Securities shall not be required to contribute any amount in excess of the dollar amount of the net proceeds received by such holder under the sale of Registrable Securities giving rise to such contribution obligation less any amounts paid by such Holder pursuant to Section 3.9.2 and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale. In addition, in no event shall a Holder be required to contribute pursuant to this Section 3.9.4 unless such Holder would have had an indemnification obligation pursuant to Section 3.9.2, if such Section 3.9.2 were applicable, in respect of a Loss (or action in respect thereof) giving rise to such contribution obligation. If indemnification is available under this Section 3.9, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 3.9.1 and 3.9.2 hereof without regard to the provisions of this Section 3.9.4. The remedies provided for in this Section 3.9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.
Section 3.10.    Rules 144 and 144A and Regulation S. The Company shall use reasonable best efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Holder of Registrable Securities, use reasonable best efforts to make publicly available such necessary information for so long as necessary to permit sales that would otherwise be permitted by this Agreement pursuant to Rule 144, Rule 144A or

Regulation S under the Securities Act, as such rules may be amended from time to time or any similar rule or regulation hereafter adopted by the SEC), provided, however, that the Company shall not be required to make any Adverse Disclosure; and it will use reasonable best efforts to take such further action as the Holders may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities without Registration under the Securities Act in transactions that would otherwise be permitted by this Agreement and within the limitation of the exemptions provided by (i) Rules 144, 144A or Regulation S under the Securities Act, as such rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the reasonable request of the Holders, the Company will deliver a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.
Section 3.11.    Existing Registration Statements. Notwithstanding anything herein to the contrary and subject to applicable law and regulation, the Company may satisfy any obligation hereunder to file a Registration Statement or to have a Registration Statement become effective by a specified date by designating, by notice to the Holders, a Registration Statement that previously has been filed with the SEC or become effective, as the case may be, as the relevant Registration Statement for purposes of satisfying such obligation, and all references to any such obligation shall be construed accordingly; provided that such previously filed Registration Statement may be amended or, subject to applicable securities laws, supplemented to add the number of Registrable Securities, and, to the extent necessary, to identify as selling stockholders those Holders demanding the filing of a Registration Statement pursuant to the terms of this Agreement. To the extent this Agreement refers to the filing or effectiveness of other Registration Statements, by or at a specified time and the Company has, in lieu of then filing such Registration Statements or having such Registration Statements become effective, designated a previously filed or effective Registration Statement as the relevant Registration Statement for such purposes, in accordance with the preceding sentence, such references shall be construed to refer to such designated Registration Statement, as amended.
Section 3.12.    Standstill. For a period beginning on the Closing Date and ending on the date that the Holders and their Affiliates collectively beneficially own Registrable Securities representing less than five percent (5.0%) of the then-outstanding shares of Common Stock (the “Restricted Period”), none of the Holders or their respective Affiliates will in any manner, directly or indirectly, without the prior written consent of the Company, (i) effect or seek, offer or propose (whether publicly or otherwise and whether or not subject to conditions) to effect, or announce any intention to effect or cause or participate in or in any way solicit, assist, facilitate or encourage any other Person to effect or seek, offer or propose (whether publicly or otherwise and whether or not subject to conditions) or announce any intention to effect or cause or participate in: (a) the acquisition of, or obtaining any economic interest in, any right to direct the voting or disposition of, or any other right with respect to, any securities, bank debt, liabilities, claims or obligations of the Company or any of its Affiliates (or any rights, options or other securities convertible into or exercisable or exchangeable for such securities, bank debt, liabilities, claims or obligations or any obligations measured by the price or value of any securities of the Company or any of its Affiliates, including without limitation any swaps or other derivative arrangements (“Derivative Securities”)), in each case, whether or not any of the foregoing may be acquired or obtained immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such party) pursuant to any agreement, arrangement or understanding (whether or not in writing) or otherwise and whether or not any of the foregoing would give rise to “beneficial ownership” (as such term is used in Rule 13d-3 of the Exchange Act), and, in each case, whether or not any of the foregoing is acquired or obtained by means of borrowing of securities, operation of any Derivative Security or otherwise; (b) any tender or exchange offer, merger, consolidation, business combination or acquisition or disposition of assets of the Company or any of its Affiliates; (c) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its Affiliates; (d) any “solicitation” of “proxies” to vote (as such terms are used in Regulation 14A of the Exchange Act), become a “participant” in any “election contest” (as such terms are defined in Rule 14a-11 of the Exchange Act), or initiate, propose, encourage or otherwise solicit stockholders of the Company for the approval of any stockholder proposals with respect to the Company or seek to advise or influence any person with respect to the voting of any voting securities of the Company; or (e) any proposal, arrangement or other statement that is inconsistent with the terms of this Agreement, including this Section 3.12; (ii) form, join or in any way participate in a group with respect to the Common Stock or any other voting securities of the Company or any securities convertible into the Common Stock or any other voting securities of the Company or otherwise act in concert with any Person in respect of any such securities; (iii) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company or to obtain representation on the Board of Directors of the Company; (iv) take any action that might result in the Company being obligated to make a public announcement regarding any of the types of matters set forth in this Section 3.12; (v) enter into any negotiations, arrangements, understandings or contracts with any third party with respect to any of the foregoing; or (vi) disclose (whether or not publicly) any intention, plan or arrangement regarding any of the matters referred to in this Section 3.12. The Holders also agree during the Restricted Period not to publicly request or propose, or solicit or induce another Person to request or propose, that the Company (or any of its Representatives), directly or indirectly, amend, waive or publicize, or consider the amendment, waiver or publication of, any provision of this Section 3.12 (including this sentence). Notwithstanding the foregoing provisions of this Section 3.12, (i) if the Company enters into a binding definitive agreement with any third party (other than the Holders or their Affiliates or Representatives) providing for (a) a merger, consolidation or other business combination involving the Company that would result in the acquisition or conversion of a majority of the Company’s outstanding Common Stock or (b) a sale of all or substantially all of the Company’s assets or (ii) if a third party (other than the Holders or their Affiliates or Representatives) (a) initiates any tender or exchange offer for Common Stock or other securities of the Company or (b) makes public an offer with respect to a transaction described in clause (i)(a) or (i)(b) of this sentence, then in each such case, the provisions of this Section 3.12 shall terminate. Additionally, notwithstanding anything to the contrary contained in this Section 3.12, nothing herein shall prevent the Holders from exercising their rights under this Agreement.
Section 3.13.    Voting Agreement. Until the earlier of June 15, 2018 and the conclusion of the Restricted Period, the Holders shall, and shall cause their respective Affiliates to, vote all shares of Common Stock that each beneficially owns or is otherwise entitled to vote at any annual or special meeting of the shareholders of the Company (i) in favor of the slate of nominees standing for election and recommended by the Board of Directors, (ii) against any shareholder nominations for director which are not approved and recommended by the Board of Directors for election at such meetings, (iii) in accordance with the recommendation of the Board of Directors on any shareholder proposal that is put to a vote of shareholders at any such meeting and (iv) in favor of any proposal made by the Company at any such meeting; provided, that, the requirements of this Section 3.13 shall be suspended during any period during which the Company is not current in its filing of periodic reports with the SEC under the Exchange Act (except where any such delinquency is a result of errors in the historical financial statements of Healthland Holding Inc. or its subsidiaries as of the Closing Date).
ARTICLE IV
MISCELLANEOUS
Section 4.1.    Authority; Effect. Each Party represents and warrants to and agrees with each other Party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such Party and do not violate any agreement or other instrument applicable to such Party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the Parties, or to constitute any of such Parties as members of a joint venture or other association.
Section 4.2.    Notices. The Holders shall appoint a Representative for purposes of all notices and other communications to be delivered to the Holders in connection with this Agreement, and all notices and other communications given to such Representative in accordance with this Section 4.2 shall be deemed to be validly given to all Holders. The initial Representative for the Holders shall be the Person specified below in this Section 4.2, provided that the Holders may appoint a replacement Representative with the written consent of all Holders, and provided, further that notice of such replacement and the address, email address and facsimile number of such replacement Representative is provided to the Company in accordance with this Section 4.2. Any notices, requests, demands and other communications required or permitted in this Agreement shall be effective if in writing and (i) delivered personally, (ii) sent by facsimile or e-mail, or (iii) sent by overnight courier, in each case, addressed as follows:
If to the Company to:

Computer Programs and Systems, Inc.
6600 Wall Street
Mobile, Alabama 36695
Attention: Boyd Douglas
Electronic Mail: Boyd.douglas@cpsi.com
Facsimile: 251-639-8214

with a copy (which shall not constitute notice) to:

Maynard, Cooper & Gale, P.C.
1901 Sixth Avenue North
2400 Regions Harbert Plaza

Birmingham, Alabama 35203
Attention: Gregory S. Curran
Electronic Mail: gcurran@maynardcooper.com
Facsimile: 205-254-1999

If to the Holders to:

Francisco Partners
One Letterman Drive
Building C – Suite 410
San Francisco, California 94129
Attention: Ezra Perlman
Electronic Mail: perlman@franciscopartners.com
Facsimile: 415-418-2999

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
Four Embarcadero Center
Suite 3800
San Francisco, California 94111-5994
Attention: Michael J. Kennedy
Electronic Mail: michael.kennedy@shearman.com
Facsimile: 415-616-1448

Unless otherwise specified herein, such notices or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) on the date received if delivered by facsimile or e-mail on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter and (iii) two (2) Business Days after being sent by overnight courier. Each of the Parties shall be entitled to specify a different address by giving notice as aforesaid to each of the other Parties.

Section 4.3.    Termination and Effect of Termination. This Agreement shall terminate, except for the provisions of Sections 3.9, 3.10, 3.12 and 3.13 and this Article IV that shall survive any such termination, upon the date that is the earlier to occur of (i) the date on which no Holder holds any Registrable Securities or (ii) the date on which the Company is no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and is no longer otherwise required to report on an annual or quarterly basis on forms provided for such annual or quarterly reporting pursuant to the rules and regulations promulgated by the SEC. No termination under this Agreement shall relieve any Person of liability for breach prior to termination. In the event this Agreement is terminated, each Person entitled to indemnification rights pursuant to Section 3.9 hereof shall retain such indemnification rights with respect to any matter that (i) may be an indemnified liability thereunder and (ii) occurred prior to such termination.

Section 4.4.    Permitted Transferees. Without prejudice to any other or similar conditions imposed hereunder with respect to any such Transfer, other than in connection with a sale made under a Registration Statement or pursuant to Rule 144, no Transfer of Registrable Securities will be effective unless the Person to whom or which the Transfer is being made (the “Permitted Transferee”), if not a Holder, has delivered to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company that the Permitted Transferee will be bound by the restrictions set forth in this Agreement with respect to the Holders of Registrable Securities. A Permitted Transferee to whom Registrable Securities are transferred pursuant to this Section 4.4 may not again Transfer those Registrable Securities to any other Permitted Transferee, other than as provided in this Section 4.4.
Section 4.5.    Remedies. The Parties shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The Parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies that may be available, each of the Parties shall be entitled to specific performance of the obligations of the other Parties and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances. No delay of or omission in the exercise of any right, power or remedy accruing to any Party as a result of any breach or default by any other Party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.
Section 4.6.    Amendments. This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by the Company and the Holders. In addition, each Party may waive any right hereunder by an instrument in writing signed by such Party.
Section 4.7.    Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
Section 4.8.    Consent to Jurisdiction. Each Party, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any Party is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this Agreement, the court in which such litigation is being heard shall be deemed to be included in clause (i) above. Notwithstanding the foregoing, any Party may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 4.2 hereof is reasonably calculated to give actual notice.
Section 4.9.    WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES THAT THIS SECTION 4.9 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
Section 4.10.    Binding Effect, Etc. This Agreement constitutes the entire agreement of the Parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the Parties and thereto and their respective heirs, representatives, successors and permitted assigns. Except as otherwise expressly provided herein, no Holder or other Party may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other Parties, and any attempted assignment or delegation in violation of the foregoing shall be null and void.
Section 4.11.    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

Section 4.12.    Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

COMPUTER PROGRAMS AND SYSTEMS, INC.

By:
Name:
Title:

AHR HOLDINGS, LLC

By:
Name:
Title:

FRANCISCO PARTNERS II, L.P.

By:
Name:
Title:

FRANCISCO PARTNERS PARALLEL FUND II, L.P.

By:
Name:
Title: